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                                                                    Exhibit 4.35

                                                                  EXECUTION COPY

                                OPTION AGREEMENT

      THIS AGREEMENT is made as of the Effective Date (defined below), by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation, headquartered at 345 Park Avenue, New York, New York 10145 USA ("BMS"), and GALEN (CHEMICALS) LIMITED, a corporation of the Republic of Ireland, with offices at 4 Adelaide Street, Dun Laoghaire, Co. Dublin, Republic of Ireland ("Galen"). Capitalized terms not otherwise defined herein shall have the meaning set forth in Article 1.

                              W I T N E S S E T H:
                               - - - - - - - - - -

            WHEREAS, pursuant to the terms of the LEO License Agreement, BMS is the exclusive licensee from LEO of certain patents and technical information within the Territory for the development and commercialization of products containing the Compound and that are sold under the trademark "Dovonex(R)" for use within the dermatological field; and

            WHEREAS, concurrently with the execution of this Agreement, BMS and Galen have entered into a Copromotion Agreement for the copromotion by Galen of the Products; and

            WHEREAS, subject to the terms of this Agreement, the Parties desire to grant to Galen the option to acquire certain rights and assets relating to the Product that are Controlled by BMS; and

            WHEREAS, subject to the terms of this Agreement and to the written consent of LEO, if Galen exercises the Option and there is a Closing, BMS shall, concurrently with the acquisition by Galen of such rights and assets, assign to Galen BMS' interests in the LEO License Agreement and the LEO Supply Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS.


      For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

            "Acquired Assets" means the rights and benefits to be assigned or sold at Closing to Galen pursuant to the Asset Purchase Agreement.

            "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be regarded as in control of another Person if it/he/she owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if it/he/she directly or indirectly possesses the power to direct or cause the direction of the
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management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

            "Agreement" means this agreement, together with all schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each Party hereto in accordance with Section 9.3.

            "Ancillary Agreements" means the LEO License Agreement, the LEO Supply Agreement, the Consent Agreement and the Copromotion Agreement.

            "Asset Purchase Agreement" has the meaning set forth in Section
2.1.4 hereof.

            "Business" means (x) in the case of BMS, the business of distributing, marketing and selling the Products in the Territory; and (y) in the case of Galen, the promotion of the Products pursuant to the Copromotion Agreement, in each case ((x) and (y)), as conducted by a Party and its Affiliates as of the Option Acceptance Date.

            "Closing" means the consummation of the Purchase Transaction in accordance with the Asset Purchase Agreement.

            "Closing Date" means the date on which the Closing occurs.

            "Competitive Business Product" means a fixed combination of vitamin D3 or any vitamin D3 analog with a corticosteroid; provided, however, that "Competitive Business Product" shall not include such a fixed combination sold over the counter (without a prescription) other than in a topical presentation. For sake of clarity and avoidance of doubt, a corticosteriod shall not be considered a vitamin D3 analog for purposes of the determination of whether a product is a Competitive Business Product.

            "Compound" means the crystalline vitamin D3 analogue MC 903 (molecular weight 412.62) that is licensed to BMS under the LEO License Agreement.

            "Consent Agreement" means the consent agreement entered into as of the date hereof among LEO, Galen and BMS.

            "Controlled by" means, with respect to any product, information or intellectual property right, that the applicable Party or Person, in whole or in part, owns or has a license to such product, information or intellectual property right and has the ability to grant access or a license (or a sublicense), as applicable, without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party or Person would be first required to grant such access, license or sublicense.



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            "Copromotion Agreement" means the Copromotion Agreement between BMS and Galen for the copromotion by Galen of the Products in the Territory of even date herewith, and as the same may be modified or supplemented hereafter.

            "Copromotion Term" means the period during which Galen is entitled to copromote the Product under the Copromotion Agreement.

            "Diligent Efforts" means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to its other products of similar market potential, profit potential or strategic value resulting from its own internal research efforts, based on conditions then prevailing.

            "Dovobet(R)" means any pharmaceutical preparation formulation containing both the Compound and the steroid betamethasone dipropionate, in all dosage forms, formulation, presentations and line extensions.

            "Effective Date" means April 1, 2003.

            "FDA" means the U.S. Food and Drug Administration.

            "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, foreign or domestic.

            "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental or Regulatory Authority.

            "LEO" means LEO Pharma A/S (formerly known as LEO Pharmaceutical Products Ltd.), a Danish entity, with offices at Industriparken 55, DK-2750 Ballerup, Denmark.

            "LEO License Agreement" means the agreement between BMS (as successor to E.R. Squibb & Sons, Inc.) and LEO for the development and commercialization of products containing the Compound in the Territory within the dermatological field dated September 28, 1989, as heretofore amended by amendments thereto dated as of July 6, 1992, April 8, 1993 and the date hereof and as attached hereto as Exhibit C, as such agreement may be amended, supplemented or modified from time to time in accordance with Section 2.6.6 of the Consent Agreement.

            "LEO Supply Agreement" means the agreement between Bristol-Myers Squibb Company and LEO for the supply to BMS by LEO of finished and packaged products containing the Compound for use in the Licensed Territory within the dermatological field dated April 8, 1993, as amended as of the date hereof and as attached hereto as Exhibit D, as such agreement may be amended, supplemented or modified from time to time in accordance with Section 2.6.6 of the Consent Agreement.

            "LEO Technical Information" means all information (including preclinical, chemical-pharmaceutical and clinical data or other scientific information or secret


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know-how about the Compound and any Product, or uses for a Product, as well as all information and secret know-how regarding the manufacture or packaging of a Product) that has been or will be disclosed by or licensed to BMS by LEO under the LEO License Agreement.

            "Net Sales" means the aggregate sales in the Territory of Products by Galen, its Affiliates, its licensees or by a Third Party who distributes such Product as agent or licensee of Galen, its Affiliates or its licensees (a "Third Party Partner"), in each case from the sale of a Product to independent Third Parties less the following amounts (to the extent not paid or reimbursed by the purchaser or transferee): sales returns and allowances, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged goods, recalls, returns, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors (including retailers), buying groups, health care insurance carriers or other institutions, freight and insurance charges billed to the customers, customs or excise duties, sales tax and other taxes (except income taxes) or duties relating to invoiced sales amounts, and any payment in respect of sales to any Governmental or Regulatory Authority in respect of any Federal or state Medicaid, Medicare or similar program, all as determined in accordance with generally accepted accounting principles on a basis consistent with Galen's audited financial statements, provided, however, that any deductions from aggregate sales described above in excess of eight percent (8%) shall not be taken into account for purposes of calculating Net Sales.

            "Option" has the meaning set forth in Section 2.1 hereof.

            "Option Acceptance Date" has the meaning set forth in the first paragraph of Article 4 hereof.

            "Party" means Galen or BMS, as the case may be. "Parties" means Galen and BMS.

            "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental or Regulatory Authority, or any other form of legal entity not specifically listed herein.

            "Product" means (x) all current pharmaceutical preparations for human use in final topical dosage forms which contain the Compound as a therapeutically active ingredient that have been approved as of the Effective Date by any Governmental or Regulatory Authority for use and sale in the Territory; and (y) all future pharmaceutical preparations for human use in final dosage forms which contain the Compound as a therapeutically active ingredient that are approved by any Governmental or Regulatory Authority in the Territory during the Copromotion Term, and that BMS is able to promote, and has accepted to promote, under the LEO License Agreement during the Copromotion Term; provided that the definition of Product shall not include Dovobet(R) except for purposes of the last sentence of Sections 2.1.1, 2.1.2, 2.1.3 and 2.2.3 and the whole of Articles 5 and 7. Product shall be in finished and packaged form for use by the end-user.



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            "Purchase Transaction" has the meaning set forth in Section 2.1 hereof.

            "Retained Information" means any and all books and records prepared and maintained by BMS in connection with the Business, including all regulatory files (including correspondence with regulatory authorities), market research data, and marketing data, that do not relate exclusively to the Business and are used in connection with BMS's or its Affiliates' conduct of the Business prior to the Closing Date or that are laboratory notebooks.

            "Territory" means the fifty (50) states of the United States of America and the District of Columbia, and any U.S. possessions and territories.

            "Third Party(ies)" means any Person other than: (1) Galen and BMS and (2) any Affiliates of Galen and BMS.

ARTICLE 2 - GRANT OF OPTION RIGHT TO GALEN; CHANGE IN CONTROL; PHASE IV STUDIES.


      2.1 Option Right. Subject to the terms of this Agreement, BMS hereby grants to Galen the option ("Option") to acquire certain rights and assets relating to the Product that are Controlled by BMS pursuant to the terms of the Asset Purchase Agreement (the "Purchase Transaction"). The Option shall be exercisable as follows:

            2.1.1 January 1, 2004. To exercise the Option, Galen shall give written notice (an "Option Notice") to BMS. If Galen gives an Option Notice on or prior to August 1, 2003, BMS shall, within thirty (30) days after receipt of the Option Notice, deliver written notice to Galen as to whether BMS desires to proceed with consummation of the Purchase Transaction, it being understood that, unless BMS affirmatively notifies Galen in writing within such 30-day period that BMS elects to proceed with consummation of the Purchase Transaction, no Purchase Transaction shall be consummated pursuant to this Section 2.1.1. BMS shall be entitled in its sole and absolute discretion to refuse to consummate the Purchase Transaction in response to such Option Notice (it being understood that if BMS fails to respond to such Option Notice within such 30-day period, such absence of response shall be deemed to be notice that BMS has elected not to proceed to consummate the Purchase Transaction). If BMS elects to proceed with consummation of the Purchase Transaction, then: (i) BMS and Galen will, within thirty (30) days thereafter, enter into an Asset Purchase Agreement pursuant to Section 2.1.4 hereof, and (ii) subject to Section 2.3 hereof and the terms and conditions of the Asset Purchase Agreement, the Purchase Transaction shall close during the first week of January 2004. Subject to Sections 2.2 and
2.3 hereof, (x) Galen will pay to BMS Three Hundred Million Dollars (US$300,000,000) at Closing (which amount shall be the up-front cash purchase price under the Asset Purchase Agreement set forth on Schedule 1.01(a) thereof), as adjusted pursuant to the Asset Purchase Agreement, and (y) BMS shall receive a twenty percent (20%) royalty on Net Sales of the Product pursuant to Article 5 hereof from the Closing Date through December 31, 2007.

            2.1.2 January 1, 2005. If Galen gives an Option Notice after August 1, 2003 but on or prior to August 1, 2004, BMS shall, within thirty (30) days after receipt of the Option Notice, deliver written notice to Galen as to whether BMS desires to proceed with consummation


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of the Purchase Transaction, it being understood that, unless BMS affirmatively notifies Galen in writing within such 30-day period that BMS elects to proceed with consummation of the Purchase Transaction, no Purchase Transaction shall be consummated pursuant to this Section 2.1.2. BMS shall be entitled in its sole and absolute discretion to refuse to consummate the Purchase Transaction in response to such Option Notice (it being understood that if BMS fails to respond to such Option Notice within such 30-day period, such absence of response shall be deemed to be notice that BMS has elected not to proceed to consummate the Purchase Transaction). If BMS elects to proceed with consummation of the Purchase Transaction, then: (i) BMS and Galen will, within thirty (30) days thereafter, enter into an Asset Purchase Agreement pursuant to Section 2.1.4 hereof, and (ii) subject to Section 2.3 hereof and to the terms and conditions of the Asset Purchase Agreement, the Parties shall close the Purchase Transaction during the first week of January 2005. Subject to Sections 2.2 and
2.3 hereof, (x) Galen will pay to BMS Two Hundred Fifty Million Dollars (US$250,000,000) at Closing (which amount shall be the up-front cash purchase price under the Asset Purchase Agreement set forth on Schedule 1.01(a) thereof), as adjusted pursuant to the Asset Purchase Agreement, and (y) BMS will receive a ten percent (10%) royalty on Net Sales of the Product pursuant to Article 5 hereof from the Closing Date through December 31, 2007.

            2.1.3 January 1, 2006. If Galen gives an Option Notice after August 1, 2004 but on or prior to August 1, 2005, then, (i) BMS and Galen will, within thirty (30) days thereafter, enter into an Asset Purchase Agreement pursuant to
Section 2.1.4 hereof, and (ii) subject to Section 2.3 hereof and the terms and conditions of the Asset Purchase Agreement, the Parties shall close during the first week of January 2006. Subject to Sections 2.2 and 2.3 hereof, (x) Galen will pay to BMS Two Hundred Million Dollars (US$200,000,000) at Closing (which amount shall be the up-front cash purchase price under the Asset Purchase Agreement set forth on Schedule 1.01(a) thereof), as adjusted pursuant to the Asset Purchase Agreement, and (y) BMS will receive a five percent (5%) royalty on Net Sales of the Product pursuant to Article 5 hereof from the Closing Date through December 31, 2007.

            2.1.4 Asset Purchase Agreement. On or prior to each of July 1, 2003, July 1, 2004 and July 1, 2005, respectively (unless the Purchase Transaction has been consummated prior to such date), Galen shall give BMS written notice if Galen is considering exercising the Option pursuant to Sections 2.1.1, 2.1.2 or 2.1.3, respectively. If Galen indicates that it is considering exercising the Option pursuant to any such Section, BMS shall, within 15 calendar days of receiving notice thereof, either (a) give Galen notice in writing that it is unwilling to engage in the Purchase Transaction pursuant to such Section 2.1.1,
2.1.2 or 2.1.3, as applicable, or (b) deliver to Galen the form of the Asset Purchase Agreement, in substantially the form attached as Exhibit A (the "Asset Purchase Agreement"), with updated draft disclosure schedules reflecting updates to BMS's disclosure schedules with respect to its representations and warranties since the date of this Agreement (other than any certified financial statements required by the Asset Purchase Agreement, which shall be delivered as set forth in the Asset Purchase Agreement). Galen shall have the right until the immediately following August 1 to confirm and negotiate any such updates to the extent they materially affect the value of the rights and assets subject to this Option Agreement and the Asset Purchase Agreement and to provide BMS with a firm written notice that it is exercising its Option under Sections 2.1.1, 2.1.2 or 2.1.3, as applicable; provided, that neither Party shall be under any obligation, express or


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implied, to change the Purchase Price. If firm written notice of Option exercise is given by Galen on a timely basis, then, in the event that BMS elects to proceed with consummation of the Purchase Transaction pursuant to Section 2.1.1 or 2.1.2 or is required to proceed with the consummation thereof pursuant to
Section 2.1.3, BMS and Galen will enter into the Asset Purchase Agreement. If Galen elects to deliver an Option Notice, then not later than five (5) business days after the Option Notice is received by BMS, Galen shall be entitled to update its representations and warranties and to set forth any exceptions to such representations and warranties in a schedule to the Asset Purchase
Agreement as Galen considers appropriate. BMS and Galen will consider in good faith other modifications or supplements to any terms that either believes are necessary to fully and appropriately reflect the transaction.

            2.1.5 Coordination Among Parts of 2.1. Except as set forth in
Section 2.2.4, delivery of an Option Notice by Galen to BMS that does not result in the consummation of the Purchase Transaction (other than due to a breach by Galen of the Asset Purchase Agreement or a failure by Galen to fulfill a Closing condition solely within its control, in each case that results in BMS terminating the Asset Purchase Agreement in accordance with its terms, or if the Asset Purchase Agreement is terminated for failure to receive necessary Governmental consents and approvals) shall not affect Galen's right to deliver subsequent Option Notices to BMS.

      Section 2.2 Effect of Change of Control.


            2.2.1 Change in Control. In the event that BMS undergoes a "Change in Control" (as defined in Section 2.2.5 below) after the Effective Date and prior to August 1, 2007, then Galen may give an Option Notice not earlier than the effective date of such Change in Control and not later than three (3) months after such Change in Control. If timely notification is given, then, (x) BMS and Galen will, within thirty (30) days thereafter, enter into the Asset Purchase Agreement pursuant to Section 2.1.4 hereof, and (y) subject to Section 2.3 hereof and the terms and conditions of the Asset Purchase Agreement, the Parties shall close the Purchase Transaction as soon as practicable but no later than four months thereafter.

            2.2.2 Effect on Up-Front Payment. The up-front payment to be inserted in an Asset Purchase Agreement executed pursuant to Section 2.2.1 shall depend on the actual Closing Date and shall be determined as follows:

                  2.2.2.1 if any Closing pursuant to such Change in Control occurs prior to January 1, 2004, the up-front amount shall be the same figures as if a Closing pursuant to Section 2.1.1 shall have occurred;

                  2.2.2.2 if any Closing pursuant to such Change in Control occurs on or after January 1, 2004 and on or prior to January 1, 2006, then the up-front payment shall be equal to:

                      $300,000,000 - ($100,000,000 x M/24)

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      where M equals the number of full calendar months that have elapsed since
      January 1, 2004 until the Closing Date. For example, if the Closing occurs on April 1, 2004, the up-front payment would be $287,500,000.

                  2.2.2.3 if any Closing pursuant to such Change in Control occurs after January 1, 2006 and on or prior to December 31, 2007, then the up-front payment shall be equal to:

                      $200,000,000 - ($100,000,000 x N/24)

      where N equals the number of full calendar months that have elapsed since January 1, 2006 until the Closing Date. For example if a Closing occurs on July 1, 2006, the up-front payment would be $175,000,000; if Closing occurs on July 1, 2007, the up-front payment would be $125,000,000.

            2.2.3 Effect on Royalty Rate. The royalty rate payable pursuant to
Article 5 below on Net Sales of the Product from the Closing Date through December 31, 2007 shall depend on the actual Closing Date and shall be determined as follows:


                  2.2.3.1 if any Closing pursuant to such Change in Control occurs prior to January 1, 2004, the royalty rate shall be the same figure as if a Closing pursuant to Section 2.1.1 shall have occurred;

                  2.2.3.2 if any Closing pursuant to such Change in Control occurs on or after January 1, 2004 and prior to January 1, 2005, the royalty rate shall be:

                               20% - (10% x M/12)

            where M equals the number of full calendar months that have elapsed since January 1, 2004 until the Closing Date. For example, if the Closing occurs on April 1, 2004, the royalty rate would be 17.5%.

                  2.2.3.3 if any Closing pursuant to such Change in Control occurs on or after January 1, 2005 and on or prior to December 31, 2005, then the royalty rate shall be:

                                10% - (5% x M/12)

            where M equals the number of full calendar months that have elapsed since January 1, 2005 until the Closing Date. For example, if the Closing occurs on April 1, 2005, the royalty rate would be 8.75%.

                  2.2.3.4 if any Closing pursuant to such Change in Control occurs on or after January 1, 2006 and on or prior to December 31, 2007, then the royalty rate shall be 5%.



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            2.2.4 Coordination with Section 2.1. If July 31, 2003, July 31,
2004, or July 31, 2005 should occur during the three-month period following a Change in Control, then Galen may elect to enter into and consummate the Purchase Transaction, if at all, only pursuant to Section 2.2 and not pursuant to such Section 2.1.1, 2.1.2, or 2.1.3, as the case may be; provided, that Galen does not waive any rights it may have to elect to enter into and consummate the Purchase Transaction pursuant to Section 2.1.2 or 2.1.3, as the case may be, that would apply to any succeeding year after the year in which such Change in Control occurs.

            2.2.5 Definition of Change in Control. For purposes of this Section 2.2, the term "Change in Control" means any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange, or otherwise) which, directly or indirectly, (i) transfers over 50% of the assets of BMS to any Person other than an Affiliate of BMS, or (ii) results in any Person and/or any of its Affiliates (other than an Affiliate of BMS) becoming the beneficial owner, directly or indirectly, of fifty percent (50%) or more of those securities of BMS entitled to vote for the election of directors of BMS.

      2.3 Delay in Receipt of Governmental Approvals. If receipt of any governmental approval or expiration of any waiting period applicable to the Purchase Transaction (e.g. HSR waiting period) should result in a delay in the consummation of the Purchase Transaction until after the desired closing date set forth in Section 2.1.1, 2.1.2, 2.1.3 or 2.2.1, as the case may be, the delay shall not affect the Up-Front Cash Purchase Price (as defined in the Asset Purchase Agreement) to be paid by Galen under the Asset Purchase Agreement or the applicable royalty rate on Net Sales to be paid by Galen as set forth in the applicable Section 2.1.1, 2.1.2, 2.1.3 or 2.2.

ARTICLE 3 - COVENANTS PRIOR TO CLOSING.

      3.1 Payment of Dovobet(R) Royalty. From the date hereof until the earlier of December 31, 2007 and the Closing Date (the "Dovobet(R) Period"), Galen shall pay to BMS, within sixty (60) days after the end of each calendar quarter, a non-creditable and non-refundable earned royalty equal to 20% of Net Sales, if any, of Dovobet(R) (and no other Products) during each calendar quarter during the Dovobet(R) Period. Such royalty payments shall be made directly by Galen to BMS. Galen's obligation to make such payments shall be unconditional and irrevocable and shall not be subject to offset or credit. The payment mechanics and limitations with respect to Royalty Payments set forth in Sections 5.2 through 5.7 hereof shall apply, mutatis mutandis, to the royalty payments pursuant to this Section 3.1. Galen represents and warrants that, under its agreements with LEO, Galen will be entitled to book sales of Dovobet(R) from and after the Closing. Galen covenants and agrees that no termination, waiver, modification, release or amendments of, to or from its agreements with LEO will be made voluntarily by Galen from and after the Effective Date without the prior written consent of BMS (which consent shall not unreasonably withheld) if such change would adversely affect Galen's ability to book sales of Dovobet(R); provided that the foregoing consent obligation shall not apply to termination by Galen of an agreement for material breach by LEO.

      3.2 Publicity. Except as otherwise required by law or applicable stock exchange requirements, prior to Closing, no Party shall, and each Party shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or


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public announcement with respect to the transactions contemplated by this
Agreement without the express prior written approval of the other Parties, which approval shall not unreasonably be withheld. The content of the initial press release announcing the execution of this Agreement shall be mutually agreed by all Parties hereto.

      3.3 Access. Prior to the execution and delivery of the Asset Purchase Agreement BMS shall give to Galen, upon reasonable prior notice and no more than once per year plus once following the Option Acceptance Date, reasonable access to the books, records and personnel related to the Products and the Business for the purpose of enabling Galen to decide whether to exercise the Option and to confirm the representations and warranties in the Asset Purchase Agreement.

      3.4 No Sale. From the date hereof until the execution and delivery of the Asset Purchase Agreement, BMS shall not, nor shall its representatives, Affiliates or agents, entertain, negotiate or enter into any agreement for, or take any steps to consummate, the sale or disposition of the Acquired Assets or any material portion of the Acquired Assets with any Person other than Galen; provided that the foregoing shall not apply with respect to any transaction occurring directly or indirectly as a result of a Change of Control or the sale of all or substantially all of BMS' pharmaceutical business.

ARTICLE 4 - COVENANTS FOLLOWING OPTION ACCEPTANCE DATE UNTIL EXECUTION OF ASSET
            PURCHASE AGREEMENT.


      This Article 4 shall have no force and effect unless and until Galen provides BMS with an Option Notice that is accepted by BMS under Section 2.1.1 or 2.1.2 or that is delivered under Section 2.1.3 or 2.2.1 hereof. Following the date of such acceptance (or of such delivery) (the "Option Acceptance Date") and until the date of the execution of the Asset Purchase Agreement (or for such longer period as set forth in Section 4.2.3), the following shall apply:

      4.1 Conduct of the Business. Each Party and its Affiliates shall continue to perform its obligations under the Ancillary Agreements. BMS and Galen shall, and shall cause their respective Affiliates to, operate the Business following the Option Acceptance Date only in the ordinary course of business consistent with past practices and shall, and shall cause its Affiliates to, use its or their reasonable efforts to preserve intact the Business.

      4.2 Confidentiality.


            4.2.1 Galen shall use its commercially reasonable efforts to keep confidential the information being provided to it in connection with this Agreement and the consummation of the other transactions contemplated hereby except that Galen may disclose such confidential information (i) to its counsel,
(ii) to the extent such information is already public at the time it is disclosed, (iii) in connection with pursuing any remedies under this Agreement or as required by applicable Law, (iv) to prospective lenders (to the extent required by such lenders) all information relating to the Business delivered to such persons in connection with the financing of the transactions contemplated by this Agreement, and (v) Retained Information relating to the Business may be publicly disclosed (A) if and to the extent required by applicable Law or (B) with the written consent of BMS (not to be unreasonably withheld).



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            4.2.2 Each of Galen and BMS agrees that the terms of this Agreement and the Asset Purchase Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement and the Asset Purchase Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In respect of the foregoing, the parties acknowledge that Galen expects to be required by Law to file this Agreement and the Asset Purchase Agreement with the U.S. Securities and Exchange Commission. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

            4.2.3 BMS shall use commercially reasonable efforts to keep confidential, and to cause its Affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to the Business, except (i) as required to be disclosed by BMS or its Affiliates under any of its Ancillary Agreements with LEO or any of its Affiliates, (ii) as used by BMS and its Affiliates in the manufacture, development, use and sale of the products other than a Competitive Business Product, and (iii) in connection with pursuing any remedies under this Agreement or as required by Law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 4.2.3. The covenant set forth in this Section 4.2.3 shall terminate five (5) years after the Closing.

ARTICLE 5 - EARN-OUT ROYALTIES PAYABLE TO BMS FOLLOWING CLOSING.


      5.1 Royalty. In addition to the Up-Front Cash Purchase Price paid to BMS by Galen pursuant to (and as defined in) the Asset Purchase Agreement, Galen shall pay to BMS from the Closing Date through and including December 31, 2007 (the "Royalty Term") a non-creditable and non-refundable earned royalty at the rate determined pursuant to Article 2 (the "Royalty Payments") on Net Sales of the Product during the Royalty Term. The Royalty Payments shall be made directly by Galen to BMS. Galen's obligation to make the Royalty Payments shall be unconditional and irrevocable and shall not be subject to offset or credit. Galen may arrange for any licensee of the Product who is entitled to book sales in the Territory to make the Royalty Payments to BMS directly; provided, that Galen shall remain jointly and severally responsible with the licensee for the payment of any Royalty Payments. Galen represents and warrants that, under its agreements with LEO, Galen will be entitled to book sales of the Product from and after the Closing. Galen covenants and agrees that no termination, waiver, modification, release or amendments of, to or from its agreements with LEO will be made voluntarily by Galen from and after the Effective Date without the prior written consent of BMS (which consent shall not be unreasonably withheld) if such change would adversely affect Galen's ability to book sales of the

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                                                                  EXECUTION COPY


Product; provided that the foregoing consent obligation shall not apply to termination by Galen of an agreement for a material breach by LEO.

      5.2 End User. There shall be no obligation to pay royalties to BMS under this Article 5 on sales of Product between Galen, its Affiliates, its licensees and its Third Party Partners, but in such instances the obligation to pay royalties shall arise only upon the last sale by Galen, its Affiliates, its licensees, or Galen's Third Party Partners to unrelated Third Parties, such as end users and distributors. Royalties due under this Article 5 shall be deemed to accrue when Product is shipped or billed, whichever event shall first occur.

      5.3 Manner of Payment. All payments hereunder shall be in United States dollars in immediately available funds and shall be made by electronic funds transfer to such bank account as may be designated from time to time by BMS.

            5.3.1 Late Payment. Any payment, including, without limitation, royalty payments, made by Galen hereunder after the date such payment is due, shall bear interest at the lesser of: (a) two percent (2%) above the prime commercial lending rate as published by Citibank, N.A., New York, New York, as of the date such payment was due, or (b) the maximum rate permitted by applicable law (the "Interest Rate"). The Interest Rate shall be calculated from the date payment was due until actually received by BMS.

            5.3.2 Underpayment. If an Inspection (as defined in Section 5.7 hereafter) reveals an underpayment, then Galen shall promptly make up such underpayment with interest at the Interest Rate.


      5.4 Withholding Taxes. Where required to do so by applicable Law, Galen shall withhold taxes required to be paid to a taxing authority in connection with any Royalty Payments to BMS hereunder, and Galen shall promptly furnish BMS with satisfactory evidence of such withholding and payment. Galen shall cooperate with BMS in obtaining exemption from withholding taxes where available under applicable Law.

      5.5 Statements. All Royalty Payments made to BMS hereunder shall be made within sixty (60) days after the end of each calendar quarter during the Royalty Term and shall be accompanied by a written statement setting forth in reasonable detail the calculation thereof, including the gross amount billed or invoiced by Galen, its Affiliate, its sublicensees and any Third Party Partner for the sale and/or distribution for the Product, permitted itemized deductions against such gross amount, and Net Sales, calculated pursuant to Section 5.1, both in the aggregate and by each shelf keeping unit (SKU).

      5.6 Record Keeping. Galen shall keep and maintain, and shall cause its Affiliates, sublicensees and Third Party Partners, to keep and maintain, complete and accurate books of account and records of all sales of the Products in a manner adequate to enable Galen to calculate Net Sales and shall retain such books and records for a period of three years from the last day of the calendar quarter in which such sales were made.

                                                                  EXECUTION COPY


      5.7 Inspection. Upon at least two weeks' prior written notice, Galen shall, and shall cause its Affiliates, its sublicensees and Third Party Partners to make such books of account and records available for inspection by BMS representatives during normal business hours at the principal offices of such entity, as the case may be, for the sole purpose of determining whether appropriate accounting and payment have been made hereunder (the "Inspection"). Such review and access shall be permitted once per year and only with respect to the three-year period prior to the year in which the audit occurs. Such BMS representatives shall be subject to such reasonable and appropriate confidentiality obligations as may be required and after the Inspection may reveal to BMS only whether there exist any errors in payment and, if an error exists, the amount of such error(s) and the calculation thereof, and no additional or any other information. Results of any such examination shall be made available to both Parties. BMS shall bear the cost of any such Inspection; provided, that in the event the Inspection discloses that any payments made to BMS hereunder for any accounting period were deficient by more than five percent (5%), Galen shall reimburse BMS for the cost of such Inspection. If Net Sales or payments have been understated, unpaid amounts shall be paid promptly in accordance with this Article 5.

      5.8 Diligent Efforts. Galen will use Diligent Efforts to promote and commercialize the Product in the Territory during the Royalty Term in accordance with applicable Law.


      5.9 Adverse Events. Except as set forth in the Asset Purchase Agreement, BMS shall have no responsibility or liability for the maintenance of any Regulatory Approvals for the Product or for the reporting of adverse events to the FDA as required under applicable Law with respect to the Product after the Closing Date.


ARTICLE 6 - REPRESENTATIONS AND WARRANTIES.


      6.1 Mutual Representations and Warranties. Each Party represents and warrants to each of the other Parties that, as of the Effective Date:


            6.1.1 Representations of Authority. It has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and, subject to Section 6.1.2 hereof, that it has the right to grant to the other the rights granted pursuant to this Agreement.


            6.1.2 Consents. Subject to the execution and delivery of the Consent Agreement in the form attached as Exhibit B hereto, all necessary consents, approvals and authorizations of all Governmental or Regulatory Authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been or, if not reasonably capable of being obtained prior to the Effective Date, shall be obtained.

            6.1.3 No Conflict. Notwithstanding anything to the contrary in this Agreement, but subject to the execution and delivery of the Consent Agreement in the form attached as Exhibit B hereto, the execution and delivery of this Agreement, the performance of such Party's obligations in the conduct of this Agreement and the licenses and sublicenses to be granted pursuant to this Agreement (a) do not and will not conflict with or violate any requirement of

                                                                  EXECUTION COPY


applicable Laws existing as of the Effective Date and (b) do not and will not conflict with, violate, breach or constitute a default or require any consent under, any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date, except for such consents as shall have been obtained prior to the Effective Date hereof.

            6.1.4 Enforceability. This Agreement has been duly executed by it, has been authorized by all necessary corporate action, and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.


      6.2 Representation of Galen. Galen represents and warrants that it will not provide any Option Notice under this Agreement unless and until it has sufficient funds and/or financing available to it to consummate the Purchase Transaction.


      6.3 Representation of BMS. BMS represents and warrants that is has been duly and validly substituted for E.R. Squibb & Sons, Inc. as a party to the LEO License Agreement.

ARTICLE 7 - TERMINATION OF EXISTING AGREEMENTS; NOTICES


      7.1 Termination of Existing Agreements at Closing. Upon Closing, the Parties agree that the Copromotion Agreement shall automatically terminate. All terms and conditions which are intended to survive termination under the Copromotion Agreement and that would otherwise have survived if such agreement had terminated upon expiration of the term thereof shall continue to survive the termination of such agreement pursuant to this Section 7.1.

      7.2 Release and Waiver. At the Closing Date, Galen, on behalf of itself and its Affiliates, including its and their administrators, successors, assigns, officers, directors, employees, agents, and trustees (all of the foregoing being referred to in this paragraph as "Releasors"), hereby releases, acquits and forever discharges BMS and its Affiliates, including its and their administrators, successors, assigns, officers, directors, employees, attorneys, agents, and trustees (all of the foregoing referred to in this paragraph as "Releasees") from all debts, demands, actions, causes of action, suits, accounts, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, arising out of or in connection with any breach by BMS of its performance obligations to Galen under the Copromotion Agreement prior to the Closing Date; provided, however, that nothing contained herein is intended to or shall release, waive or discharge any obligations that a Party may have with respect to: (i) its indemnification and hold harmless obligations (and any defense obligations associated therewith) that survive under the Copromotion Agreement, as more fully set forth in Section 7.2.1 hereof, (ii) BMS' obligations to pay Performance Compensation (as defined in the Copromotion Agreement) or expenses required to be reimbursed to Galen under the Copromotion Agreement for copromotion services provided by Galen prior to Closing, (iii) Galen's obligation to reimburse BMS for expenses required to be reimbursed to BMS under the Copromotion Agreement and arising prior to the Closing Date; or (iv) breach after the Closing Date of a Party's or its Affiliates' obligations under any of the Ancillary Agreements that survive the termination of such Ancillary Agreements. This Article 7.2 shall survive the Closing and any termination of this Agreement.

                                                                  EXECUTION COPY


            7.2.1 Indemnification Obligations Under Copromotion Agreement. BMS shall continue to indemnify Galen, and Galen shall continue to indemnify BMS, as provided in Article 14 and Section 5.5 of the Copromotion Agreement with respect to Product sold by BMS prior to the Closing Date. Galen shall continue to indemnify BMS as provided in Section 3.6.8 of the Copromotion Agreement.

      7.3 Notices. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

      (a) If to BMS:

          Bristol-Myers Squibb U.S. Pharmaceutical Group
          777 Scudders Mill Road
          Plainsboro, NJ  08536
          Attention: President - U.S. Pharmaceutical Group

          with a copy to the attention of the "Vice President and Senior Counsel
          - USPG" at the same address and a copy to the attention of the Vice President - Alliance Management at Bristol-Myers Squibb Company, Route 206 at Province Line Road, Princeton, New Jersey 08543-4000.

      (b) If to Galen:

          Galen (Chemicals) Limited.
          4 Adelaide Road
          Dun Laoghaire, Co. Dublin
          Attention: Senior Vice President - Finance

          with a copy to the attention of the "Senior Vice President, Business Development and General Counsel" at 100 Enterprise Drive, Rockaway, New Jersey 07866.

          All notices shall be deemed given when received by the addressee.

          ARTICLE 8 - TERM AND TERMINATION

      8.1 Term. This Agreement shall commence upon the Effective Date and, unless sooner terminated by mutual written consent of all the Parties, shall terminate on the earlier of (i) the termination of the Copromotion Agreement in accordance with its terms, or (ii) the Closing; provided that Section 4.2.3 and Articles 5, 7 and 9 shall survive any such termination pursuant to clauses (i) or (ii) above.

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                                                                  EXECUTION COPY




ARTICLE 9 - MISCELLANEOUS PROVISIONS.


      9.1 Assignment. No Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that each Party (i) may assign its rights and obligations hereunder to an Affiliate without the prior consent of the other Party (although, in such event, the assigning Party shall remain jointly and severally responsible and liable with such Affiliate for the performance of all of representations, warranties, obligations and agreements of the assigning Party set forth herein) and (ii) may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business assets relating to its pharmaceutical business; provided, that such successor or purchaser has agreed in writing to assume all of such Party's rights and obligations hereunder and a copy of such assumption is provided to the other Party hereunder.

      9.2 Non-Waiver. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.


      9.3 Entirety of Agreement. This Agreement, together with the Exhibits hereto, and the Ancillary Agreements where herein referenced, contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written understandings, agreements, representations and warranties with respect to such subject matter or on which the Parties may have relied. This Agreement (and any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the Party against whom enforcement of any release, waiver, change or supplement is sought. This Agreement shall not be strictly construed against any Party hereto. Paragraph headings are for convenience only and shall not be considered in interpreting this Agreement.

      9.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE OTHER THAN SECTIONS 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

      9.5 Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between any Party with the other Party. Except as otherwise expressly provided herein, no Party may act on behalf of the other Party, and no Party may make (or has any authority to make) any representation, warranty or commitment, whether

                                                                  EXECUTION COPY


express or implied, on behalf of the other Party or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the acts of the other Party. The relationship of the Parties under this Agreement is, and is intended to be, one of independent contractors hereunder.

      No Party shall have any responsibility for the hiring, firing, compensation or benefits of the other Party's employees, and all compensation and benefits to be paid to any employee or representative of a Party shall be the responsibility of the Party engaging such individual. No Party may create, assume, or impose any contractual or other obligation or liability on behalf of the other Party without said Party's duly authorized prior written approval.

      9.6 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

      9.7 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Asset Purchase Agreement or any transaction contemplated hereby or thereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.7. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Asset Purchase Agreement, or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      9.8 Waiver of Jury Trial. Each Party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Related Instrument. Each Party hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Related Instruments, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.

                                                                  EXECUTION COPY


      9.9 Attorney Fees. A Party in breach of this Agreement shall, on demand, indemnify and hold harmless each other Party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other Party may be entitled.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

                                                                  EXECUTION COPY




      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

BRISTOL-MYERS SQUIBB                            GALEN (CHEMICALS) LIMITED
COMPANY

By:                                             By:
    ------------------------                       -----------------------------
Name:                                           Name:
     ------------------------                       ----------------------------
Title:                                          Title:
     ------------------------                         --------------------------

                                LIST OF EXHIBITS

Exhibit A   -   Form of Asset Purchase Agreement

Exhibit B   -   Consent Agreement

Exhibit C   -   LEO License Agreement

Exhibit D   -   LEO Supply Agreement

                                                                      FINAL FORM




================================================================================



                            ASSET PURCHASE AGREEMENT

                                     between

                          BRISTOL-MYERS SQUIBB COMPANY
                                    as Seller



                                       and



                            GALEN (CHEMICALS) LIMITED
                                  as Purchaser



                             Dated as of {_________}




================================================================================

                                                                      FINAL FORM


                                TABLE OF CONTENTS

                                                                              PAGE
ARTICLE I. SALE AND PURCHASE OF ASSETS......................................    1

      SECTION 1.01.   Purchase and Sale.....................................    1

      SECTION 1.02.   Transfer of Assets....................................    1

      SECTION 1.03.   Assumed Liabilities...................................    3

      SECTION 1.04.   Closing...............................................    5

      SECTION 1.05.   Risk of Loss..........................................    6

      SECTION 1.06.   Up-Front Cash Purchase Price Adjustment...............    6

      SECTION 1.07.   Unanticipated Discounting Purchase Price Adjustment...    7

      SECTION 1.08.   Inventory.............................................    7

      SECTION 1.09.   Rebates; Chargebacks; Returns Handling................    8

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER........................   10

      SECTION 2.01.   Organization..........................................   11

      SECTION 2.02.   Authority; Execution and Delivery; Enforceability.....   11

      SECTION 2.03.   Consents and Approvals; No Violations.................   11

      SECTION 2.04.   Financial Statements..................................   12

      SECTION 2.05.   [Intentionally omitted]...............................   12

      SECTION 2.06.   Title of Assets.......................................   12

      SECTION 2.07.   Intellectual Property.................................   12

      SECTION 2.08.   Contracts.............................................   13

      SECTION 2.09.   Compliance with Law...................................   14

      SECTION 2.10.   Litigation............................................   15

      SECTION 2.11.   Brokers or Finders....................................   16

      SECTION 2.12.   Registrations.........................................   16

                                                                      FINAL FORM


      SECTION 2.13.   Medical Information...................................   16

      SECTION 2.14.   Websites and Domain Names.............................   16

      SECTION 2.15.   Conduct of Business...................................   16

      SECTION 2.16.   Knowledge.............................................   16

      SECTION 2.17.   Inventory.............................................   16

      SECTION 2.18.   Conduct  Since Option Acceptance Date.................   17

      SECTION 2.19.   No Other Representations or Warranties................   17

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER....................   17

      SECTION 3.01.   Organization..........................................   17

      SECTION 3.02.   Authority; Execution and Delivery; Enforceability.....   17

      SECTION 3.03.   Consents and Approvals; No Violations.................   17

      SECTION 3.04.   Brokers and Finders...................................   18

      SECTION 3.05.   No Proceedings........................................   18

      SECTION 3.06.   Availability of Funds.................................   18

      SECTION 3.07.   No Other Purchaser Representations or Warranties......   18

ARTICLE IV. COVENANTS.......................................................   19

      SECTION 4.01.   Conduct of the Business...............................   19

      SECTION 4.02.   Access to Information.................................   19

      SECTION 4.03.   Confidentiality.......................................   20

      SECTION 4.04.   Best Efforts..........................................   21

      SECTION 4.05.   Regulatory Approvals..................................   21

      SECTION 4.06.   Transfer Taxes; Purchase Price Allocation.............   21

      SECTION 4.07.   Publicity.............................................   22

      SECTION 4.08.   Supplemental Disclosure...............................   22

      SECTION 4.09.   Further Assurances....................................   22

                                                                      FINAL FORM


      SECTION 4.10.   No Use of Certain Names...............................   23

      SECTION 4.11.   Bulk Transfer Laws....................................   23

      SECTION 4.12.   Customer Notifications................................   23

      SECTION 4.13.   Termination of Contracts..............................   24

      SECTION 4.14.   Post-Closing Cooperation..............................   24

      SECTION 4.15.   Covenant Not to Compete...............................   25

      SECTION 4.16.   NDC...................................................   25

      SECTION 4.17.   Returns...............................................   25

      SECTION 4.18.   NDA Maintenance; Adverse Experience...................   26

      SECTION 4.19.   Audited Financial Statements..........................   26

ARTICLE V. CONDITIONS.......................................................   27

      SECTION 5.01.   Deliveries at Closing.................................   27

      SECTION 5.02.   Conditions to Each Party's Obligations................   27

      SECTION 5.03.   Conditions Specific to Obligations of Purchaser.......   28

      SECTION 5.04.   Conditions to Obligations of Seller...................   29

      SECTION 5.05.   Waiver of Closing Conditions..........................   29

      SECTION 5.06.   Frustration of Closing Conditions.....................   29

ARTICLE VI. TERMINATION AND AMENDMENT.......................................   30

      SECTION 6.01.   Termination...........................................   30

      SECTION 6.02.   Effect of Termination.................................   30

      SECTION 6.03.   Amendments and Waivers................................   30

ARTICLE VII. SURVIVAL; INDEMNIFICATION......................................   31

      SECTION 7.01.   Survival of Representations...........................   31

      SECTION 7.02.   Indemnification by Seller.............................   31

      SECTION 7.03.   Indemnification by Purchaser..........................   32

                                                                      FINAL FORM


      SECTION 7.04.   Calculation of Losses.................................   32

      SECTION 7.05.   Termination of Indemnification........................   32

      SECTION 7.06.   Procedures............................................   33

      SECTION 7.07.   Sole Remedy; No Additional Representations............   34

      SECTION 7.08.   Limitations on Liability..............................   35

ARTICLE VIII. MISCELLANEOUS.................................................   36

      SECTION 8.01.   Notices...............................................   36

      SECTION 8.02.   Definitions; Interpretation...........................   36

      SECTION 8.03.   Descriptive Headings..................................   43

      SECTION 8.04.   Counterparts..........................................   43

      SECTION 8.05.   Entire Agreement......................................   43

      SECTION 8.06.   Fees and Expenses.....................................   43

      SECTION 8.07.   Governing Law.........................................   43

      SECTION 8.08.   Specific Performance..................................   43

      SECTION 8.09.   Assignment............................................   44

      SECTION 8.10.   Successors and Assigns................................   44

      SECTION 8.11.   Severability..........................................   44

      SECTION 8.12.   Consent to Jurisdiction...............................   44

      SECTION 8.13.   Waiver of Jury Trial..................................   45

      SECTION 8.14.   Attorney Fees.........................................   45


Exhibit A   --   Form of Assumption Agreement

Exhibit B   --   Form of General Assignment and Bill of Sale

Exhibit C   --   Form of Assignment of Internet Names

Exhibit D   --   Form of Assignment of Trademarks

                                                                      FINAL FORM


Schedule 1.01(a)   --   Up-Front Cash Purchase Price

Schedule 1.04(c)   --   Account of Seller

Schedule 2.03(a)   --   Violations

Schedule 2.03(b)   --   Consents and Approvals

Schedule 2.07(a)   --   Intellectual Property

Schedule 2.07(b)   --   Exceptions to Intellectual Property

Schedule 2.08   --   Contracts with Respect to the Business

Schedule 2.09(a)   --   Exceptions to Compliance with Law

Schedule 2.09(b)(i)   --   Exceptions to FDA Compliance

Schedule 2.09(b)(ii)   --  FDA Notice Since January 1, 1996

Schedule 2.10   --   Litigation

Schedule 2.12   --   Registrations

Schedule 2.14   --  Websites and Domain Names

Schedule 4.01   --  Exceptions to Conduct of Business in the Ordinary Course

Schedule 7.02(b)   --   Limitations on Seller's Indemnification Obligations

Schedule 8.02(a)  --  Representatives




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       ASSET PURCHASE AGREEMENT dated as of _________, 200__ (the "Agreement
Date") between Bristol-Myers Squibb Company, a Delaware corporation ("Seller"), and Galen (Chemicals) Limited, a Republic of Ireland corporation ("Purchaser").

       Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Assets (Section 8.02(b) identifies the sections of this Agreement in which this term and other capitalized terms used herein and not defined in Section 8.02(a) are defined). In addition, Purchaser has agreed to assume from Seller the Assumed Liabilities.

       Accordingly, the Parties hereby agree as follows:

                                   ARTICLE I.
                           SALE AND PURCHASE OF ASSETS

       SECTION 1.01. PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller and its Affiliates, all the right, title and interest of Seller and such Affiliates in, to and under the Acquired Assets, for (a) the amount set forth on Schedule 1.01(a), payable in immediately available funds at Closing as set forth in Section 1.04, minus the Up-Front Cash Purchase Price adjustment, if any, determined in accordance with Section 1.06(a), as further adjusted pursuant to Section 1.07 (the "Up-Front Cash Purchase Price"), (b) the royalties payable by Purchaser to Seller following the Closing under Article 3 of the Option Agreement (the "Royalties") (the Up-Front Purchase Price and the Royalties referred to herein as the "Purchase Price"),
(c) the payments in respect of Inventory required by Section 1.08, and (d) the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the "Acquisition".

       SECTION 1.02. TRANSFER OF ASSETS. (a) The term "Acquired Assets" means all Seller's and its Affiliates' rights, title and interest in, to and under those certain assets set forth below:

       (i)    the Intellectual Property;

       (ii)   the Inventory;

       (iii) Seller's right, title and interest in and to any and all regulatory files (including correspondence with regulatory authorities), registrations (including any IND and NDA for the Product), applications, approvals, licenses and permits exclusively relating to the Business or the Acquired Assets (including the Products) as of the Closing Date from any applicable regulatory authority in the Territory, in each case to the extent transferable in light of legal, contractual, and regulatory considerations;

       (iv) Seller's rights and interests in and to the LEO License Agreement and LEO Supply Agreement, where and to the extent arising from and after the Closing;
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                                                                      FINAL FORM


       (v) all marketing materials, research data, customer and sales information, product literature, promotional materials and data, advertising and display materials and all training materials in whatever medium (e.g., audio, visual or print) exclusively related to the Business or to the Acquired Assets (including the Products), in each case to the extent transferable in light of legal, contractual and practical considerations;

       (vi) all records, customer contracts, and recorded information, including customer and supplier lists, that are exclusively related to the Business or the Acquired Assets, in each case to the extent transferable in light of legal, contractual and practical considerations, other than records and recorded information relating to the LEO Patents and LEO Technical Information; and

       (vii) all the rights relating to the Acquired Assets set forth in clauses (i) and (iii) above, including all claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff and Third Party warranties, guaranties and similar contractual rights as to Third Parties held by or in favor of Seller or any of its Affiliates.

       (b) [Intentionally omitted]

       (c) Purchaser acknowledges and agrees that it is not acquiring from Seller or its Affiliates any rights, title or interest in, to and under any of the following assets (the "Excluded Assets"):

       (i) any real estate owned or leased by Seller or any of its Affiliates;

       (ii)   all cash and cash equivalents of Seller or any of its Affiliates;

       (iii)  any patent rights, including without limitation the LEO Patents;

       (iv) any technical information or know-how relating to the manufacture of the Compound or Product, including without limitation the LEO Technical Information;

       (v)    the Names;

       (vi)   all Accounts Receivable;

       (vii) any assets, properties or rights of Seller or any of its Affiliates other than the Acquired Assets;

       (viii) except as conveyed pursuant to Section 1.08, any inventories of the Business, including raw materials, goods in process, finished goods, packaging supplies and labels;

       (ix) any manufacturing equipment and packaging assets used in the manufacture of the Products, and any warranty rights applicable to such manufacturing equipment;



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       (x)    any refund or credit of Taxes attributable to any Excluded Tax
              Liability;

       (xi) all rights, claims and credits of Seller or any of its Affiliates, relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability;

       (xii) all rights of Seller or any of its Affiliates under this Agreement and the Ancillary Agreements and Related Instruments; and

       (xiii) all Retained Information, except as set forth in Section 4.02(b).

       (d) Purchaser shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of Seller or any of its Affiliates, other than the Assumed Liabilities, and free and clear of all Liens, other than Permitted Liens.

       SECTION 1.03. ASSUMED LIABILITIES. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing, Purchaser shall pay, perform and discharge when due, only the following liabilities, obligations and commitments of Seller and its Affiliates (the "Assumed Liabilities").

       (i) except to the extent set forth in Section 1.03(c)(ii), all liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property, regardless of when asserted, which resulted from the use or misuse of the Products or otherwise related to the Products (including all Proceedings relating to any such liabilities);

       (ii) except to the extent set forth in Section 1.03(c)(iii), all liabilities arising out of or relating to the return of any Product on or after the Closing Date, whether or not sold by Seller or its Affiliates prior to, on or after the Closing Date;

       (iii) except to the extent set forth in Section 1.03(c)(iii), all liabilities arising out of or relating to any Rebate Program related to any Product;

       (iv) all liabilities for Taxes arising out of or relating to, directly or indirectly, the Business or the Acquired Assets (including the Products) or the ownership, sale or lease of any of the Acquired Assets, other than the Excluded Tax Liabilities, in addition to those attributed to Purchaser pursuant to Section 4.06;

       (v) except as set forth in Section 1.03(c), Seller's obligations under the LEO License Agreement and LEO Supply Agreement, in each case to the extent transferable in light of legal, contractual, and regulatory considerations; and

       (vi) all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Business or the Acquired Assets (including the Products) or the

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                                                                      FINAL FORM


              ownership, sale or lease of any of the Acquired Assets but in each case only to the extent related to the conduct of the Business or the use of the Acquired Assets for any period on or after the Closing Date.

       (b) Purchaser and Seller hereby agree to reimburse one another, U.S. dollar for dollar, in the event that (i) any of their or their respective Affiliate's customers offset, against accounts payable by such customer to Seller or Purchaser or their respective Affiliates, the cost of any Product returned by such customer, or (ii) they or any of their respective Affiliates are required to issue a credit for the account of any customer for returns, in each case which are the responsibility of the other Party hereto pursuant to this Section 1.03. Seller and Purchaser agree to, and to cause their respective Affiliates to, provide notice to one another of any such offset or issuance of credit for which such Party or its Affiliate is entitled to be reimbursed pursuant to this Section 1.03(b). Payment shall be made promptly following receipt of notice of any such offset by or issuance of a credit to a customer (together with supporting documentation). Seller and Purchaser shall, and Seller shall cause its Affiliates to, cooperate to ensure that a customer does not offset returns of any Product against both Seller (or any of its Affiliates) and Purchaser.

       (c) Notwithstanding any other provision of this Agreement or any Related Instrument, Purchaser shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Seller and its Affiliates. The term "Excluded Liability" shall mean:

       (i) accounts payable and liabilities, obligations and commitments of Seller or any of its Affiliates for materials and services with respect to the manufacture of any Product (it being understood that these obligations are ones that are not covered by Sections 1.03(a)(i), (ii) or (iii));

       (ii) all liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property, regardless of when asserted, which resulted from the use or misuse of Products manufactured by or on behalf of Seller and shipped to a Third Party prior to the Closing (the "Shipped Products") or otherwise related to the Shipped Products (including all Proceedings relating to any such liabilities) (it being understood that these obligations are ones that are not covered by Sections 1.03(c)(i) or (c)(iii));

       (iii) all liabilities arising out of or relating to any Rebate Programs related to any Shipped Product;

       (iv) any Tax payable with respect to any business, asset, property or operation of Seller or any member of any affiliated group of which Seller is a member (including any Taxes relating to or arising out of the operation of the Business) for any Pre-Closing Tax Period, including any Tax for which Seller is responsible pursuant to
              Section 4.06 ("Excluded Tax Liability");

       (v) any liability, obligation or commitment of Seller or any of its Affiliates arising out of or relating to any Excluded Asset;


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                                                                      FINAL FORM


       (vi) any liability, obligation or commitment of any kind arising out of or relating to employment, compensation or benefits (including severance) for the present or future employees of Seller or any of its Affiliates;

       (vii) all liabilities arising out of or relating to (A) any investigation by any Governmental Entity relating to Shipped Products (a "Government Investigation") or (B) any private litigation to the extent that such litigation relates to a Government Investigation;

       (viii) Seller's obligations and liabilities under the LEO License Agreement and LEO Supply Agreement, to the extent related to the period prior to the Closing; and

       (ix)   except to the extent specifically provided in Section 1.03(a) (i),
              (ii), (iii) and (iv), all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Business or the Acquired Assets (including the Products) but only to the extent related to any period prior to the Closing Date.

       (d) Each of Purchaser's and Seller's obligations under this Section 1.03 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Related Instrument or any right or alleged right to indemnification hereunder.

       SECTION 1.04. CLOSING.

       (a) The consummation of the transactions contemplated by this Agreement ("Closing") will, subject to the satisfaction or waiver of the conditions set forth in Article V hereof, take place at 9:00 a.m. on {_________________} or at such other time as shall be mutually agreed upon by the Parties at the offices of Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10145. The date on which Closing occurs is referred to herein as the "Closing Date."

       (b) At Closing, Seller shall deliver or cause to be delivered to Purchaser, the following: (i) a duly executed Bill of Sale for the Acquired Assets; (ii) the Seller's Officer's Certificate; (iii) a duly executed Assignment of Trademarks; and (iv) a duly executed Assignment of Internet Names.

       (c) At Closing, Purchaser shall deliver to Seller, the following: (i) cash in the aggregate amount set forth in Schedule 1.01(a) by electronic funds transfer of immediately available United States Dollars in the amounts and to the accounts of such entities as are designated by Seller on Schedule 1.04(c) (with such entities to designate to Purchaser in writing not less than two (2) business days prior to Closing the relevant account numbers of the accounts to which such transfers should be made); (ii) a duly executed Assignment of Trademarks; (iii) a duly executed Assignment of Internet Names; (iv) a duly executed instrument of assumption of the Assumed Liabilities substantially in the form of Exhibit A (the "Assumption Agreement"); and (v) the Purchaser's Officer's Certificate.


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                                                                      FINAL FORM


       SECTION 1.05. RISK OF LOSS.

       Until Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or its Affiliates, as applicable. At Closing, title to the Acquired Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss.

       SECTION 1.06. UP-FRONT CASH PURCHASE PRICE ADJUSTMENT.

       (a) The Up-Front Cash Purchase Price shall be adjusted by an amount (the "Pipeline Adjustment") equal to the difference between (i) Seller's total dollar volume sales of the Product for the twelve months ended on the Closing Date and
(ii) Seller's calculation of the total dollar volume sales of the Product for the same twelve-month period as determined in the same manner as in the Copromotion Agreement for purposes of calculating Purchaser's Performance Compensation thereunder.

       (b) Within sixty (60) days after the Closing Date, Seller shall send to Purchaser a written calculation of the Pipeline Adjustment. Seller shall give Purchaser access to all books and records and personnel of Seller reasonably necessary to verify such calculation. Within ninety (90) days of Seller sending such calculation to Purchaser, Purchaser may object in writing to the calculation. If Purchaser fails to object within such ninety-day period, the Pipeline Adjustment shall become final and binding. If Purchaser objects within such ninety-day period, the Parties shall use reasonable efforts to agree upon the calculation within thirty (30) days of Purchaser sending its objections to Seller. If the Parties agree within such period, the Pipeline Adjustment as so agreed shall become final and binding. If the Parties are unable to agree within such period, the Parties shall submit the disagreement to arbitration. Such arbitration shall be final and binding upon the Parties. Such arbitration shall be held in New York, New York, or such other location as Seller and Purchaser may mutually agree. There shall be one (1) arbitrator, who shall be suitably experienced in matters relating to valuations within the pharmaceutical industry and who, unless Seller and Purchaser can agree on the selection of the arbitrator within sixty (60) days after receipt of Purchaser's written objection shall be selected by the Rules of the American Arbitration Association; provided that such arbitrator must be an individual who (i) is not a current employee or director of, or consultant to, either of the Parties or of an entity which currently has a commercial alliance or consulting relationship with either of the Parties, (ii) has disclosed any previous affiliation with one of the Parties of the type described in clause (i), and (iii) is mutually acceptable to the Parties. The arbitrator will render a written decision within one (1) month after the date that the arbitrator is appointed. The decision of the arbitrator will be final and binding on the Parties. Each Party to the arbitration shall bear its own expenses of such arbitration and shall evenly share the costs and fees of the arbitrator.

       (c) Seller shall pay to Purchaser an amount equal to the Pipeline Adjustment in immediately available funds within three (3) business days of its final determination.

       (d) Notwithstanding anything to the contrary set forth in this Agreement, except as provided in Section 1.07 of this Agreement, the foregoing shall be Purchaser's sole and exclusive remedy with respect to Seller's (and its Affiliates') sales practices related to incentives or other

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                                                                      FINAL FORM


inducements to purchase the Product offered, or volume of the Product sold, to Seller's (or such Affiliates') customers, in each case, prior to the Closing Date. Purchaser shall not be entitled to recovery under Article VII for any Losses arising from any breaches of representations and warranties or breaches of covenants in this Agreement or in any Related Instrument relating to such sales practices or volume of sales, except to the extent arising out of a Third Party Claim.

       SECTION 1.07. UNANTICIPATED DISCOUNTING PURCHASE PRICE ADJUSTMENT.

       (a) In determining the Up-Front Cash Purchase Price, Seller and Purchaser have assumed that Incentive Discounts (as defined in Section 1.07(b)) in the aggregate for all presentations of the Product for any given full calendar quarter from and after the Effective Date (as defined in the Option Agreement) but prior to the Closing Date will not exceed in the aggregate fifteen percent (15%) or more of all Gross Sales of the Product for such calendar quarter ("Unanticipated Discounting") (it being understood that Seller has sole and absolute discretion to establish pricing for the Product and its discounting, which discounting may or may not exceed 15%). However, if Unanticipated Discounting shall have occurred during any given full calendar quarter, from and after the Effective Date (as defined in the Option Agreement) but prior to the Closing Date, then the Up-Front Cash Purchase Price shall be reduced according to the following formula:

       D = A / 85 / B X C

       A =    the Up-Front Cash Purchase Price;

       B = the number of calendar quarters between the Effective Date (as defined in the Option Agreement) and the Closing Date;

       C = the number of calendar quarters during which Unanticipated Discounting occurred between the Effective Date (as defined in the Option Agreement) and the Closing Date; and

       D = the amount of the applicable reduction to the Up-Front Cash Purchase Price.

       (b) For purposes of this Section 1.07, "Incentive Discounts" shall mean all sales allowances, including trade, quantity and cash discounts and any other rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors (including retailers), buying groups, health care insurance carriers or other institutions, and any payment in respect of sales to any governmental authority in respect of any Federal or state Medicaid, Medicare or similar program, all as determined in accordance with generally accepted accounting principles on a basis consistent with Seller's audited financial statements, but excluding such discounts, credits, or rebates that relate to matters such as product returns, rejected or damaged goods, billing errors, and the like.

       SECTION 1.08. INVENTORY.

       On the Closing Date, Seller shall, and shall cause its Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, pay for and accept from

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                                                                      FINAL FORM


Seller, free and clear of all Liens, all right, title and interest of Seller and its Affiliates in, to and under any Product inventory then held by Seller and its Affiliates or that has been firm ordered by Seller and its Affiliates from LEO (the "Inventory"). The purchase price for the Inventory shall be the price and other amounts, including royalties, paid or payable to LEO by Seller under the LEO Supply Agreement and LEO License Agreement and shall be paid by Purchaser to Seller within thirty (30) days after the Closing by wire transfer of immediately available funds to the accounts specified on Schedule 1.04(c). On the Closing Date and for a reasonable time thereafter, Seller and its Affiliates will make the Inventory available for pick-up by Purchaser. Seller shall bear the risk of loss to the Inventory until the Inventory has been delivered to Purchaser; thereafter Purchaser shall bear the risk of loss to the Inventory. Seller shall provide to Purchaser upon delivery of the Inventory, the certificate of analysis that Seller received from LEO for each batch of Products comprising the Inventory.

       SECTION 1.09. REBATES; CHARGEBACKS; RETURNS HANDLING.

       Subject to Section 1.09(h), the Parties will administer and pay all rebates, chargebacks and other similar programs as follows:

       (a) Sales of Product Under Seller's NDC Code. Subject to Section 1.09(e), from and after the Closing, Purchaser will process and be responsible for the administration and payment of all Prime Vendor and federal, state and local managed care and other rebate programs, including Medicaid/Medicare rebates, as well as chargebacks for the Product (collectively, "Rebate Programs"), in each case, related to Product sold under Seller's NDC code, regardless of whether such Product was sold by Seller, Purchaser or any of their respective Affiliates; provided, however, that Seller will pay to Purchaser (by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Purchaser):

       (i) within sixty (60) days of the Closing Date an amount equal to: (1) the product of: (A) a number equal to (i) the amount of rebates and chargebacks paid by Seller related to the Product pursuant to federal, state and local governmental Rebate Programs (including, without limitation, Medicaid rebates, but excluding Medicare and any Prime Vendor rebates or chargebacks), during the preceding twelve month period divided by (ii) gross sales for the same preceding period, multiplied by (B) Seller's gross sales of the Product for the six (6) months preceding the Closing, less (2) any rebates and chargebacks paid by Seller after the Closing relating to Products pursuant to federal, state and local governmental Rebate Programs (including, without limitation, Medicaid rebates, but excluding Medicare and any Prime Vendor rebates or chargebacks); and

       (ii) within sixty (60) days of the Closing Date an amount equal to: (1) the product of (A) a number equal to (i) the amount of rebates and chargebacks paid by Seller related to the Product to Prime Vendors with respect to sales to governmental and non-governmental Third Parties during the preceding twelve month period divided by (ii) gross sales for the same preceding period, multiplied by (B) Seller's gross sales of the Product for the forty-five (45) day period preceding the Closing, less (2) any rebates and chargebacks paid by Seller after the Closing

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                                                                      FINAL FORM


              relating to the Products to Prime Vendors with respect to sales to governmental and non-governmental Third Parties.

Seller shall be responsible for all obligations relating to any Other Rebate Programs (as defined below) until the end of the first full calendar quarter after Closing and thereafter Purchaser shall be responsible for such obligations; provided that notwithstanding anything in the foregoing to the contrary, Seller shall remain responsible for all Shipped Products and Purchaser shall remain responsible for all Products other than Shipped Products. "Other Rebate Program" shall mean any Rebate Program related to the Product other than the Rebate Programs covered in clauses (i) and (ii) above or in Section 1.09(f).

       (b) Sales of Product Under an NDC Code Other Than Seller's. Purchaser will process and be responsible for the administration and payment of all federal, state and local managed care and other rebate programs, including Medicaid/Medicare rebates, as well as chargebacks for the Product, in each case, related to Product that is sold by Purchaser in the Territory which bears an NDC Code other than Seller's NDC Code.

       (c) Product Returns. Purchaser shall be solely responsible for processing and handling all returns following the Closing. Purchaser will be responsible for the credit liability associated with all returns of Product sold on or after the Closing Date in the Territory, and Seller will be responsible for the credit liability for all returns of Product sold before the Closing Date. Notwithstanding the foregoing, in the event Seller delivers Product to Purchaser from lots that include Product that was sold by Seller prior to the Closing Date (each referred to herein as a "Partial Lot"), Purchaser and Seller will each be responsible for one half of the credit liability associated with returns of Product included in such Partial Lot (regardless of who sold such Product). The issuance and determination of all credits and payments for any returns for which Seller may have a credit liability hereunder (including with respect to Partial
Lots) shall be made in accordance with Seller's returns policy applicable to the majority of Seller's non-oncology products, as provided in writing to Purchaser. Each party will destroy Product returned to it in accordance with applicable Laws regardless of whether or not it had the responsibility for the returned Product pursuant to this paragraph (c). A Party may invoice the other Party for the actual expenses incurred as a result of destroying Product for which the other Party is responsible including without limitation, fees paid to Third Parties for receiving and processing such returned Product in accordance with applicable Laws; provided, that if Purchaser requests Seller to ship returned Product to Purchaser, Seller will do so at Purchaser's expense. Such other Party will pay such invoice within thirty (30) days of the date of invoice. Neither Party will issue a credit to a Third Party attributable to returns for which the other Party is responsible. The Parties shall reconcile and true up their accounting under this provision at the end of each calendar quarter after the Closing until both Parties agree that such need no longer exists. Notwithstanding the foregoing, Purchaser shall have no responsibility for, and Seller shall be solely responsible for the cost of, misshipped Products by Seller that are returned by the customer for non-compliance with the terms of the customer's orders (such as non-compliance with respect to quantity, delivery, date, pricing error, or delivery location). Each Party shall have the right during normal business hours and on reasonable notice, to review the other Party's books and records and consult with the other Party's responsible employees in respect of performance of this Section 1.09(c).


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       (d) Medicaid Processing. Purchaser will be responsible for supplying the
United States government with mandated pricing information related to Product sold under Seller's NDC code for purposes of calculating Medicaid rebate per unit for the Product. This responsibility will begin in the quarter of Closing. The Parties agree that Seller will provide to Purchaser transaction level data related to sales made by Seller under Seller's NDC code in the quarter of Closing in order for Purchaser to submit applicable pricing.

       (e) FSS and PHS Processing. The Parties will notify all necessary Third Parties, including the VA National Acquisition Center, as promptly as possible after the Closing (but in no event later than five business days post-Closing), that the Product should be added to Purchaser's Federal Supply Schedule (FSS) and that Purchaser will assume responsibility for all reporting and other obligations relating to FSS submissions, PHS submissions, and chargeback processing. Until such time as Seller receives written notification from applicable government entities acknowledging the effective date of such assumption and that Seller is no longer obligated to make FSS submissions and process FSS chargebacks, Seller will continue to make FSS submissions and process FSS chargebacks and Purchaser will provide Seller with prompt written notice of (i) changes in its FSS prices, (ii) price changes to those Tracking Customer(s) existing as of the Closing Date (which, as of March 31, 2003, are Novation, Harvard Community Health Plan, Fallon Clinics, HIP Drug Plan Inc, MedPartners, PACT and/or Kaiser) for the Product, and (iii) price reductions to any commercial customer to a level below the FSS prices in effect at that time. These price notifications will be made to the Seller within three (3) business days after they take effect.

       (f) Medicare. In the event that rebates are required to be paid after the Closing with respect to Medicare based on Products sold prior to Closing, Purchaser will process and pay such claims and rebates and Seller will reimburse Purchaser for all amounts paid relating to Shipped Product

       (g) Retroactive Impact. In the event that any pricing changes made by Purchaser after the Closing have the effect of increasing any rebate, chargeback or similar liability or payment obligation owed by Seller to any Third Party in the absence of what such liability obligation would have been in the absence of such pricing change, Purchaser shall reimburse Seller for such increase in liability or payment obligation incurred by Seller.

       (h) Materially Unfair Outcome. Notwithstanding anything to the contrary in the foregoing provisions of this Section 1.09 and subject to Sections 1.03(a)(iii) and 1.03(c)(iii), the Parties acknowledge and agree that nothing in this Section 1.09 is intended to make money or lose money for either Party in respect of the matters covered in this Section 1.09, and if either Party believes that the above provisions have resulted in a materially unfair outcome to such Party, the Parties will meet and confer in good faith to address the perceived inequity.

                                  ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Purchaser on the date hereof as follows:


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       SECTION 2.01. ORGANIZATION.

       Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and its Affiliates has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to carry on the Business as they are presently conducted.

       SECTION 2.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.

       Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and each of Seller and its Affiliates has the requisite corporate power and authority to execute and deliver each Related Instrument to which it is a party and to perform all of its obligations thereunder. The execution and delivery of this Agreement and the Related Instruments and the performance by Seller and its Affiliates of their respective obligations hereunder and thereunder have been authorized by all requisite corporate action on their respective parts. This Agreement has been validly executed and delivered by Seller and (assuming that this Agreement has been duly authorized, executed and delivered by Purchaser) constitutes, and each Related Instrument that is to be executed and delivered by Seller or an Affiliate of Seller will constitute when executed and delivered by Seller or such Affiliate, as applicable (assuming that such Related Instrument has been duly authorized, executed and delivered by Purchaser to the extent applicable), a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

       SECTION 2.03. CONSENTS AND APPROVALS; NO VIOLATIONS.

       (a) Except as set forth on Schedule 2.03(a), neither the execution and delivery of this Agreement nor any Related Instrument by Seller or any Affiliate of Seller party thereto, nor the performance by Seller or such Affiliate of its obligations hereunder or thereunder will (i) violate the certificate of incorporation, by-laws or other organizational document of Seller or such Affiliate, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Seller or such Affiliate is a party or by which Seller or such Affiliate or the Acquired Assets are bound, or result in the creation or imposition of any Lien upon any of the Acquired Assets or (iii) violate or conflict with any Law, rule, regulation, judgment, order or decree of any court applicable to Seller, such Affiliate or the Acquired Assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not result in a Material Adverse Effect, have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

       (b) Except for the applicable requirements of the HSR Act and except as set forth on Schedule 2.03(b), no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Seller of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not result in a Material Adverse Effect, materially impair Seller's ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.


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       SECTION 2.04. FINANCIAL STATEMENTS.

       Schedule 2.04 sets forth the "Statements of Net Sales and Products Contribution" for the Products for the years ended December 31, _______, ______ and _____ [prior three years] and for the ___ months ended __________, 200_ [any stub period] (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with Seller's accounting policies applied on a consistent basis and fairly present, in all material respects, as of the dates thereof and for the periods then ended the aggregate Product contribution (as described therein) for the Business, taken as a whole. The Audited Financial Statements, when delivered to Purchaser pursuant to Section 4.19, will be prepared in accordance with GAAP and Seller's accounting policies applied on a consistent basis and will fairly present, in all material respects, as of the dates thereof the aggregate Product contribution (as described therein) of the Business, taken as a whole. The aggregate Product contribution for the Business, taken as a whole, as presented in the Audited Financial Statements for the years ended December 31, ____, ____ and ___, shall not reflect any material adverse change from the aggregate Product contribution for the Business, taken as a whole, presented in the Financial Statements as of such respective dates.

       SECTION 2.05. [INTENTIONALLY OMITTED].

       SECTION 2.06. TITLE OF ASSETS.

              Seller or an Affiliate of Seller has, or as of the Closing Date will have, good and valid title to all the Acquired Assets, except, in the case of the Acquired Assets set forth in clauses (ii), (v) and (vi) of Section 1.02(a), those disposed of in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens, other than Permitted Liens. This Section 2.06 does not relate to Intellectual Property, which is the subject of Section 2.07.

       SECTION 2.07. INTELLECTUAL PROPERTY.

       (a) Schedule 2.07(a) sets forth a complete and correct list of (i) all registered trademarks and copyrights used exclusively in the Business; (ii) all common law trademarks and service marks used exclusively in the Business, and
(iii) all licenses or agreements to which Seller or any of its Affiliates is a party with respect to the Intellectual Property.

       (b) Except as set forth on Schedule 2.07(b):

       (i) Seller or one of its Affiliates owns and possesses all right, title and interest in, to and under the Intellectual Property used in the Business free and clear of any liens, encumbrances or other restrictions; and no claim by any Third Party contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made and is currently outstanding, nor to the Knowledge of Seller, is any threatened;

       (ii) none of Seller or any of its Affiliates has received any notices of, nor is aware of any facts which would indicate a reasonable likelihood of, any infringement or misappropriation by, or conflict with, any Third Party with respect to the

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              Intellectual Property used in the Business (including any demand or request that Seller license rights from a Third Party); and

       (iii) to the Knowledge of Seller, the conduct of the Business does not infringe, misappropriate or otherwise conflict with any rights of any Third Parties.

       (c) No present or former employee or consultant of Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in the Intellectual Property used in the Business.

       SECTION 2.08. CONTRACTS.

       Except as set forth on Schedule 2.08, none of Seller or its Affiliates is a party to or bound by any oral or written contract, lease, license, indenture, agreement, commitment or any other legally binding arrangement, that is used, held for use or intended for use, primarily in, or that arises primarily out of, the operation or conduct of the Business and under which Purchaser will have any liability or other obligation after the Closing ("Contracts") and that is:

       (i) or contains a covenant not to compete or covenants that in any way purport to restrict the business activity of Seller and/or its Affiliates or limit the freedom of Seller and/or its Affiliates to engage in the Business or to compete with any Person or otherwise restricts the rights of Seller and/or its Affiliates to use or disclose any information in its or their possession;

       (ii) a Contract involving payment by Seller and/or any of its Affiliates of more than $50,000 or extending for a term more than 180 days from the Agreement Date (unless terminable without payment or penalty upon no more than 60 days' notice), other than purchase orders entered into in the ordinary course of the Business consistent with past practice;

       (iii) a Contract involving the obligation of Seller and/or any of its Affiliates to deliver products or services for payment of more than $50,000 or extending for a term more than 180 days from the Agreement Date (unless terminable without payment or penalty upon no more than 60 days' notice), other than sales orders entered into in the ordinary course of the Business consistent with past practice; or

       (iv) a Contract for the sale of any Acquired Asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party thereto to the transfer thereof or that creates a relationship with any distributor, dealer, manufacturer's representative or sales agency or that provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; or

       (v) a lease, installment or conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of or any other interest in any Acquired Assets (except personal property leases and installment or conditional sales agreements having a value per item or aggregate payments of less than $50,000 or

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              extending for a term less than 180 days from the Agreement Date
              (unless terminable without payment or penalty upon no more than 60 days' notice)).

       Except as set forth in Schedule 2.08, all Contracts listed in the Schedules are valid, binding and in full force and effect, except for such failures to be valid, binding, and in full force and effect that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.08, Seller or its Affiliates have performed all obligations required to be performed by them to date under the Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the Knowledge of Seller, no other party to any Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of all Contracts listed in the Schedules, together with all modifications and amendments thereto, have been made available to Purchaser.

       SECTION 2.09. COMPLIANCE WITH LAW.

       (a) Except as set forth on Schedule 2.09(a) or to the extent that it could not reasonably be expected to have a Material Adverse Effect, (i) the Business is conducted in compliance with all permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees and applicable Laws, including the United States Food, Drug and Cosmetics Act of 1938, as amended from time to time (the "FDA Act"),
(ii) all governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations principally employed in, or necessary to the ongoing conduct of, the Business are in full force and effect, (iii) since {insert date that is January 1 of the fifth year preceding the Option Acceptance Date}, no Governmental Entity has served notice that Seller and its Affiliates (with respect to the Business), the Business or the Acquired Assets were or are in violation of any Law or order in any jurisdiction and, to the Knowledge of Seller, there are no grounds for the same and (iv) since {insert date that is January 1 of the fifth year preceding the Option Acceptance Date}, none of Seller or any of its Affiliates has received written notice from any United States Governmental Entity or any other Governmental Entity that there are any circumstances currently existing which would lead to any loss or refusal to renew any governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations on terms less advantageous to Seller and its Affiliates than the terms of those licenses, permits, registrations, approvals, concessions, franchises and authorizations currently in force.

       (b)

       (i) Except as set forth on Schedule 2.09(b)(i), the Business is conducted in compliance in all material respects with all applicable Laws in connection with the preparation and submission to the FDA of each of the NDAs relating to the Products, and each of the NDAs has been approved by, and none of Seller or any of its Affiliates has received any notice in writing which has, or reasonably should have, led Seller to believe that any of the NDAs are not currently in good standing with the FDA. To its Knowledge, Seller or its Affiliates have filed with the FDA all required notices, supplemental applications and annual or other reports,

                                                                      FINAL FORM


              including adverse experience reports, with respect to each NDA which is material to the conduct of the Business as currently conducted by Seller. Except as set forth on Schedule 2.09(b)(i), with respect to the Products for which an NDA has been approved by the FDA, the applicant and all persons performing operations covered by the application acted in compliance in all material respects with 21 U.S.C.Sections 355 or 357, 21 C.F.R. Parts
              314 or 430 et. seq., respectively, and all terms and conditions of such application; provided, that the foregoing shall not apply to any portions of the NDA that rely upon information required to be submitted or supplied by LEO. Except as set forth on Schedule 2.09(b)(i), none of Seller or any of its Affiliates or any of their agents have prepared or have any rights to any ANDA filings (or equivalent non-U.S. filings) relating to the Products.

       (ii) Except as set forth on Schedule 2.09(b)(ii), since {insert date that is January 1 of the fifth year preceding the Agreement Date}, neither Seller nor any of its Affiliates has received any written notice that any United States governmental or regulatory agency (including the FDA) has commenced, or, to the Knowledge of Seller, threatened to initiate any action to withdraw its approval or request the recall of any Product, or commenced or threatened to initiate any action to enjoin production of the Products at any facility.

       (III) SELLER DOES NOT MANUFACTURE ANY OF THE PRODUCTS AND, EXCEPT AS SET FORTH IN SECTION 2.17, DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO WHETHER THE MANUFACTURING OF THE PRODUCTS IS BEING CONDUCTED IN COMPLIANCE IN ALL MATERIAL RESPECTS WITH CURRENT GOOD MANUFACTURING PRACTICES AS SET FORTH IN 21 C.F.R. PARTS 210 AND 211 OR THE SPECIFICATIONS CONTAINED IN THE NDA FOR THE PRODUCT.

       (iv) Seller and its Affiliates have made available to Purchaser copies of all material (A) reports of inspection observations received by Seller, (B) establishment inspection reports received by Seller, and (C) warning letters as well as any other documents received by Seller or any of its Affiliates from the FDA relating to the Products and/or arising out of the conduct of the Business that assert ongoing material lack of compliance with any material applicable Laws or regulatory requirements (including those of the FDA) by Seller or its Affiliates.

       SECTION 2.10. LITIGATION.

       (a) As of the Agreement Date, except as set forth on Schedule 2.10, there is no claim, action, or proceeding, including product liability claims (collectively, a "Proceeding"), pending or, to Seller's Knowledge, threatened against Seller or its Affiliates in respect of the Acquired Assets (including the Products), the conduct of the Business or the transactions contemplated by this Agreement and each Related Instrument, in respect of which Purchaser would become liable as a result of the consummation of the transactions contemplated hereby which is reasonably likely to be adversely determined, and if adversely determined, is reasonably likely to result in a Material Adverse Effect.

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                                                                      FINAL FORM


       (b) There are no outstanding orders, injunctions or decrees of any United States Governmental Entity that apply to the Acquired Assets (or will apply to Purchaser after Closing) that restrict the ownership, disposition or use of the Acquired Assets or the conduct of the Business, in each case, in any material respect.

       SECTION 2.11. BROKERS OR FINDERS.

       Neither Seller nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

       SECTION 2.12. REGISTRATIONS.

       Schedule 2.12 sets forth all regulatory approvals for the Products.

       SECTION 2.13. MEDICAL INFORMATION.

       Seller has made available to Purchaser copies of (a) all adverse event reports with respect to the Products that have been filed with the FDA since {insert the January 1 of the fifth year preceding the Option Acceptance Date}, including any material correspondence or other material documents relating thereto, (b) a schedule of all payouts made by Seller since {insert the January 1 of the fifth year preceding the Option Acceptance Date} to end-users in respect of claims relating to the Products and (c) a schedule of all actual or threatened claims made by end-users since {insert the January 1 of the third year preceding the Option Acceptance Date} against Seller or its Affiliates relating to the Products.

       SECTION 2.14. WEBSITES AND DOMAIN NAMES.

       Other than the domain names set forth on Schedule 2.14, none of Seller or any of its Affiliates has any interest or ownership rights in any domain names or websites exclusively relating to the Products.

       SECTION 2.15. CONDUCT OF BUSINESS.

       Seller conducts the Business in the Territory only.

       SECTION 2.16. KNOWLEDGE.

       The individuals set forth on Schedule 8.02(a) are Seller's and its Affiliates' representatives with primary responsibility in their respective areas of expertise.

       SECTION 2.17. INVENTORY.

       To the Knowledge of Seller, the Inventory sold to the Purchaser under this Agreement: (a) will not be adulterated or misbranded under applicable Laws at the time the same is tendered to the common carrier for delivery to the Purchaser; (b) will meet the Specifications therefor at the time the same is tendered to the common carrier for delivery to the Purchaser; and (c) shall

                                                                      FINAL FORM


be manufactured, labeled and packaged in accordance with Good Manufacturing Practices and all other applicable Laws including all applicable U.S. federal, state and local environmental health and safety Laws in effect at the time and place of manufacture of the Products.

       SECTION 2.18. CONDUCT SINCE OPTION ACCEPTANCE DATE.

       Neither Seller nor its Affiliates has engaged in any conduct between the Option Acceptance Date and the date hereof which if engaged in after the date hereof would be a breach of Section 4.01.

       SECTION 2.19. NO OTHER REPRESENTATIONS OR WARRANTIES.

       Except for the representations and warranties contained in the Option Agreement, this Article II (including the Schedules), the Seller's Officer's Certificate and the Related Instruments, none of Seller, its Affiliates or any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Affiliates.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants to Seller on the date hereof as follows:

       SECTION 3.01. ORGANIZATION.

       Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Northern Ireland. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

       SECTION 3.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.

       Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Related Instruments and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Instruments and the performance by Purchaser of its obligations hereunder and thereunder have been authorized by all requisite corporate action on the part of Purchaser. This Agreement has been validly executed and delivered by Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser (assuming that such Related Instrument has been duly authorized, executed and delivered by Seller and/or its Affiliates to the extent applicable), a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

       SECTION 3.03. CONSENTS AND APPROVALS; NO VIOLATIONS.

       (a) Neither the execution and delivery of this Agreement nor any Related Instrument by Purchaser nor the performance by Purchaser of its obligations hereunder or thereunder will (i) violate the certificate of incorporation, by-laws or other organizational document of

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                                                                      FINAL FORM


Purchaser, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Purchaser is a party or by which any of its properties or assets are bound or
(iii) violate or conflict with any Law, judgment, order or decree, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not have a material adverse effect on Purchaser's ability to consummate the transaction contemplated hereby or materially delay the consummation of the transactions contemplated by this Agreement.

       (b) Except for the applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not materially impair Purchaser's ability to consummate the transaction contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

       SECTION 3.04. BROKERS AND FINDERS.

       Neither Purchaser nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

       SECTION 3.05. NO PROCEEDINGS.

       There is no Proceeding, pending or, to the Knowledge of Purchaser, threatened against Purchaser which would affect Purchaser's ability to consummate the transactions contemplated by this Agreement and each Related Instrument.

       SECTION 3.06. AVAILABILITY OF FUNDS.

       Purchaser possesses as of the Agreement Date, and as of the Closing Date will have, available funds sufficiently necessary to consummate the transaction contemplated by this Agreement.

       SECTION 3.07. NO OTHER PURCHASER REPRESENTATIONS OR WARRANTIES.

       Except for the representations and warranties contained in this Article III, the Purchaser's Officer's Certificate and the Related Instruments neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser in connection with this Agreement.




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                                                                      FINAL FORM


                                   ARTICLE IV.
                                    COVENANTS

       SECTION 4.01. CONDUCT OF THE BUSINESS.

       During the period from the Agreement Date until the Closing, Seller shall, except as otherwise contemplated by this Agreement or as set forth on
Schedule 4.01 and shall cause its Affiliates to, operate the Business only in the ordinary course of business consistent with past practices and shall, and shall cause its Affiliates to, use its or their reasonable efforts to preserve intact the Acquired Assets and the Business. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, from the Agreement Date until the Closing Date, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), Seller: (a) shall not, and shall cause its Affiliates not to, mortgage, pledge or subject to any Lien (other than Permitted Liens) any Acquired Asset; (b) shall, and shall cause its Affiliates to, use its and their reasonable efforts to maintain satisfactory relationships with and preserve the goodwill of suppliers and customers in connection with the conduct of the Business; (c) shall not, and shall cause its Affiliates not to, transfer or grant any rights or options in or to any of the Acquired Assets except for the transfer of inventory in the ordinary course of business; (d) shall not, and shall cause its Affiliates not to, transfer to any Third Party any rights under any licenses, sublicenses or other agreements with respect to any Intellectual Property; (e) shall, and shall cause its Affiliates to, conduct its marketing and promotional activities with respect to the Products in the ordinary course of the Business consistent with past practices;
(f) shall not, and shall cause its Affiliates not to, institute any new methods of purchase, sale or operation nor institute any changes in the product pricing or in promotional allowances other than in the ordinary course of the Business consistent with past practices; (g) shall not, and shall cause its Affiliates not to, make any material changes in selling, pricing or advertising practices other than in the ordinary course of the Business consistent with past practices; and (h) shall not launch any Product packaging changes or Product line extensions and (i) not agree to take any of the foregoing actions. Without limiting the foregoing in clause (g), Seller shall not, and shall cause its Affiliates not to, engage in any special promotions of any Product.

       SECTION 4.02. ACCESS TO INFORMATION.

       (a) After the Agreement Date and prior to Closing, Seller shall, and shall cause its Affiliates to, permit Purchaser and its representatives and agents to have reasonable access during normal business hours to Seller's and its Affiliates' books and records, manufacturing facilities and personnel primarily relating to the Acquired Assets and the Business and Seller shall, and shall cause its Affiliates to, furnish promptly to Purchaser such available information concerning the Acquired Assets and the Business as Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, its Affiliates or the Business.


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                                                                      FINAL FORM


       (b) In addition, at any time prior to, on or after the Closing (i) Seller shall cooperate with Purchaser in making Retained Information available, (ii) Seller shall furnish copies (the first such copy being at Seller's cost and any additional copies being at Purchaser's cost) of such Retained Information for review by Purchaser, to the extent practicable, at the reasonable request of Purchaser, including but not limited to the provision of a full copy of the NDA (to the extent included in Retained Information) and (iii) upon written notice from Purchaser of any request for Retained Information, Seller shall promptly designate appropriate contacts with respect thereto, and shall make such contacts reasonably available to Purchaser.

       SECTION 4.03. CONFIDENTIALITY.

       (a) Purchaser shall use its commercially reasonable efforts to keep confidential, prior to the Closing, the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby except Purchaser may disclose such confidential information
(i) to its counsel, (ii) to the extent such information is already public at the time it is disclosed, (iii) in connection with pursuing any remedies under this Agreement or as required by applicable Law, (iv) to prospective lenders (to the extent required by such lenders) all information relating to the Business delivered to such persons in connection with the financing of the transactions contemplated by this Agreement and (v) Retained Information relating to the Business may be publicly disclosed (A) if and to the extent required by applicable Law or (B) with the written consent of Seller (not to be unreasonably withheld).

       (b) Each of Purchaser and Seller agrees that the terms of this Agreement and the Related Instruments shall not be disclosed or otherwise made available to the public and that copies of this Agreement and the Related Instruments shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In respect of the foregoing, the Parties acknowledge that Purchaser expects to be required by Law to file this Agreement with the U.S. Securities and Exchange Commission. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

       (c) Seller shall use commercially reasonable efforts to keep confidential, and to cause its Affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to the Business, except (i) as required to be disclosed by Seller or its Affiliates under any of its Ancillary Agreements with LEO or any of its Affiliates, (ii) as used by Seller and its Affiliates in the manufacture, development, use and sale of the products other than a Competitive Business Product, and (iii) in connection with pursuing any remedies under this Agreement or as required by Law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 4.03(c). The covenant set forth in this Section 4.03(c) shall terminate five (5) years after the Closing.


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       SECTION 4.04. BEST EFFORTS.

       (a) On the terms and subject to the conditions of this Agreement and subject to Section 3.06 of this Agreement with respect to Purchaser's obligation to have sufficient funds, each Party shall use its best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Without limiting the foregoing or the provisions set forth in Section 4.05, Purchaser and Seller shall use their respective best efforts to cause the Closing by the applicable date set forth in the Option Agreement.

       SECTION 4.05. REGULATORY APPROVALS.

       (a) Promptly after the Agreement Date, each Party will use its reasonable best efforts to file appropriate forms under the HSR Act with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") and with the relevant regulatory authority any other filings required under applicable competition, merger control, antitrust or similar law or regulation ("Competition Laws"). Each of Seller and Purchaser shall as promptly as practicable, supply the FTC and the DOJ such supplemental information requested, if any, in connection with the transactions contemplated hereby pursuant to the HSR Act or such other Competition Laws. Any supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other Competition Laws. Each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any submission that is necessary under the HSR Act or such other Competition Laws. Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ or such other Governmental Entity and shall comply promptly with any such inquiry or request. Each of Seller and Purchaser shall use its best efforts to obtain any clearance required under the HSR Act or such other Competition Laws for the consummation of the transactions contemplated by this Agreement.

       (b) Except as provided in Section 4.05(a), each of Seller and Purchaser shall use commercially reasonable efforts to procure all applicable regulatory approvals necessary to consummate the transactions contemplated hereby, including the transfer from Seller to Purchaser, within 90 days of the Closing Date, of all Seller's rights, title and interest to regulatory approvals relating to the Products or the Business.

       SECTION 4.06. TRANSFER TAXES; PURCHASE PRICE ALLOCATION.

       (a) Except as otherwise provided herein, any fees, charges, Taxes or other payments required to be made to any Governmental Entity in connection with the transfer of the Acquired Assets and the assignment and the assumption of the Assumed Liabilities pursuant to the terms of this Agreement shall be paid 50% by Seller and 50% by Purchaser. Seller and Purchaser shall cooperate in timely making and filing all filings, Tax Returns, reports and forms as may be required with respect to any Taxes payable in connection with the transfer of the Acquired Assets.


                                       21
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       (b) Purchaser shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code
Section 1060 and Treasury regulations thereunder (and any similar provision of state or local law, as appropriate), which allocation shall be binding upon all parties for all purposes of this Agreement. Purchaser shall deliver such allocation to Seller within 60 days after the Closing. If Seller disputes such allocation within 30 days after delivery of such allocation to Seller and the Parties are unable to resolve any dispute within 45 days after delivery of such allocation to Seller, the Parties shall submit any remaining disputes to an independent appraisal firm mutually acceptable to the Parties for a final and binding determination. The fees and expenses of such appraisal firm shall be borne equally by Seller and Purchaser. Seller and Purchaser and their Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation as finally agreed or determined. Neither Seller nor Purchaser shall take any position that is inconsistent with such allocation unless required to do so by applicable Law.

       SECTION 4.07. PUBLICITY.

       Except as otherwise required by law or applicable stock exchange requirements, prior to Closing neither Purchaser nor Seller shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of the other Party, which approval shall not unreasonably be withheld. The content of the initial press release announcing the execution of this Agreement shall be mutually agreed by Purchaser and Seller.

       SECTION 4.08. SUPPLEMENTAL DISCLOSURE.

       Seller shall have the right from time to time prior to the second business day preceding Closing to supplement or amend the Schedules with respect to any matter hereafter arising or discovered which if existing or known on the Agreement Date would have been required to be set forth or described in any such Schedule. Any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article V have been satisfied, but will be deemed to have cured any such breach of representation or warranty made in this Agreement and to have been disclosed as of the Agreement Date for purposes of Article VII hereof.

       SECTION 4.09. FURTHER ASSURANCES.

              Each Party shall from time to time after Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other Party to make effective the transactions contemplated by this Agreement and each Related Instrument. With respect to all documents, information and other materials included in the Acquired Assets, in addition to paper and other tangible copies, Seller shall, upon Purchaser's request, also provide to Purchaser electronic copies of such documents, information and other materials, provided, that, Seller or its Affiliates or their respective agents have electronic copies thereof. The foregoing requirement shall only apply to such documents, information and other material exclusively related to the Acquired Assets, and Seller shall have

                                       22
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                                                                      FINAL FORM


no obligation to reformat or otherwise alter or modify any such materials in order to provide them to Purchaser.

       SECTION 4.10. NO USE OF CERTAIN NAMES.

       (a) Purchaser shall promptly, and in any event within six (6) months after Closing, complete the revision of all product literature relating to the Products (i) to delete all references to the Names and (ii) to delete all references to Seller's or its Affiliates' customer service address or phone number; provided, however, that for a period of six (6) months from the Closing Date, Purchaser may continue to distribute product literature that uses any Names, addresses or phone numbers to the extent that such literature exists on the Closing Date, and Seller hereby grants to Purchaser rights under any copyrights and other intellectual property owned by Seller (and covenants to cause each of its Affiliates to grant Purchaser rights under any copyrights and other intellectual property owned by such Affiliate) to the extent necessary to allow Purchaser to so use such product literature. In no event shall Purchaser use any Names after the Closing in any manner or for any purpose different from the use of such Names by Seller during the 90-day period preceding Closing, except as provided in the LEO Supply Agreement.

       (b) Seller hereby grants a non-exclusive right and license to Purchaser under the Names to the extent necessary to allow Purchaser and its Affiliates and their designees to market, distribute and sell the Products utilizing the labels and packaging existing on or on order by Seller or its Affiliates as of the Closing Date, to the extent permitted under the LEO Supply Agreement.

       (c) "Names" means "Bristol-Myers Squibb Company", "Bristol-Myers Squibb", "BMS", "Bristol-Myers Products", "B-MS", "Squibb" and "E.R. Squibb & Sons", "Mead Johnson", "Apothecon", "Invamed", "Apothecon/Invamed", "Mead Johnson & Company" variations and derivatives thereof and any other logos or trademarks, trade names or service marks of Seller or its Affiliates not included on
Schedule 2.07.

       SECTION 4.11. BULK TRANSFER LAWS.

       Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

       SECTION 4.12. CUSTOMER NOTIFICATIONS.

       Promptly after the Closing Date, Purchaser shall notify all customers of the Business (i) of the transfer of the Acquired Assets to Purchaser, (ii) that all purchase orders for Products received by Seller or any of its Affiliates prior to the Closing Date but not filled as of such date will be transferred to Purchaser; provided, that, to the extent that any purchase order cannot be so transferred, Seller and Purchaser shall cooperate with each other to ensure that such purchase order is filled and that Purchaser receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred, and (iii) that all subsequent purchase orders for Products should be sent to Purchaser's Distributor at Warner Chilcott, Inc., 100 Enterprise Drive, Rockaway, NJ 07866,
Attention: Manager, Customer Service.


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                                                                      FINAL FORM


       SECTION 4.13. TERMINATION OF CONTRACTS.

       To the extent any on-going contract, commitment or arrangement between Seller and any of Seller's Affiliates and any customer exists prior to Closing with respect to any Product(s), Seller shall use commercially reasonable efforts to terminate such contracts (but only with respect to such Product(s)) effective as of the Closing, and Purchaser shall reasonably cooperate in connection therewith. If any out-of-pocket costs are required to be incurred to such Third Parties to terminate any such contracts, Seller shall notify Purchaser of the anticipated amount of such costs. The Parties will cooperate and use reasonable efforts to minimize the amount of any such costs. If Purchaser has agreed to bear any disclosed costs, Seller shall obtain such terminations and Purchaser shall reimburse Seller for the amount of such out-of-pocket costs. With respect to any such contract, commitment or arrangement which is not terminated prior to Closing, Seller shall use commercially reasonable efforts with Purchaser's reasonable cooperation to devise an alternative arrangement to ensure that Purchaser receives the commercial benefit of such contract, commitment or arrangement for sales made following the Closing.

       SECTION 4.14. POST-CLOSING COOPERATION.

       (a) Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, for a period of 180 days after Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby. After Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal businesses hours, to such information and assistance relating to the Business (to the extent within the control of such Party) as is reasonably requested for financial reporting and accounting matters.

       (b) After Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Acquired Assets (including access to books and records) as is reasonably requested for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business. Purchaser shall retain the books and records of Seller and its Affiliates included in the Acquired Assets for a period of seven years after Closing. After the end of such seven-year period, before disposing of such books or records, Purchaser shall give notice to such effect to Seller and shall give Seller, at Seller's cost and expense, an opportunity to remove and retain all or any part of such books or records as Seller may select.

       (c) Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section
4.14. Neither Party shall be required by this Section 4.14 to take any action that would unreasonably interfere with the conduct of its

                                       24
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                                                                      FINAL FORM


business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the Business).

       SECTION 4.15. COVENANT NOT TO COMPETE.

       (a) After Closing, Seller shall not, and shall cause its subsidiaries not to, directly or indirectly, (i) for a period of ten (10) years following the Closing Date, engage in the manufacture, marketing, distribution or sale of any product containing the Compound or (ii) for a period of ten (10) years following [the Closing Date], engage in the manufacture, marketing, distribution or sale of any product that has received marketing clearance from the FDA for psoriasis treatment or prevention and which is either (x) a topical vitamin D3 or any Vitamin D3 analog or (y) a fixed combination of vitamin D3 or any Vitamin D3 analog with a corticosteroid (a "Competitive Business Product") (each of (i) and (ii) being a "Competitive Business") provided, however that "Competitive Business Product" shall not include such a product sold over the counter (without a prescription) containing vitamin D3 or any Vitamin D3 analog (e.g., a vitamin capsule) other than one in a topical presentation. For sake of clarity and avoidance of doubt, a corticosteroid shall not be considered a Vitamin D3 analog for purposes of the determination of whether a product is a Competitive Business Product.

       (b) The foregoing shall not be construed to prevent Seller or any of its subsidiaries from doing any of the following: (i) acquiring any legal entity that derives less than 5% of its revenues from a Competitive Business (or any legal entity that derives an amount equal to or in excess of 5% of its revenues from a Competitive Business so long as Seller causes such legal entity to divest such Competitive Business within two (2) years from the date of acquisition), and thereafter owning, managing, operating or controlling such Person, (ii) owning up to 10% of the voting equity securities or any non-voting equity or debt securities of any legal entity primarily engaged in a Competitive Business whose securities are publicly traded on a national securities exchange or in the over-the-counter market (or an amount in excess of 10% so long as BMS divests such excess within two (2) years), (iii) owning any equity or debt securities through any employee benefit or pension plan, or (vii) the use of Compound, any Product or Dovobet(R) in any form in research and development as conducted by Seller and its subsidiaries.

       (c) It is specifically agreed that Section 4.15(a) shall not apply if Seller is acquired by, merges or consolidates with a Third Party that derives any revenue from a Competitive Business.

       SECTION 4.16. NDC.

       Purchaser shall take any and all action, as expeditiously as possible (but in no event later than six months after the Closing), necessary to change the National Drug Code ("NDC") number for each Product and to apply such new NDC number to each Product sold, however, that the foregoing shall not apply to the Inventory.

       SECTION 4.17. RETURNS.

       During the six months after the Closing, to the extent that the Product do not have safety or efficacy issues, Purchaser shall not offer any incentives to solicit, or take any actions other than in the ordinary course of business to encourage, customers to return Product that has less than six months dating.


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                                                                      FINAL FORM

SECTION 4.18. NDA Maintenance; Adverse Experience.

      After the Closing, Seller shall have no responsibility or liability for any filings required to be made to or to maintain the NDA, including but not limited to the filing of adverse event reports required by Law except with respect to adverse events reports due prior to or within one month after the Closing Date. Seller shall cooperate with Purchaser in connection therewith as reasonably requested by Purchaser and as follows:

      (a) During such one-month period following the Closing Date, Seller shall and shall cause its Affiliates to notify Purchaser (i) of any Serious Adverse Event (as defined below) for the Product of which Seller or its Affiliates is aware within seven calendar days from the date the Seller or its Affiliates first became aware of such Serious Adverse Event, (ii) of any Non-Serious Adverse Events (as defined below) for the Product that are reported to Seller or any of its Affiliates no more than one month from the date received by Seller or any of its Affiliates; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a Serious Adverse Event outcome and (iii) promptly of any medical inquires or product quality complaints regarding the Product made to Seller or its Affiliates. For purposes of this
Section 4.18(a), A "Serious Adverse Event" for the Product shall have the meaning set forth in 21 C.F.R. Section 314.80(a), as amended from time to time, and a "Non-Serious Adverse Event" for the Product shall mean an untoward medical occurrence at any dose for any of the Products that is not a Serious Adverse Event.

      (b) Following the end of such one month period until the first anniversary of the Closing Date, Seller shall and shall cause its Affiliates to notify Purchaser (i) of any Adverse Event (as defined below) for the Product of which Seller or its Affiliates is aware within three business days but no more than four calendar days from the date the Seller or its Affiliates first became aware of such Adverse Event and (ii) promptly of any medical inquires or product quality complaints regarding the Product made to Seller or its Affiliates. For purposes of this Section 4.18(b), an "Adverse Event" for the Product shall have the meaning set forth in 21 C.F.R. Section 314.80(a), as amended from time to time.

      (c) Any of the matters to be notified pursuant to Section 4.18(a) or (b) above shall be notified to:

                  Warner Chilcott Inc.
                  100 Enterprise Drive
                  Rockaway, NJ  07866
                  Attention:  Vice President - Regulatory Affairs
                  Facsimile No:  973-442-3280
                  Telephone No:  973-442-3233

SECTION 4.19. AUDITED FINANCIAL STATEMENTS.

            If required by the U.K. Listing Authority, Seller shall cause to be delivered to Purchaser as soon as reasonably practical but not later than the later of (i) forty-five (45) days after the Agreement Date and (ii) fifty-five
(55) days after the end of the last fiscal period in

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                                                                      FINAL FORM


respect of which Audited Financial Statements are to be delivered hereunder, a "Statement of Net Sales and Product Contribution" for each Product audited in accordance with [U.K.] GAAP for the years ended December 31, ____, ____ and ____ and for the ____ months ended _________, 200___ (the "Audited Financial Statements"), together with a report of Seller's independent accountants, with respect thereto. The Audited Financial Statements shall be prepared at Purchaser's reasonable expense.

                                   ARTICLE V.
                                   CONDITIONS

SECTION 5.01. Deliveries at Closing.

      (a) Seller Deliveries at Closing. At the Closing, Seller shall deliver or cause to be delivered the following: (i) all documents and agreements required to be executed and delivered to Purchaser by Seller at Closing pursuant to this Agreement; and (ii) Seller's Officer's Certificate.

      (b) Purchaser Deliveries at Closing. At the Closing, Purchaser shall deliver or cause to be delivered the following: (i) all documents and agreements required to be executed and delivered to Seller by Purchaser at Closing pursuant to this Agreement; (ii) Purchaser's Officer's Certificate; and (iii) the Up-Front Cash Purchase Price set forth in, and to the entities designated by Seller pursuant to, this Agreement, by electronic funds transfer of immediately available funds.

The documents required to be delivered at Closing by each Party pursuant to this
Section 5.01 are referred to as the "Definitive Agreements".

SECTION 5.02. Conditions to Each Party's Obligations.

      The respective obligation of each Party to effect the transactions contemplated by this Agreement and to execute and deliver the Definitive Agreements shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

      (a) The waiting period (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement required pursuant to the HSR Act shall have expired or been terminated and any other required approval or waiting period under other applicable Competition Laws, if any, shall have been obtained or terminated or shall have expired.

      (b) No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement and the Definitive Agreements, (B) cause any of the transactions contemplated by this Agreement and the Definitive Agreements to be rescinded after the Closing or (C) affect adversely Purchaser's right to own the Acquired Assets, to obtain supply of Product for use and sale in the Territory, to

                                                                      FINAL FORM


promote and distribute the Product in the Territory and to own and license the LEO Patents, the LEO Technical Information and the Trademarks for use in the Territory.

      (c) Each Party has received all approvals from all Third Parties, as well as all Regulatory Authorities and Governmental Entities, required for the consummation of the transaction on the terms agreed upon by the Parties.

      (d) The Consent Agreement is in full force and effect.

      (e) LEO shall have duly executed and delivered the release and acknowledgment referenced in Section 2.2.1(iii) of the Consent Agreement.

      (f) Galen shall have duly executed and delivered to BMS a document confirming the release and waiver referenced in Section 7.2 of the Option Agreement.

SECTION 5.03. Conditions Specific to Obligations of Purchaser.

      The obligation of Purchaser to effect the transactions contemplated by this Agreement and to execute and deliver the Definitive Agreements shall be further subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following conditions:

      (a) The representations and warranties of Seller made in this Agreement (including the Schedules), the Option Agreement, and any other Definitive Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

      (b) Seller shall have performed in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement by the time of Closing.

      (c) Seller shall have delivered or caused to be delivered to Purchaser the documents specified in Section 1.04(b).

      (d) If required, the Parent Shareholder Approval shall have been obtained.

      (e) During the period from [date of last Financial Statements] until the Closing, there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which has, or would reasonably be expected to have, a Material Adverse Effect.

      (f) Either (i) the Dovobet(R) License and Supply Agreement or (ii) the Development Agreement shall be in full force and effect.

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                                                                      FINAL FORM


SECTION 5.04. Conditions to Obligations of Seller.

      The obligation of Seller to effect the transactions contemplated by the Purchase Transaction and to execute and deliver the Definitive Agreements shall be further subject to the satisfaction or waiver by BMS at or prior to the Closing of the following conditions:

      (a) The representations and warranties of Purchaser made in this Agreement, the Option Agreement, and any other Definitive Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

      (b) Purchaser shall have performed in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement by the time of Closing.

      (c) Purchaser shall have delivered or caused to be delivered to Seller the payment required by Section 1.04(c).

      (d) Purchaser shall have delivered or caused to be delivered to Seller each of the documents specified in Section 1.04(c).

SECTION 5.05. Waiver of Closing Conditions.

      Purchaser and Seller acknowledge and agree that if Purchaser or Seller has knowledge of a failure of any condition set forth in Section 5.03 or 5.04, respectively, or of any breach by the other Party of any representation, warranty or covenant contained in this Agreement, and such Party proceeds with the Closing, such Party shall be deemed to have waived such condition or breach and such Party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article VII, to sue for damages or to assert any other right or remedy for any losses, arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

SECTION 5.06. Frustration of Closing Conditions.

      Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such Party's failure to act in good faith or to use its best efforts to cause the Closing to occur, to the extent required by Section 4.04.

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                                                                      FINAL FORM


                                  ARTICLE VI.
                            TERMINATION AND AMENDMENT

      SECTION 6.01. Termination.

      This Agreement may be terminated at any time prior to the Closing by:

      (a) Mutual consent of Seller and Purchaser;

      (b) Either Seller or Purchaser if the Closing shall not have occurred on or before {five (5) months after the Agreement Date}(unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

      (c) Either Seller or Purchaser if a condition to its obligation to perform becomes incapable of fulfillment and such condition shall not have been waived by the other Party; provided, that, Seller or Purchaser, as the case may be, may not seek termination pursuant to this Section 6.01(c) if such condition is incapable of fulfillment due to the failure of the Party seeking termination to perform the agreements set forth herein required to be performed by such Party, at or before Closing; or

      (d) Either Seller or Purchaser if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

      SECTION 6.02. Effect of Termination.

         If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of
(i) Section 4.03 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or its Affiliates, (ii)
Section 8.06 relating to certain expenses, (iii) Sections 2.11 and 3.04 relating to finder's fees and broker's fees, (iv) Section 6.01 and this Section 6.02, (v)
Section 4.07 relating to publicity and (vi) Section 8.07 relating to governing law. Nothing in this Section 6.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

      SECTION 6.03. Amendments and Waivers.

      This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller,

                                                                      FINAL FORM


on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

                                  ARTICLE VII.

                            SURVIVAL; INDEMNIFICATION

      SECTION 7.01. Survival of Representations.

      The representations and warranties contained in this Agreement (including the Schedules), in any Related Instrument, the Seller's Officer's Certificate, the Purchaser's Officer's Certificate and in any other document delivered in connection herewith or therewith shall survive the Closing solely for purposes of this Article VII and shall terminate at the close of business on the eighteen-month anniversary of the Closing Date; provided, that, the representations and warranties contained in Section 2.01 (Organization); Section
2.02 (Authority; Execution and Delivery; Enforceability); Section 2.11 (Brokers and Finders); Section 3.01 (Organization); and Section 3.02 (Authority; Execution and Delivery; Enforceability) shall terminate on the third anniversary of the Closing Date.

      SECTION 7.02. Indemnification by Seller.

      (a) Subject to Section 1.06(d), and 7.08, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), to the extent arising from:

      (i) any breach of any representation or warranty of Seller that survives the Closing and is contained in this Agreement (including the Schedules) or the Seller's Officer's Certificate;

      (ii) subject to the provisions of Section 7.07(b), any breach of any covenant or obligation of Seller contained in this Agreement or in any Related Instrument;

      (iii) any Excluded Liability; and

      (iv) any fees, expenses or other payments incurred or owed by Seller or its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Related Instrument.

      (b) Seller's indemnification obligations under Section 7.02(a)(i) shall be limited as set forth in Schedule 7.02(b).

      (c) The limitations contained in Schedule 7.02(b) shall not be applicable to indemnification pursuant to Section 7.02(a)(i), only as it relates to breaches of the representations set forth in Sections 2.01, 2.02, 2.11 and 2.18.

                                                                      FINAL FORM


      SECTION 7.03. Indemnification by Purchaser.

      Subject to Section 7.08, Purchaser shall indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

      (a) any breach of any representation or warranty of Purchaser that survives the Closing and is contained in this Agreement or the Purchaser's Officer's Certificate; provided that Purchaser shall not be required to indemnify any Person, and shall not have any liability under this Section 7.03(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by Seller or any of its Affiliates.

      (b) subject to the provisions of Section 7.07(b), any breach of any covenant or obligation of Purchaser contained in this Agreement or in any Related Instrument;

      (c) any Assumed Liability; and

      (d) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Related Instrument.

      SECTION 7.04. Calculation of Losses.

      The amount of any Loss for which indemnification is provided under clause
(i) of Section 7.02(a) or clause (a) of Section 7.03 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit immediately realized by the indemnified party in cash arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment under clause (i) of Section 7.02(a) or clause (a) of Section 7.03 or the incurrence or payment of any indemnified Loss. Any indemnity payment under clause (i) of Section 7.02(a) or clause (a) of Section 7.03 shall be treated as an adjustment to the Up-Front Cash Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes.

      SECTION 7.05. Termination of Indemnification.

      The obligations to indemnify and hold harmless any Party, (a) pursuant to
Section 7.02(a)(i) or 7.03(a), shall terminate on the eighteen-month anniversary of the Closing Date (except to the extent that pursuant to Section 7.01 any representation or warranty survives past such anniversary) and (b) pursuant to the other clauses of Sections 7.02 and 7.03, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not

                                                                      FINAL FORM


terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.06 to the Party to be providing the indemnification.

      SECTION 7.06. Procedures.

      (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party (the "Indemnifying Party") in writing (and in reasonable detail) of the Third Party Claim within 15 business days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days' after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

      (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such

                                                                      FINAL FORM


Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

      (c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 7.02 or 7.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under
Section 7.02 or 7.03, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

      SECTION 7.07. Sole Remedy; No Additional Representations.

      (a) Except as otherwise specifically provided in Section 8.08, Section 1.06, Section 1.08 or in any Related Instrument, each of Purchaser and Seller acknowledges and agrees that, to the extent Closing occurs, its sole and exclusive remedy after Closing with respect to any and all claims and causes of action relating to this Agreement (including the Schedules), the Seller's Officer's Certificate, the Purchaser's Officer's Certificate and the Related Instruments, the Acquisition and the other transactions contemplated hereby and thereby, the Business, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or relating to breaches of covenants requiring performance after the Closing Date) shall be pursuant to the indemnification provisions set forth in this Article VII; provided, that nothing in this Section is intended to affect a Party's continuing obligations under the Consent Agreement or any Ancillary Agreement. In furtherance of the foregoing, each of Purchaser and Seller hereby waives, from and after Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action relating to this Agreement (including the Schedules), the Seller's Officer's Certificate, the Purchaser's Officer's Certificate, the Assumption Agreement, the Acquisition and the other transactions contemplated hereby and thereby, the Business, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or relating to breaches of covenants requiring performance after the Closing Date) it may have against the other Party hereto arising under or based upon any applicable Law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in Section 7.02 or Section 7.03, as applicable).

      (b) Each of Purchaser and Seller acknowledges and agrees that, to the extent the Closing occurs, it shall not have any remedy after the Closing with respect to any and all claims and causes of action relating to any breach of any covenant requiring performance prior to the Closing under this Agreement (including the Schedules) (other than claims of, or causes of action arising from, fraud); provided, that, this Section 7.07(b) shall not apply to any breach of a covenant that requires performance prior to and after the Closing to the extent any breach of such covenant occurs after the Closing.

                                                                      FINAL FORM


      (c) Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Business that it and its representatives have desired or requested to see or review, and that it and its representatives have had a opportunity to meet with the officers and employees of Seller and its Affiliates to discuss the Business. For the avoidance of doubt, Purchaser's access to such information and its opportunity to meet with such personnel shall not limit Purchaser's right to make a claim for indemnification under Section 7.02(a).

      (d) Purchaser acknowledges that none of Seller, its Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Business furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement (including the Schedules), the Related Instruments or the Seller's Officer's Certificate, and none of Seller, its Affiliates or any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser's use of, any such information, documents or material made available to Purchaser in any "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby except to the extent such information, documents or materials is included in the representations or warranties of the Seller set forth in this Agreement (including the Schedules), the Related Instruments or the Seller's Officers' Certificates.

      (e) Purchaser also acknowledges that, should Closing occur, except as expressly set forth in the representations and warranties set forth in Article II of this Agreement (including the Schedules), Related Instrument or in the Seller's Officer's Certificate, there are no representations or warranties by Seller of any kind, express or implied, with respect to the Business, and that Purchaser is purchasing the Acquired Assets "as is", "where is" and "with all faults". Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties set forth in Article II of this Agreement (including the Schedules), the Related Instruments or in the Seller's Officer's Certificate, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      SECTION 7.08. Limitations on Liability.

      (a) Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other Party or its Affiliates, officers, directors, employees, stockholders, agents or representatives on account of any indemnity obligation set forth in Section 7.02(a)(i) or 7.03(a), for any indirect, consequential or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business); provided, that for sake of clarity, any unpaid Royalties due Seller under the Option Agreement shall be considered direct damages for purposes of the foregoing.

      (b) Seller and Purchaser shall cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

                                                                      FINAL FORM


                                  ARTICLE VIII.

                                  MISCELLANEOUS

      SECTION 8.01. Notices.

      All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

      (a) if to Seller, to:

            Bristol-Myers Squibb Company
            P.O. Box 4000
            Route 206 at Province Line Road
            Princeton, NJ 08543-4000
            Telephone:  (609) 252-4311
            Facsimile:  (609) 252-4232
            Attention: Vice President and Senior Counsel - Worldwide Licensing
              and Business Development

            with a copy sent separately by registered mail or reputable overnight courier to each of Seller's Senior Vice President - Worldwide Business Development and to Seller's Vice President - Alliance Management, both of whom are at the same address

      (b) if to Purchaser, to:

            Galen Holdings PLC
            100 Enterprise Drive
            Rockaway, NJ 07866
            Telephone  (973) 442-3371
            Facsimile:  (973) 442-3316
            Attention:  President and Chief Executive Officer

            with a copy separately by registered mail or reputable overnight courier to: its General Counsel at the same address

      SECTION 8.02. Definitions; Interpretation.

      (a) For purposes of this Agreement:

      "Accounts Receivable" means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Affiliates arising or held in connection with the Business as of the close of business on the Closing Date.

                                                                      FINAL FORM


      "Affiliate" means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

      "Agreement Date" means the date first set forth above.

      "Ancillary Agreements" means the LEO License Agreement, the LEO Supply Agreement, and the Copromotion Agreement.

      "ANDA" means an abbreviated new drug application which is submitted to the FDA for approval to manufacture and/or sell a pharmaceutical product in the Territory.

      "Assignment of Internet Names" means the Assignment of Internet Names agreement substantially in the form of Exhibit C.

      "Assignment of Trademarks" means the Assignment of Trademarks agreement substantially in the form of Exhibit D.

      "Bill of Sale" means the General Assignment and Bill of Sale in substantially the form of Exhibit B.

      "Business" means the business of distributing, marketing and selling the Product, as currently conducted by Seller and its Affiliates. The Business specifically excludes any manufacturing or packaging of the Product.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Compound" means the crystalline vitamin D analogue MC 903 that is licensed to Seller under the LEO License Agreement.

      "Controlled by" means, with respect to any product, information or intellectual property right, that the applicable Party or Person, in whole or in part, owns or has a license to such product, information or intellectual property right and has the ability to grant access or a license (or a sublicense), as applicable, without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party or Person would be first required to grant such access, license or sublicense.

      "Copromotion Agreement" means the Copromotion Agreement between Purchaser and Seller for the copromotion by Purchaser and Seller of the Products, dated effective May 1, 2003, and as the same may have been modified or supplemented thereafter.

      "Dovobet(R)" means a single pharmaceutical formulation containing both the Compound and the steroid betamethasone dipropionate, in all presentations.

      "FDA" means the United States Food and Drug Administration.

                                                                      FINAL FORM


      "GAAP" means United States generally accepted accounting principles as in effect on the date hereof.

      "Governmental Entity" means any Federal, state, local or non-U.S. government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality, U.S. or non-U.S.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Intellectual Property" means the Trademark and all marketing know-how, good will and copyrights, which are currently owned by Seller and that are used exclusively in the conduct of the Business or relate exclusively to the Product. For sake of clarity, Intellectual Property does not include any LEO Patents, any LEO Technical Information, any patents owned or Controlled by Seller or any technical information or know-how owned or Controlled by Seller relating to the manufacture of Dovobet(R) or the Products.

      "Knowledge" means (i) with respect to Seller, the actual knowledge of the representatives of Seller set forth on Schedule 8.02(a) after due inquiry, and
(ii) with respect to Purchaser, the actual knowledge of any officer of Purchaser after due inquiry.

      "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Entity or any self-regulatory organization (including any stock exchange on which the Seller or Purchaser, as applicable, has listed securities).

      "LEO" means LEO Pharma A/S, (formerly named LEO Pharmaceuticals Products, Ltd. A/S (Lovens Kemiske Fabrik Produktionsaktieselskab)), a corporation organized under the laws of Denmark), and having an address at Industriparken 55, DK-2750 Ballerup, Denmark.

      "LEO License Agreement" means the agreement between Seller (as successor to E.R. Squibb & Sons, Inc.) and LEO for the development and commercialization of products containing the Compound in the Licensed Territory within the dermatological field dated September 28, 1989, as heretofore amended by amendments thereto dated as of July 6, 1992 and April 8, 1993, a copy of which is attached as Exhibit C to the Option Agreement, together with any amendments thereto to which Purchaser has consented in writing.

      "LEO Patents" means the patents, patent applications, and patent rights licensed to Seller by LEO under the LEO License Agreement.

      "LEO Supply Agreement" means the agreement between Seller and LEO for the supply of finished and packaged products containing the Compound in the Licensed Territory for use within the dermatological field dated April 8, 1993, a copy of which is attached as Exhibit D to the Option Agreement, together with any amendments thereto to which Purchaser has consented in writing.

      "LEO Technical Information" means all information (including preclinical, chemical-pharmaceutical and clinical data or other scientific information or secret know-how about the

                                                                      FINAL FORM


Compound and any Product, or uses for a Product, as well as all information and secret know-how in the possession of LEO regarding the manufacture or packaging of a Product) that has been or will be disclosed by or licensed to Seller by LEO under the LEO License Agreement.

      "Lien" means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

      "Material Adverse Effect" means a material and adverse effect upon the business, operations, assets, liabilities, financial condition or operating results of the Business or the Acquired Assets (including the Products), taken as a whole.

      "NDA" means a New Drug Application, ANDA or Products License Application for any Product, as appropriate, requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Products which are necessary for FDA approval to market a Product in the Territory.

      "Option Agreement" means the agreement between Purchaser and Seller dated as of April 1, 2003 under which certain option rights are granted to Purchaser to purchase the Business and to enter into this Asset Purchase Agreement with Seller.

      "Option", "Option Acceptance Date", and "Option Period" have the meanings as set forth in the Option Agreement.

      "Parent Shareholder Approval" means the affirmative vote of the holders of a majority of the issued ordinary shares of Galen Holdings plc taken at a duly noticed and convened meeting of its shareholders.

      "Party" means Seller or Purchaser.

      "Permitted Liens" means, collectively (a) Liens for taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings, (b) statutory mechanics, warehousemen's, materialmens, contractors, workmen's, repairmen's and carriers liens, and other similar Liens arising in the ordinary course for obligations which are not delinquent, (c) the rights, if any, of Third Parties, appearing in product advertisements for the Products being transferred as part of the Acquired Assets, and (d) Liens which do not materially impair the current use or the value of the assets subject to such Liens.

      "Person" means any individual, group, corporation, partnership or other organization or entity (including any Governmental Entity).

      "Pre-Closing Tax Period" means all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

                                                                      FINAL FORM


      "Product" means all current pharmaceutical preparations for human use in final topical dosage forms which contain the Compound as a therapeutically active ingredient that have been approved as of the Agreement Date by any Governmental or Regulatory Authority for use and sale in the Territory, but excluding Dovobet(R). Product means product in finished and packaged form for use by the end-user.

      "Related Instruments" means the Assumption Agreement, the Bill of Sale, the Assignment of Internet Names and the Assignment of Trademarks.

      "Retained Information" means any and all books and records prepared and maintained by Seller in connection with the Business, including all regulatory files (including correspondence with regulatory authorities), market research data, and marketing data, that do not relate exclusively to the Business and are used in connection with Seller's or its Affiliates' conduct of the Business prior to the Closing Date or that are laboratory notebooks.

      "Taxes", or "Tax" in the singular form, means any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.

      "Tax Return" means any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

      "Territory" means the fifty (50) states of the United States of America and the District of Columbia, and any U.S. possessions and territories.

      "Third Party" means a Person who or which is neither a Party nor an Affiliate of a Party.

      "Trademarks" means all trademarks set forth on Schedule 2.07(a) and domain names set forth on Schedule 2.14 and all registrations, applications and renewals for any of the foregoing, together with the goodwill associated therewith.

      "United States" means the fifty states of the United States of America and the District of Columbia.

      (b) The following terms have the meanings set forth in the Sections set forth below:


                                  TERM                                                 SECTION
                                  ----                                                 -------
Acquired Assets                                                                        1.02(a)
Acquisition                                                                              1.01
Adverse Event                                                                          4.19(b)

                                                                      FINAL FORM


                                  TERM                                                 SECTION
                                  ----                                                 -------
Assumed Liabilities                                                                    1.03(a)
Assumption Agreement                                                                   1.04(c)
Audited Financial Statements                                                             4.19
Closing                                                                                1.04(a)
Closing Date                                                                           1.04(a)
Competition Law                                                                        4.05(a)
Competitive Business and Competitive Business Product                                  4.15(a)
Confidentiality Agreement                                                              4.03(a)
Contracts                                                                                2.08
Definitive Agreements                                                                    5.01
DOJ                                                                                    4.05(a)
Excluded Assets                                                                        1.02(c)
Excluded Liability                                                                     1.03(c)
Excluded Tax Liability                                                               1.03(c)(iv)
FDA Act                                                                                2.09(a)
FTC                                                                                    4.05(a)
Government Investigation                                                             1.03(c)(vii)
Incentive Discounts                                                                    1.07(b)
Indemnified Party                                                                      7.06(a)
Indemnifying Party                                                                     7.06(a)
Inventory                                                                                1.08
Losses                                                                                 7.02(a)
Names                                                                                  4.10(c)
NDC                                                                                      4.16

                                                                      FINAL FORM


                                  TERM                                                 SECTION
                                  ----                                                 -------
Non-Serious Adverse Event                                                              4.18(a)
Other Rebate Program                                                                   1.09(a)
Partial Event                                                                          1.08(c)
Pipeline Adjustment                                                                    1.06(a)
Proceeding                                                                             2.10(a)
Purchase Price                                                                           1.01
Purchaser                                                                              Preamble
Purchaser's Officer's Certificate                                                      5.03(c)
Rebate Program                                                                         1.09(a)
Royalties                                                                                1.01
Seller                                                                                 Preamble
Seller's Officer's Certificate                                                         5.02(c)
Serious Adverse Event                                                                  4.18(a)
Shipped Products                                                                     1.03(c)(ii)
Third Party Claim                                                                      7.06(a)
Unanticipated Discounting                                                              1.07(a)
Up-Front Cash Purchase Price                                                             1.01


      (c) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

      (d) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other

                                                                      FINAL FORM


document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (B) any reference herein to any Person shall be construed to include the Person's successors and assigns; (C) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and
(D) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

      SECTION 8.03. Descriptive Headings.

      The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 8.04. Counterparts.

      This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

      SECTION 8.05. Entire Agreement.

      This Agreement (including the Schedules), the Purchaser's Officer's Certificate, the Seller's Officer's Certificate, the Related Instruments and, where and to the extent herein referenced, the Consent Agreement, the Option Agreement and the Ancillary Agreements, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein (including the Schedules), in the Purchaser's Officer's Certificate, the Seller's Officer's Certificate, the Option Agreement, the Consent Agreement, the Ancillary Agreements or in the Related Instruments.

      SECTION 8.06. Fees and Expenses.

      Regardless of whether or not the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Related Instruments.

      SECTION 8.07. Governing Law.

      This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than Section 5-1401 of the New York General Obligations Law.

                                                                      FINAL FORM


      SECTION 8.08. Specific Performance.

      The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      SECTION 8.09. Assignment.

      This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party, provided, however, that Purchaser may assign this Agreement to any of its Affiliates or to any successor to substantially all of its pharmaceutical business, without the prior written consent of Seller; provided, further, that, Purchaser fully and unconditionally guarantees the obligations of such entity. Any attempted assignment in violation of this
Section 8.09 shall be void. Notwithstanding anything to the contrary in the foregoing, Purchaser or its Affiliates may assign the right to receive the assets described in Section 1.02(a)(iii) to LEO.

      SECTION 8.10. Successors and Assigns.

      This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 8.11. Severability.

      In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

      SECTION 8.12. Consent to Jurisdiction.

      Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Related Instrument or any transaction contemplated hereby or thereby. Each of Purchaser and Seller agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document

                                                                      FINAL FORM


by U.S. registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this
Section 8.12. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Related Instrument or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      SECTION 8.13. Waiver of Jury Trial.

      Each Party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Related Instrument. Each Party hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Related Instruments, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.13.

      SECTION 8.14. Attorney Fees.

      A Party in breach of this Agreement shall, on demand, indemnify and hold harmless the other Party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other Party may be entitled.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

                                                                      FINAL FORM


      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

                                       BRISTOL-MYERS SQUIBB COMPANY

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                       GALEN (CHEMICALS) LIMITED

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                      FINAL FORM


                                                                       Exhibit A

                                     FORM OF

                              ASSUMPTION AGREEMENT

      THIS ASSUMPTION AGREEMENT (this "Assumption Agreement") is made as of this ___ day of ___________, 20___, by Galen (Chemicals) Limited, a Republic of Ireland corporation (the "Purchaser"), to Bristol-Myers Squibb Company, a Delaware corporation (the "Seller").

                               W I T N E S S E T H

      WHEREAS, the Purchaser and the Seller have entered into an Asset Purchase Agreement, dated as of ___________ (the "Asset Purchase Agreement"), pursuant to which the Purchaser agreed to acquire from the Seller and its Affiliates the Acquired Assets (capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Asset Purchase Agreement), in consideration for the payment by the Purchaser of the Purchase Price and the assumption by the Purchaser of the Assumed Liabilities upon the terms and conditions hereof;

      NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Purchaser, intending to be legally bound, does hereby undertake and agree from and after the date hereof, subject to the terms and conditions set forth in the Asset Purchase Agreement, as follows:

      1. Subject to the limitations set forth in the Asset Purchase Agreement, the Purchaser, hereby absolutely and irrevocably assumes, and undertakes to be solely liable and responsible for, the liabilities and obligations underlying the Assumed Liabilities (including without limitation all obligations and covenants of Seller arising under the LEO License Agreement and LEO Supply Agreement after the Closing Date).

      2. Subject to and in accordance with the Asset Purchase Agreement, the Purchaser agrees to indemnify and hold harmless the Seller and its Affiliates from any and all Losses sustained or incurred by the Seller and its Affiliates by reason of any failure of the Purchaser to pay, perform or otherwise discharge the Assumed Liabilities (including without limitation all obligations and covenants of Seller arising under the LEO License Agreement and LEO Supply Agreement after the Closing Date).

      3. The Purchaser covenants and agrees with the Seller that the Purchaser will execute all such instruments and take, or cause to be taken, such actions as the Seller may reasonably request in order to more fully effectuate the assumption of the Assumed Liabilities in accordance with this Assumption Agreement and the Asset Purchase Agreement.

                                                                      FINAL FORM


      4. This Assumption Agreement shall be binding upon and inure solely to the benefit of the Seller and the Purchaser and their respective permitted successors and assigns subject to and in accordance with the terms of the Asset Purchase Agreement.

      5. This Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of laws, other than Section 5-1401 of the New York General Obligations Law.

      IN WITNESS WHEREOF, the Purchaser has caused this Assumption Agreement to be executed as of the date first written above.

                                        GALEN (CHEMICALS) LIMITED


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                      FINAL FORM


                                                                       Exhibit B

                                     FORM OF

                       GENERAL ASSIGNMENT AND BILL OF SALE

      THIS GENERAL ASSIGNMENT AND BILL OF SALE (this "Bill of Sale") is made as of this ___ day of ________, ______, from Bristol-Myers Squibb Company, a Delaware corporation (the "Seller"), to Galen (Chemicals) Limited, a Republic of Ireland corporation (the "Purchaser").

                               W I T N E S S E T H

      WHEREAS, the Purchaser and the Seller have entered into an Asset Purchase Agreement, dated as of __________ (the "Asset Purchase Agreement"), pursuant to which the Seller has agreed, and has agreed to cause its Affiliates, to sell, assign, transfer, convey and deliver to the Purchaser the Acquired Assets (capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Asset Purchase Agreement), in consideration for the payment by Purchaser of the Purchase Price and the assumption by the Purchaser of the Assumed Liabilities;

      WHEREAS, Purchaser desires to accept the sale, assignment, transfer, conveyance and delivery of the Acquired Assets;

      NOW, THEREFORE, in consideration of the payment of the Purchase Price and the assumption of the Assumed Liabilities, the receipt and sufficiency of which are hereby acknowledged by the Seller (on behalf of itself and its Affiliates), the Seller, intending to be legally bound, does hereby irrevocably sell, assign, transfer, convey and deliver to the Purchaser, its successors and assigns pursuant to and in accordance with the terms and provisions of the Asset Purchase Agreement, all of the Seller's and its Affiliates' right, title and interest in, to and under the Acquired Assets.

      TO HAVE AND TO HOLD the Acquired Assets, together with all the rights and appurtenances thereunto in any way belonging, unto the Purchaser, its successors and assigns, forever.

      PURCHASER hereby accepts the sale, assignment, transfer, conveyance and delivery of the Acquired Assets.

      THIS AGREEMENT (i) is made pursuant to, and is subject to the terms of, the Asset Purchase Agreement and (ii) shall be binding upon and inure solely to the benefit of the Seller and the Purchaser and their respective permitted successors and assigns in accordance with the terms of the Asset Purchase Agreement.

      At any time or from time to time after the date hereof, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such further instruments and

                                                                      FINAL FORM


take such other actions as Purchaser may reasonably request to make effective the transactions contemplated by the Asset Purchase Agreement and each Related Agreement.

      THIS AGREEMENT shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law, other than Section 5-1401 of the New York General Obligations Law.

      IN WITNESS WHEREOF, the Seller has caused this General Assignment and Bill of Sale to be executed as of the date first written above.

                                          BRISTOL-MYERS SQUIBB COMPANY


                                          By:
                                              ----------------------------------
                                              Name:
                                              Title:


                                          GALEN (CHEMICALS) LIMITED


                                          By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                                                      FINAL FORM


                                                                       Exhibit C

                          ASSIGNMENT OF INTERNET NAMES

      THIS ASSIGNMENT OF INTERNET NAMES (this "Assignment") is made as of the ____ day of ___________, _______, by and between Bristol-Myers Squibb Company, a Delaware corporation ("Assignor"), and Galen (Chemicals) Limited, a Republic of Ireland corporation ("Assignee").

                               W I T N E S S E T H

      WHEREAS, Assignor is engaged in manufacturing, distributing, marketing and selling products under the trademark Dovonex(R) (the "Product"); and

      WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement for products under the trademark Dovonex(R) dated as of the ___th day of _______, 20__ (the "Asset Purchase Agreement"), pursuant to which Assignor is selling or causing to be sold to Assignee, and Assignee is purchasing and acquiring, among other things, certain assets connected with the Product, including right, title, and interest in and to the internet names listed on
Schedule I hereto (the "Internet Names");

      NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer, set over, and deliver to Assignee right, title and interest in and to:

      (i)   the Internet Names;

      (ii) all continuations, divisions, reissues and substitutes of the Internet Names;

      (iii) all rights of enforcement and the right to damages for past infringement, misappropriation or other conflicts relating to the Internet Names; and

      (iv) all other rights relating to the Internet Names, to the extent such rights exist.

      FURTHERMORE, Assignor will, at the expense of Assignee (i) execute and deliver such further instruments including, without limitation, further instruments of assignment, and (ii) take such further actions as Assignee may reasonably request in order to register this Assignment at the appropriate registries and to demonstrate Assignee's title to the Internet Names.

      FURTHERMORE, for avoidance of doubt, Assignee acknowledges and agrees that Assignor makes no representations or warranties whatsoever with respect to the Internet Names and the other assets and rights described in clauses (ii), (iii) and (iv) above (including any representations and warranties with respect to the existence, validity, enforceability, use or ownership of any such common law rights), except for those representations and warranties expressly set forth in
Section 2.14 of the Asset Purchase Agreement.

                                                                      FINAL FORM


      This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law, other than Section 5-1401 of the New York General Obligations Law. Each of the Parties hereto hereby irrevocably and unconditionally consents to jurisdiction as set forth in Section 8.12 of the Asset Purchase Agreement.

      IN WITNESS WHEREOF, the Parties hereto have executed this Assignment of Internet Names for Dovonex(R) as of the date first written above.

                                          BRISTOL-MYERS SQUIBB COMPANY


                                          By:
                                              ----------------------------------
                                              Name:
                                              Title:


                                          GALEN (CHEMICALS) LIMITED

                                          By:
                                              ----------------------------------
                                              Name:  Anthony D. Bruno
                                              Title: Attorney in Fact

                                                                      FINAL FORM


                                   SCHEDULE I

                             ASSIGNED INTERNET NAMES

Seller does not own any DOVONEX domain names. However, LEO owns DOVONEX.COM (registered 10/29/02) and DOVONEX.US (registered 6/11/02).

                                                                      FINAL FORM


                                                                       Exhibit D

                            ASSIGNMENT OF TRADEMARKS

      THIS ASSIGNMENT OF TRADEMARKS (this "Assignment") is made as of the ___th day of ______, 20___, by and between Bristol-Myers Squibb Company, a Delaware corporation ("Assignor"), and Galen (Chemicals) Limited, a Republic of Ireland corporation ("Assignee").

                               W I T N E S S E T H

      WHEREAS, Assignor is engaged in manufacturing, distributing, marketing and selling products under the trademark Dovonex(R) (the "Product"); and

      WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement for products under the trademark Dovonex(R) dated as of the __th day of ______, 20__ (the "Asset Purchase Agreement"), pursuant to which Assignor is selling or causing to be sold to Assignee, and Assignee is purchasing and acquiring, among other things, certain assets connected with the Product, including right, title, and interest in and to those names and marks in the Territory (as such term is defined in the Asset Purchase Agreement), including the registrations and/or applications set forth on such Schedule I annexed hereto(collectively, the "Trademark");

      NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer, set over, and deliver to Assignee all right, title and interest in and to:

      (i)   the Trademark;

      (ii) the goodwill of Seller's business connected with the use of the Trademark;

      (iii) all rights of enforcement and the right to damages for past infringement, unfair competition or other conflicts relating to the Trademark; and

      (iv) except as limited hereto and by the Asset Purchase Agreement, all other rights, including common law rights, relating to the Trademark in the Territory to the extent such rights exist.

      FURTHERMORE, Assignor will, at the expense of Assignee, (i) execute and deliver such further instruments including, without limitation, further instruments of assignment, and (ii) take such further actions as Assignee may reasonably request in order to register this Assignment at the appropriate registries and to demonstrate Assignee's title to the Trademark or in order to prosecute any of the pending applications included in the Trademark.

      FURTHERMORE, for avoidance of doubt, Assignee acknowledges and agrees that Assignor makes no representations or warranties whatsoever with respect to the Trademark and the other assets and rights described in clauses (ii), (iii) and
(iv) above (including any representations and warranties with respect to the existence, validity, enforceability, use or

                                                                      FINAL FORM


ownership of any such common law rights), except for those representations and warranties expressly set forth in Section 2.07 of the Asset Purchase Agreement.

      This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law, other than Section 5-1401 of the New York General Obligations Law. Each of the Parties hereto hereby irrevocably and unconditionally consents to jurisdiction as set forth in Section 8.12 of the Asset Purchase Agreement.

      IN WITNESS WHEREOF, the Parties hereto have executed this Assignment of Trademarks for Dovonex(R) as of the date first written above.

                                           BRISTOL-MYERS SQUIBB COMPANY


                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                           GALEN (CHEMICALS) LIMITED


                                           By:
                                               ---------------------------------
                                               Name:  Anthony D. Bruno
                                               Title: Attorney in Fact

                                                                      FINAL FORM


                                   SCHEDULE I

                               ASSIGNED TRADEMARK

Dovonex Trademark:

Registration Number - 1799033
Serial Number - 74124643
Registered - October 19, 1993
Registered Owner - Westwood-Squibb Pharmaceuticals, Inc.

                                                                      FINAL FORM


                                SCHEDULE 1.01(A)

                          UP-FRONT CASH PURCHASE PRICE

Amount payable in cash at Closing: U.S. $_____________ (subject to adjustment pursuant to Article 1 of the Asset Purchase Agreement).

                                                                      FINAL FORM


                                SCHEDULE 1.04(C)

                                ACCOUNT OF SELLER

The cash to be delivered at Closing pursuant to Section 1.04(c) shall be wire transferred to the following account for Bristol-Myers Squibb Company:

The bank account instructions for Bristol-Myers Squibb Company are:

--------------------------------------------------------------------------------
ABA Number:                                #
--------------------------------------------------------------------------------
Bank Name:
--------------------------------------------------------------------------------
Bank Address:
--------------------------------------------------------------------------------
Account Name:                              Bristol-Myers Squibb Company
--------------------------------------------------------------------------------
Account Number:                            #
--------------------------------------------------------------------------------
Reference:                                 _______________________
--------------------------------------------------------------------------------
Amount to be wired:                        $
--------------------------------------------------------------------------------

                                                                      FINAL FORM


                                SCHEDULE 2.03(A)

                                   VIOLATIONS

None.



                            CONSENTS OF THIRD PARTIES

      The prior written consent of LEO is required for the consummation of the transactions contemplated by this Agreement and has been given in the Consent Agreement.

      No other consents are required.

                                                                      FINAL FORM


                                SCHEDULE 2.03(B)

                             CONSENTS AND APPROVALS

None.

                                                                      FINAL FORM


                                SCHEDULE 2.07(A)

                              INTELLECTUAL PROPERTY

A. All registered Intellectual Property, other applications for registration of Intellectual Property:

      U.S. Trademark for Dovonex(R)

      Registration Number - 1799033
      Serial Number - 74124643
      Registered - October 19, 1993
      Registered Owner - Westwood-Squibb Pharmaceuticals, Inc.

B.    All common law trademark and service marks used in the Business:

      See Schedule 4.01, Item 2.

C. All licenses or similar agreements or arrangements to which Seller or Affiliate is a party, either as licensee or licensor, relating to the Intellectual Property:

      (1) Seller is also a party to the LEO License Agreement under which Seller is licensed under LEO's Patents and Technical Information to market and sell the Products in the Territory. Seller is also party to the LEO Supply Agreement, under which LEO provides seller with its requirements for the Product.

                                                                      FINAL FORM


                                SCHEDULE 2.07(B)

                       EXCEPTIONS TO INTELLECTUAL PROPERTY

Seller is also a party to the LEO License Agreement under which Seller is licensed under LEO's Patents and Technical Information to market and sell the Products in the Territory. Seller is also party to the LEO Supply Agreement, under which LEO provides seller with its requirements for the Product Seller is also a part to a Reversion of Rights Agreement with LEO for the exclusive development and commercialization by LEO of Dovobet(R).

                                                                      FINAL FORM


                                 SCHEDULE 2.08

                     CONTRACTS WITH RESPECT TO THE BUSINESS

A. Contracts that contain a covenant not to compete or covenants that in any way purport to restrict the business activity of Seller and/or its Affiliates or limit the freedom of Seller and/or its Affiliates to engage in any of the Business or to compete with any Person or otherwise restricts the rights of Seller and/or its Affiliates to use or disclose any information in its or their possession:

      Seller is also a party to the LEO License Agreement under which Seller is licensed under LEO's Patents and Technical Information to market and sell the Products in the Territory. Seller is also party to the LEO Supply Agreement, under which LEO provides seller with its requirements for the Product. These Agreements require the consent of Seller to assign any such contracts or to sublicense or assign any rights it has under those agreements. Seller is also a part to a Reversion of Rights Agreement with LEO for the exclusive development and commercialization by LEO of Dovobet(R).

B. Contracts that involve payment by Seller and/or any of its Affiliates of more than $50,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than purchase orders entered into in the ordinary course of the Business consistent with past practice:

      {To be inserted - e.g. rebate obligations; LEO contracts.

C. Contracts involving the obligation of Seller and/or any of its Affiliates to deliver products or services for payment of more than $50,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than sales orders entered into in the ordinary course of the Business consistent with past practice:

      LEO License Agreement and LEO Supply Agreement.

                                                                      FINAL FORM

D. Contracts for the sale of any Acquired Asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party to the transfer thereof or that creates a relationship with any distributor, dealer, manufacturers, representative or sales agency or that provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods:

      LEO License Agreement and LEO Supply Agreement.

E. Leases, installments or conditional sale agreements, or other Contracts affecting the ownership of, leasing of, title to, use of or any other interest in any Acquired Assets (except personal property leases and installment or conditional sales agreements having a value per item or aggregate payments of less than $50,000 or extending for a term less than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice)):

      LEO License Agreement and LEO Supply Agreement.

                                                                      FINAL FORM


                                SCHEDULE 2.09(A)

                        EXCEPTIONS TO COMPLIANCE WITH LAW

                                                                      FINAL FORM


                               SCHEDULE 2.09(B)(i)

                          EXCEPTIONS TO FDA COMPLIANCE

                                                                      FINAL FORM


                              SCHEDULE 2.09(B)(ii)

                           FDA NOTICE SINCE _________

                                                                      FINAL FORM


                                 SCHEDULE 2.10

                                   LITIGATION

                                                                      FINAL FORM


                                  SCHEDULE 2.12

                                  REGISTRATIONS

United States regulatory status:

--------------------------------------------------------------------------------
    STATUS            NDC NO.        TRADE NAME       STRENGTH          SIZE
APPROVAL DATE         FDA NO.       GENERIC NAME      PACKAGE       PACKAGE SIZE
                                    FILE HOLDER
--------------------------------------------------------------------------------
                                                        .
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                      FINAL FORM


                                  SCHEDULE 2.14

                            WEBSITES AND DOMAIN NAMES

                                                                      FINAL FORM


                                  SCHEDULE 4.01

            EXCEPTIONS TO CONDUCT OF BUSINESS IN THE ORDINARY COURSE

                                                                      FINAL FORM


                                SCHEDULE 7.02(B)

               LIMITATIONS ON SELLER'S INDEMNIFICATION OBLIGATIONS

Seller shall not be required to indemnify any Person, and shall not have any liability:

1. under clause (i) of Section 7.02 (a) unless the aggregate of all Losses for which Seller would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to one percent (1.0%) of the Up-Front Cash Purchase Price, and then only to the extent of any such excess;

2. under clause (i) of Section 7.02(a) for any individual items (or series of related individual items) where the Loss relating thereto is less than $25,000, in which case such items shall not be aggregated for purposes of clause (i) of this Schedule 7.02(b);

3. under clause (i) of Section 7.02(a) in excess of an aggregate amount equal to ten percent (10.0%) of the Up-Front Cash Purchase Price; and

4. under clause (i) of Section 7.02(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by Purchaser or any of its Affiliates.

                                                                      FINAL FORM


                                SCHEDULE 8.02(A)

                                 REPRESENTATIVES

1. The following individuals are Seller's and its Affiliates' representatives with primary responsibilities in their respective areas of expertise:

                                                                  EXECUTION COPY

                                CONSENT AGREEMENT

THIS AGREEMENT ("AGREEMENT") is made and entered by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation, headquartered at 345 Park Avenue, New York, New York 10145 ("BMS"), GALEN (CHEMICALS) LIMITED, a corporation of the Republic of Ireland, with offices at 4 Adelaide Road, Dun Laoghaire, Co. Dublin, Republic of Ireland ("GALEN"), and LEO PHARMA A/S (FORMERLY NAMED LEO PHARMACEUTICAL PRODUCTS, LTD.), a Danish entity, with offices at Industriparken 55, DK-2750 Ballerup, Denmark ("LEO"). Capitalized terms not otherwise defined herein shall have the meanings set forth in Article 1 of this Agreement.

                                    RECITALS

      WHEREAS, on the date hereof, BMS and Galen are entering into (1) an agreement under which BMS will grant to Galen the right to copromote the Dovonex(R) Product with BMS in the Territory (said agreement, as it may be amended or supplemented by BMS and Galen hereafter, the "COPROMOTION AGREEMENT") and (2) an Option Agreement under which Galen will have the option, under specified terms and conditions, to purchase all BMS' rights, title and interest in the Acquired Assets (as defined therein) (said agreement, as it may be amended or supplemented by BMS and Galen hereafter, the "OPTION AGREEMENT");

      WHEREAS, if such option under the Option Agreement (the "OPTION") is exercised, BMS and Galen will enter into an asset purchase agreement therefor substantially in the form attached to the Option Agreement (said agreement, as it may be amended or supplemented by BMS and Galen hereafter, the "ASSET PURCHASE AGREEMENT") whereby BMS will, among other things, assign to Galen, and Galen will assume, subject to the terms thereof, BMS' rights, interests, obligations and covenants under the LEO Supply Agreement and LEO License Agreement;

      WHEREAS, the Parties wish to memorialize written consent of LEO to the execution, delivery and performance by BMS of the Copromotion Agreement, the Option Agreement and the Asset Purchase Agreement;

      WHEREAS, on the date hereof, Galen and LEO are entering into a set of documents and business transactions (the "LEO-GALEN AGREEMENTS") whereby Galen, if it exercises the Option and a Closing takes place in accordance with the terms of the Asset Purchase Agreement, will assign to LEO certain rights regarding the Dovonex(R) Product immediately after the Closing;

      WHEREAS, under such LEO-Galen Agreements, Galen will be entitled to book sales of the Dovonex(R) Products (as defined below) in the Territory;

      WHEREAS, Galen will agree to pay BMS a royalty on Net Sales of the Dovonex(R) Product occurring prior to December 31, 2007 pursuant to the terms of the Option Agreement;

      WHEREAS, in order to induce BMS and Galen to enter into the Copromotion


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                                                                  EXECUTION COPY

Agreement, the Option Agreement and, if the Option is exercised, the Asset Purchase Agreement, BMS and Galen require certain assurances and commitments of LEO and LEO is willing to provide such assurances and commitments; and

      WHEREAS, to ensure that BMS receives all of the Royalty Payments due it under the Option Agreement, the Parties wish to provide for the continued payment by LEO to BMS of such Royalty Payments as set forth herein, in the event that, prior to December 31, 2007, Galen is no longer entitled to book sales of the Dovonex(R) Product in the Territory;

      NOW, THEREFORE, in consideration of the foregoing premises and the following covenants, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LEO, BMS and Galen agree as follows:

1.    DEFINITIONS

      For the purposes of this Agreement, the following definitions shall apply, and the terms defined herein in plural shall include the singular and vice-versa:

      "AFFILIATE" means, with respect to a Party hereto, any corporation, partnership, joint venture or other business arrangement which is controlled by, controlling or under common control with such Party, with "control" meaning direct or indirect beneficial ownership or control of more than fifty percent (50%) of the voting stock of such corporation or other business entity.

      "AGREEMENT" means this agreement, as the same may be amended or supplemented from time to time hereafter.

      "CLOSING" means the closing under the Asset Purchase Agreement, if any.

      "CLOSING DATE" means the day on which the closing under the Asset Purchase Agreement takes place, if ever.

      "COMPOUND" has the meaning set forth in the LEO License Agreement.

      "CONTROLLED BY" means, with respect to any compound, Patent, know-how, data, regulatory filing or Regulatory Approval, information or intellectual property right, that the Party owns or has a license to such compound, Patent, know-how, data, regulatory filing or Regulatory Approval, information or intellectual property right and has the ability to grant to another Party access, a license or a sublicense (as applicable) to such compound, Patent, know-how, data, regulatory filing or Regulatory Approval, information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant such other Party such access, license or sublicense.

      "DOVOBET(R) PRODUCT" means any pharmaceutical preparation containing both of the following two active ingredients: (1) the Compound and (2) the steroid Betamethasone


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                                                                  EXECUTION COPY

Dipropionate, in all dosage forms, formulations, presentations, and line extensions.

      "DOVONEX(R) PRODUCT" means all current pharmaceutical preparations for human use in final topical dosage forms which contain the Compound as a therapeutically active ingredient that have been approved for marketing as of the Effective Date by the relevant Governmental or Regulatory Authority in the Territory or which may hereafter be approved for marketing by a relevant Governmental or Regulatory Authority in the Territory. For sake of clarity, Dovonex(R) Product does not include the Dovobet(R) Product.

      "EFFECTIVE DATE" meansApril 1, 2003.

      "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, foreign or domestic.

      "IND" means an Investigational New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder as amended from time to time, filed in the United States.

      "INSPECTION" has the meaning set forth in Section 3.7.

      "INTEREST RATE" has the meaning set forth in Section 3.3.1.

      "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental or Regulatory Authority (including any stock exchange on which a Party has listed securities).

      "LEO LICENSE AGREEMENT" means the Agreement between LEO and BMS (as successor to Squibb) for the use and sale of Licensed Product(s) in the Territory within the dermatological field dated September 28, 1989, as amended by amendments thereto dated as of July 6, 1992, April 8, 1993, and as of the date hereof, and as the same may be amended or supplemented by the parties in the future.

      "LEO SUPPLY AGREEMENT" means the agreement between BMS and LEO for the supply of finished and packaged products containing the Compound in the Territory for use within the dermatological field dated April 8, 1993 and as the same may be amended or supplemented by the parties in the future.

      "LICENSED PRODUCT(S)" means pharmaceutical compositions and dosage units containing the Compound, whether alone or in combination with other active ingredients, and shall include the Dovonex(R) Products and the Dovobet(R) Products.

      "NDA" means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder as amended from time to time.


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                                                                  EXECUTION COPY

      "NET SALES" means the aggregate sales in the Territory of the Dovonex(R) Products by LEO, its Affiliates, its licensees or by a Third Party who distributes such Dovonex(R) Product as agent or licensee of LEO, its Affiliates or its licensees (a "Third Party Partner"), in each case from the sale of a Dovonex(R) Product to independent Third Parties less the following amounts (to the extent not reimbursed by the purchaser or transferee): sales returns and allowances, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged goods, recalls, returns, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors (including retailers), buying groups, health care insurance carriers or other institutions, freight and insurance charges billed to the customers, customs or excise duties, sales tax and other taxes (except income taxes) or duties relating to invoiced sales amounts, and any payment in respect of sales to any Governmental or Regulatory Authority in respect of any Federal or state Medicaid, Medicare or similar program, all as determined in accordance with generally accepted accounting principles on a basis consistent with the audited financial statements of LEO, provided, however, that any deductions from aggregate sales described above in excess of eight percent (8%) shall not be taken into account for purposes of calculating Net Sales.

      "PARTY" means LEO, Galen, or BMS, as the case may be.

      "PATENTS" has the meaning set forth in the LEO License Agreement.

      "REGULATORY APPROVAL" means the IND and NDA, as well as any other filings, approvals, licenses, registrations or authorizations of any Governmental or Regulatory Authority that are Controlled by BMS and that relate to the development, use, marketing, sale or distribution of the Dovonex(R) Product in the Territory.

      "ROYALTY PAYMENTS" has the meaning set forth in Section 3.1.

      "SQUIBB" means E.R. Squibb & Sons LLC, formerly known as E.R. Squibb & Sons, Inc.

      "TECHNICAL INFORMATION" has the meaning set forth in the LEO License Agreement.

      "TERRITORY" has the meaning set forth in the LEO License Agreement.

      "THIRD PARTY" means any business entity other than LEO, BMS, Galen, and their respective Affiliates.

2.    CONSENT OF LEO; CONTINUING OBLIGATIONS.

      2.1 CONSENT OF LEO TO COPROMOTION AGREEMENT. LEO hereby consents to execution, delivery and performance by BMS and Galen of the Copromotion Agreement; provided, that the terms thereof do not conflict with the terms and conditions of the LEO License Agreement or the LEO Supply Agreement. LEO acknowledges that it will supply BMS with all


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                                                                  EXECUTION COPY

of its Dovonex(R) Product requirements pursuant to the LEO Supply Agreement through the end of the Copromotion Term (December 31, 2007). Nothing in the Copromotion Agreement will affect compensation due LEO under the LEO Supply and LEO License Agreements or BMS' obligations under either such agreement, and BMS shall be responsible for the performance by Galen of BMS' obligations and covenants under either such agreement. BMS shall be responsible for all compensation to be made to Galen for its services provided with respect to the promotion of the Dovonex(R) Product. LEO acknowledges that it is not entitled to any compensation from BMS based on any payments made to BMS by Galen for the right to copromote the Dovonex(R) Product.

      2.2 CONSENT OF LEO TO OPTION AGREEMENT AND TO ASSET PURCHASE AGREEMENT. LEO hereby consents to execution, delivery and performance by BMS and Galen of the Option Agreement, and, if such Option is exercised, to the execution, delivery and performance of the Asset Purchase Agreement, including, but not limited to the assignment by BMS of their respective rights and interests under, and the assumption by Galen of BMS' obligations and covenants under, the LEO License Agreement and the LEO Supply Agreement.

            2.2.1 If such Option is exercised by Galen, and there is a Closing pursuant to the Asset Purchase Agreement:

                  (i) LEO shall use commercially reasonable efforts at its
            expense to assist BMS and Galen to procure all applicable regulatory approvals necessary to consummate the purchase transaction as expeditiously as possible. Promptly after execution of the Asset Purchase Agreement, LEO will use its reasonable best efforts to cooperate with BMS and Galen in filing any appropriate forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR ACT") with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ"). LEO shall, if required, supply as promptly as practicable to the FTC and the DOJ such supplemental information requested, if any, in connection with the transactions contemplated hereby pursuant to the HSR Act. Any supplemental information shall be in substantial compliance with the requirements of the HSR Act. LEO shall furnish to BMS and Galen such necessary information and reasonable assistance as either may request in connection with its preparation of any submission that is necessary under the HSR Act. BMS, Galen and LEO shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each party shall use its best efforts to obtain any clearance required under the HSR Act and under any other applicable competition, merger control, antitrust or similar Laws, if any, for the consummation of the transactions contemplated by the Asset Purchase Agreement.

                  (ii) LEO shall use its reasonable best efforts to assist in the Closing of the purchase transaction including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its


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                                                                  EXECUTION COPY

            Affiliates with respect to the Closing and continuing to comply with its obligations under the LEO Supply Agreement and LEO License Agreement.

                  (iii) At the Closing, LEO and/or BMS, as applicable, shall deliver (a) a release from LEO, substantially in the form of Section
            5.4 of this Agreement, effective as of the Closing Date and relating to the period ending on the Closing Date, with all references to "Effective Date" in such section replaced with "Closing Date" and
            (b) an acknowledgement from LEO and BMS, substantially in the form of Section 2.6.1 effective as of the Closing Date and relating to the period ending on the Closing Date.

      2.3 CERTAIN PHASE IV STUDIES. LEO and BMS will continue to share 50-50 the costs of the following Phase IV studies:

      - Dermal Carcinogenicity Study in Mice (Study # DN01097) at Huntingdon started 11/16/01 - report expected 09/04; and

      - Photocarcinogenicity Study in Hairless Mice (Study #DN01098) at Argus Labs started 11/26/01 - report expected 04/03.

      2.4 FIELD. For sake of clarity, BMS and LEO acknowledges that the scope of the license granted under the LEO License Agreement is limited to conditions within the dermatological field in humans which are or will be approved by the FDA.

      2.5 SUPPLY OF THE DOVONEX(R) PRODUCT. In the event that Galen exercises the Option and there is a Closing pursuant to the Asset Purchase Agreement, BMS will not supply Galen with any Dovonex(R) Product (other than inventory firm held by BMS or firm ordered by BMS as of the Closing Date and which is purchased by Galen from BMS pursuant to the Asset Purchase Agreement), all requirements for which will be supplied by LEO. BMS will be responsible for paying LEO for Dovonex(R) Product delivered to and accepted by BMS prior to the Closing Date or that has been firm ordered by BMS prior to the Closing Date in accordance with the terms of the LEO Supply Agreement and LEO License Agreement in effect prior to the Closing Date; provided, that BMS retains the right to accept or reject Dovonex(R) Product in accordance with the terms of the LEO Supply Agreement as it exists immediately prior to the Closing Date. BMS will have no responsibility or liability to LEO for any future orders by Galen of Dovonex(R) Product and LEO will look solely to Galen to payment for same.

      2.6   SPECIFIC ACKNOWLEDGEMENTS.

            2.6.1 Each of LEO and BMS hereby acknowledges and agrees that (i) the LEO Supply Agreement and LEO License Agreement constitute legal, valid and binding obligations of such party or its Affiliate, are currently in full force and effect, and are enforceable against such party or its Affiliate in accordance with their terms, and (ii) such party or Affiliate is not currently in breach or default, in any material respect, under either agreement;


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                                                                  EXECUTION COPY

            2.6.2 LEO acknowledges and agrees that it is not entitled to any compensation from BMS based on any payments made heretofore or concurrently with the execution of this Agreement by Galen to BMS or to be made by Galen to BMS in the future with respect to (i) the purchase by Galen of the assets, rights, and interests acquired by Galen under the Asset Purchase Agreement, (ii) the assignment by BMS of its rights and interests under, and the assumption by Galen of BMS' obligations and covenants under, the LEO License Agreement and the LEO Supply Agreement, or (iii) the copromotion of the Dovonex(R) Product by Galen pursuant to the Copromotion Agreement;

            2.6.3 BMS acknowledges and agrees that it is not entitled to any compensation from Galen or LEO based on any payments made heretofore or concurrently with the execution of this Agreement by Galen to LEO or to be made by Galen to LEO in the future with respect to the Dovobet(R) Product or the Dovonex(R) Product. For the sake of clarity, the parties acknowledge that this Section 2.6.3 does not apply to any Royalty Payments that Galen has agreed to pay directly to BMS pursuant to the Option Agreement, any Royalty payments that LEO has agreed to pay BMS pursuant to the Dovobet Reversion of Rights Agreement, or any payments that Galen may agree to pay to BMS pursuant to the Asset Purchase Agreement.

            2.6.4 LEO acknowledges and agrees that, in the event that Galen exercises the Option and there is a Closing pursuant to the Asset Purchase Agreement, BMS shall not have any indemnification obligations to LEO under the provisions of Article XVI of the LEO License Agreement and Article XVI of the LEO Supply Agreement to the extent that the same relate to the Dovonex(R) Product sold by Galen or LEO after the Closing Date or to inventory sold by BMS to Galen pursuant to the Asset Purchase Agreement, except as it relates to inventory sold to Galen by BMS under the Asset Purchase Agreement that, by reason of act or omission of BMS or its Affiliates, (a) is adulterated or misbranded, (b) does not meet the applicable specifications therefor at the time the same is tendered to the common carrier for delivery to Galen, or (c) is not manufactured, labeled or packaged in accordance with Good Manufacturing Practices and all other applicable Laws including all applicable U.S. federal, state and local environmental health and safety Laws in effect at the time and place of manufacture thereof.

            2.6.5 Galen and LEO acknowledge and agree that BMS shall not be required to make any filings to the IND and NDA after the Closing Date (except with respect to reports due prior to or within one month after the Closing Date), all of which shall be made by Galen and/or LEO, as separately agreed to by Galen and LEO.

            2.6.6 LEO and BMS agree that no termination, waiver, modification, release or amendments of, to or from the LEO License Agreement or the LEO Supply Agreement may be made voluntarily by such party without the prior written consent of Galen (such consent not to be unreasonably withheld); provided that the foregoing consent obligation shall not apply to termination by BMS or LEO of the LEO Supply Agreement or LEO License Agreement for material breach by LEO or BMS (as the case may be) of either


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                                                                  EXECUTION COPY

      such agreement (including termination of the LEO License Agreement by BMS pursuant to Article XIII(C) thereof for material breach by LEO of its obligations under the LEO Supply Agreement)..

      2.7 CONTINUING RIGHTS AND OBLIGATIONS OF BMS. BMS shall not have any responsibility or liability for the performance of the LEO Supply Agreement or LEO License Agreement by Galen after the Closing Date. In the event that Galen exercises the Option and there is a Closing pursuant to the Asset Purchase Agreement, notwithstanding the foregoing and the assignment and assumption by Galen of BMS' rights, interest, obligations and covenants under the LEO Supply Agreement and LEO License Agreement, BMS shall continue to abide by its confidentiality obligations under the LEO License Agreement and the LEO Supply Agreement (as the same existed immediately prior to the Closing Date), and shall continue to abide by its obligations under Articles VIII(B), IX, X, XI, XIV(A), XIV(C) and XVI(B)-(C) (but only to the extent, in the case of Articles XVI(B)-(C), based on Dovonex(R) Product sold by BMS to Third Parties prior to the Closing Date) of the LEO License Agreement (but specifically excluding
Section XII(B) of the LEO License Agreement) and under Article XVI (but only to the extent based on Dovonex(R) Product sold by BMS or its Affiliates to Third Parties prior to the Closing Date) of the LEO Supply Agreement.

3.    ROYALTY PAYMENTS AND COVENANTS BY LEO AND GALEN.

      LEO and Galen covenant, warrant, and represent to BMS that, in the event Galen exercises the Option and there is a Closing pursuant to the Asset Purchase Agreement, under the terms of the LEO-Galen Agreements, Galen is and will be entitled to book sales of the Dovonex(R) Product in the Territory through December 31, 2007. However, part of the consideration to be paid to BMS pursuant to the Option Agreement consists of a royalty to be paid by Galen to BMS on Net Sales of the Dovonex(R) Product occurring prior to December 31, 2007, which royalty may be jeopardized if, prior to December 31, 2007, Galen is no longer entitled to book sales of a Dovonex(R) Product in the Territory because the applicable LEO-Galen Agreements are terminated or for any other reason. Accordingly, in order to induce BMS to enter into and to consummate the Asset Purchase Agreement, should Galen elect to exercise the Option, and to ensure that BMS receives the full consideration due under the Asset Purchase Agreement and the Option Agreement, LEO agrees and covenants, that, IN THE EVENT AND ONLY IN THE EVENT that prior to December 31, 2007, Galen is no longer entitled to book sales of the Dovonex(R) Product in the Territory, LEO will make Royalty Payments to BMS and will perform the covenants and obligations hereinafter set forth in this Article 3 through and including December 31, 2007, as follows:

      3.1 ROYALTY PAYMENTS. In the event that Galen exercises the Option and there is a Closing pursuant to the Asset Purchase Agreement, and in the event that, prior to December 31, 2007, Galen is no longer entitled to book sales of the Dovonex(R) Product in the Territory (the date on which such event shall occur being referred to as the "RCD"), LEO shall pay to BMS a non-creditable and non-refundable earned royalty on Net Sales of the Dovonex(R) Product in the Territory (the "ROYALTY PAYMENTS"). The royalty rate shall be determined by the date of the Closing, as follows:


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                                                                  EXECUTION COPY

CLOSING DATE                                ROYALTY RATE
------------                                ------------
January 2004                                         20%

January 2005                                         10%

January 2006                                          5%;

provided, however, that if the Option is exercised and the Closing occurs following, and pursuant to the provisions of the Option Agreement relating to, a Change in Control (as defined in Appendix A) of BMS, the royalty rate shall be calculated as set forth in Appendix A hereto.

      The applicable royalty rate shall be applied to Net Sales of the Dovonex(R) Product from the RCD through and including December 31, 2007 (the "ROYALTY TERM"). The obligation of LEO to pay the Royalty Payments shall be unconditional and irrevocable and shall not be subject to offset or credit. LEO may arrange for any licensee of the Dovonex(R) Product who is entitled to book sales in the Territory to make the Royalty Payments to BMS directly; provided, that LEO shall remain jointly and severally responsible with the licensee for the payment of any Royalty Payments.

      3.2 END USER. There shall be no obligation to pay royalties to BMS under this Article 3 on sales of Dovonex(R) Product between LEO, its Affiliates, its licensees and its Third Party Partners, but in such instances the obligation to pay royalties shall arise only upon the last sale by LEO, its Affiliates, its licensees, or the Third Party Partners of LEO to unrelated Third Parties, such as end users and distributors. Royalties due under this Article 3 shall be deemed to accrue when Dovonex(R) Product is shipped or billed, whichever event shall first occur.

      3.3 MANNER OF PAYMENT. All payments hereunder shall be in United States dollars in immediately available funds and shall be made by electronic funds transfer to such bank account as may be designated from time to time by BMS.

            3.3.1 LATE PAYMENT. Any payment, including, without limitation, Royalty Payments, made by LEO hereunder after the date such payment is due, shall bear interest at the lesser of: (a) two percent (2%) above the prime commercial lending rate as published by Citibank, N.A., New York, New York, as of the date such payment was due, or (b) the maximum rate permitted by applicable Law (the "INTEREST Rate"). The Interest Rate shall be calculated from the date payment was due until actually received by BMS.

            3.3.2 UNDERPAYMENT. If an Inspection (as defined in Section 3.7 hereafter) reveals an underpayment, then LEO shall promptly make up such underpayment with interest at the Interest Rate.

      3.4 WITHHOLDING TAXES. Where required to do so by applicable Law, LEO shall withhold taxes required to be paid to a taxing authority in connection with any payments to BMS hereunder, and LEO shall promptly furnish BMS with satisfactory evidence of such withholding and payment. LEO shall cooperate with BMS in obtaining exemption from withholding taxes


                                     - 9 -
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                                                                  EXECUTION COPY

where available under applicable Law.

      3.5 STATEMENTS. All Royalty Payments made to BMS hereunder shall be made within sixty (60) days after the end of each calendar quarter during the Royalty Term and shall be accompanied by a written statement setting forth in reasonable detail the calculation thereof, including, for example, in the case of Royalty Payments, the gross amount billed or invoiced by LEO, its Affiliate, its sublicensees and any Third Party Partner for the sale and/or distribution for the Dovonex(R) Product, permitted itemized deductions against such gross amount, and Net Sales, calculated pursuant to Section 3.1, both in the aggregate and by each shelf keeping unit (SKU).

      3.6 RECORD KEEPING. LEO shall keep and maintain, and shall cause its Affiliates, sublicensees and Third Party Partners, to keep and maintain, complete and accurate books of account and records of all sales of the Dovonex(R) Product in a manner adequate to enable LEO to calculate Net Sales and shall retain such books and records for a period of three years from the last day of the calendar quarter in which such sales were made.

      3.7 INSPECTION. Upon at least two weeks' prior written notice, LEO shall and shall cause its Affiliates, its sublicensees and Third Party Partners to make such books of account and records available for inspection by an independent certified public accountant selected by BMS (except one to whom LEO has some reasonable objections) during normal business hours at the principal offices of such entity, as the case may be, for the sole purpose of determining whether appropriate accounting and payment have been made hereunder (the "INSPECTION"). Such review and access shall be permitted once per year and only with respect to the three-year period prior to the year in which the audit occurs. Such independent certified public accountant shall be subject to such appropriate confidentiality obligations as may be required and after the Inspection may reveal to BMS only whether there exist any errors in payment and, if an error exists, the amount of such error(s) and the calculation thereof, and no additional or any other information. Results of any such examination shall be made available to both BMS and LEO. BMS shall bear the cost of any such Inspection; provided, that in the event the Inspection discloses that any payments made to BMS hereunder for any accounting period were deficient by more than five percent (5%), LEO shall reimburse BMS for the cost of such Inspection. If Net Sales or payments have been understated, unpaid amounts shall be paid promptly in accordance with this Article 3.

      3.8 DILIGENT EFFORTS. LEO will use commercially reasonable efforts to commercialize the Dovonex(R) Products in the Territory in accordance with applicable Law.

      3.9 ADVERTISING AND PROMOTION. BMS shall not have any responsibility or liability for the cost and expense of advertising and promoting the Dovonex(R) Product in the Territory after the Closing Date.

      3.10 ADVERSE EVENTS. BMS shall not have any responsibility or liability for the maintenance of any Regulatory Approvals for the Dovonex(R) Product or the reporting of adverse events to the FDA required under applicable Law with respect to the Dovonex(R) Product after the Closing Date (except with respect to reports due prior to or within one month after the Closing Date). LEO will reimburse BMS for any fully burdened costs incurred by BMS to assist LEO


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with any of the foregoing.

      4. [Intentionally omitted]

      5. REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY

      5.1 MUTUAL WARRANTIES. Each Party represents and warrants to the other Parties that (a) it has all requisite corporate power and authority to enter into this Agreement, to grant the licenses granted by it hereunder, and to perform its other obligations under this Agreement, (b) execution of this Agreement and the performance by the warranting Party of its obligations hereunder, including, without limitation, the licenses granted by that Party hereunder, have been duly authorized, (c) this Agreement is fully binding and enforceable in accordance with its terms, and (d) the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a party. BMS represents and warrants to the other Parties that it has been duly and validly substituted for Squibb as a party to the LEO License Agreement.

      5.2 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LEO LICENSE AGREEMENT, THE LEO SUPPLY AGREEMENT, THE COPROMOTION AGREEMENT, THE OPTION AGREEMENT OR THE ASSET PURCHASE AGREEMENT, BMS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      5.3 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OR DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES); PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT APPLY WITH RESPECT TO DAMAGES ARISING AS A RESULT OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY SUCH PARTY.

      5.4 RELEASE AND WAIVER. LEO, on behalf of itself and its Affiliates, including its and their administrators, successors, assigns, officers, directors, employees, agents, and trustees (all of the foregoing being referred to in this paragraph as "RELEASORS"), hereby releases, acquits and forever discharges each of Galen and BMS and their respective Affiliates, including their administrators, successors, assigns, officers, directors, employees, attorneys, agents, and trustees (all of the foregoing referred to in this paragraph as "RELEASEES") from all debts, demands, actions, causes of action, suits, accounts, torts, damages and any and all claims, defenses, offsets,


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judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, arising out of or in connection with any breach by BMS of its performance obligations to LEO under the LEO License Agreement and LEO Supply Agreement prior to the Effective Date; provided, however, that nothing contained herein is intended to or shall release, waive or discharge any obligations (i) that BMS may have with respect to: (a) its indemnification and hold harmless obligations (and any defense obligations associated therewith) under the LEO License Agreement and the LEO Supply Agreement as set forth in Sections 7.1 and
7.1.1 hereof, and (b) any amounts (inclusive of any royalties) that BMS is obligated to pay LEO under the LEO License and LEO Supply Agreement for Dovonex(R) Product ordered prior to the Effective Date, (ii) LEO may have to supply Dovonex(R) Product to BMS that was firm ordered by BMS prior to the Effective Date or to reimburse (or at BMS' option, replace) or credit BMS for rejected or returned Dovonex(R) Product; (iii) BMS and LEO may have to pay one another the amounts required under Section IX(B) and IX(C) of the LEO License Agreement for infringement actions brought by LEO or BMS under such sections for Third Party infringement occurring prior to the Effective Date; (iv) LEO may have to indemnify and defend BMS against claims by a Third Party of infringement pursuant to Article X of the LEO License Agreement; (v) that LEO may have with respect to its continuing indemnification and hold harmless obligations (and any defense obligations associated therewith) under the LEO License Agreement and/or the LEO Supply Agreement arising out of claims made by Third Parties based on acts or omissions of LEO prior to the Effective Date or as set forth in Sections
7.1 and 7.1.1 hereof, and (vi) BMS or LEO may have with respect to any breach after the Effective Date of any obligations of BMS or LEO under the LEO License Agreement or LEO Supply Agreement that survive the termination of said Agreements.

      6. CONFIDENTIALITY

      6.1 NONDISCLOSURE. All Information disclosed by one Party to another Party pursuant to this Agreement shall be "CONFIDENTIAL INFORMATION" for all purposes hereunder. The Parties agree that for a period of five (5) years after receipt of such Confidential Information, a Party receiving Confidential Information of another Party will (i) use commercially reasonable efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of such other Party, except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder, and (ii) not use such other Party's Confidential Information for any purpose except those permitted by this Agreement.

      6.2 EXCEPTIONS. The obligations in Section 6.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent proof:

            6.2.1 Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or


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            6.2.2 Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

            6.2.3 Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

            6.2.4 Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

            6.2.5 Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information.

      6.3 AUTHORIZED DISCLOSURE. A Party may disclose the Confidential Information belonging to another Party to the extent such disclosure is reasonably necessary in the following instances: (i) prosecuting or defending litigation; complying with applicable Law; and (ii) disclosure, in connection with the performance of this Agreement, to Affiliates, potential collaborators, partners, and licensees (including potential co-marketing and copromotion contractors), research collaborators, potential investment bankers, investors, lenders, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in Section 6.1.

      6.4 TERMS OF THIS AGREEMENT. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of the Parties. Such terms may be disclosed by a Party to individuals or entities covered by Section
6.3 above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in Section 6.1. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission in connection with any public offering of such Party's securities or periodic reporting to the Securities and Exchange Commission. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted under Section 6.3.

7.    INDEMNITY

      7.1 LEO INDEMNITY. From and after the Closing Date, subject to Sections
7.1.1 and 7.2, LEO shall indemnify, hold harmless, and defend BMS and its Affiliates and its and their officers, directors, employees, agents and representatives from and against any and all damages, losses, liabilities, costs (including without limitation reasonable legal expenses, costs of litigation, and reasonable attorney's fees) or judgments, whether for money or equitable relief, of any kind ("LOSSES") arising out of or relating to, directly or indirectly, claims, threatened claims, suits or other proceedings ("CLAIMS") arising out of or relating to, directly or indirectly, the research, development, manufacture, use, sale or other disposition, promotion, advertising,


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marketing, offering for sale, importation, handling, storage, transfer, or exportation of the Dovonex(R) Products by LEO and its Affiliates, licensees and contractors or arising out of or relating to, directly or indirectly, use, license, and practice of the Patents and Technical Information by LEO (or its Affiliates and sublicensees) after the Closing Date, including without limitation, Claims based in whole or in part on (i) product liability, bodily injury, death or property damage alleged to have been caused by a Dovonex(R) Product after the Closing Date, (ii) infringement of Third Party patent, copyrights, trademarks, or other intellectual property rights by LEO and its Affiliates, (sub)licensees and contractors after the Closing Date, (iii) the failure of LEO and its Affiliates, (sub)licensees and contractors to comply with applicable Laws related to the marketing, promotion, distribution and sale of Dovonex(R) Products and/or to the manufacture, adulteration, misbranding, and labeling of Dovonex(R) Products after the Closing Date, and/or (iv) failure of a Dovonex(R) Product to be manufactured in accordance with applicable Regulatory Approvals or applicable Law or with internal LEO specifications after the Closing Date.

            7.1.1 INDEMNIFICATION OBLIGATIONS UNDER LEO LICENSE AND SUPPLY AGREEMENTS. Notwithstanding the assignment by BMS and assumption by Galen of the LEO License Agreement and LEO Supply Agreement on the Closing Date,
      (A) BMS shall continue to indemnify LEO as provided in Section 2.7 hereof, and (B) LEO shall continue to indemnify BMS (i) as provided in Sections XVI(B) and XVI(C) of the LEO License Agreement with respect to Dovonex(R) Product sold by BMS or its Affiliates prior to the Closing Date, (ii) as provided in Section XVI(B) of the LEO Supply Agreement with respect to Dovonex(R) Product sold by BMS or its Affiliates prior to the Closing Date and, (iii) as provided in Section XVI(C) of the LEO Supply Agreement with respect to Dovonex(R) Product sold by LEO to, or firm ordered by, BMS prior to the Closing Date. Galen shall be a third party beneficiary of the obligations of LEO under Section XVI(C) of the LEO Supply Agreement with respect to Dovonex(R) Product sold to BMS prior to the Closing Date that represents inventory held or firm ordered by BMS that is sold to Galen on or after the Closing Date, and LEO hereby agrees that said Section XVI(C) shall be deemed amended to insert the words "and Galen" after each use of the term "BRISTOL-MYERS SQUIBB" in said Section XVI(C).

      7.2 INDEMNIFICATION PROCEDURES. BMS shall notify LEO in writing promptly upon becoming aware of any Claim that may be a Claim. LEO shall have the right to assume and control the defense of the Claim at its own expense using attorneys that are reasonably acceptable to BMS. If the right to assume and have sole control of the defense is exercised by LEO, BMS shall have the right to participate in, but not control, such defense at its own expense and the indemnity obligations of LEO shall not include any attorneys' fees and litigation expenses incurred by BMS or its Affiliates after the assumption of the defense by LEO. If LEO does not assume the defense of the Claim, BMS may defend the Claim but shall have no obligation to do so. Neither BMS nor its Affiliates will settle or compromise the Claim without the prior written consent of LEO, and LEO will not settle or compromise the Claim in any manner without the prior written consent of BMS where the settlement or compromise (i) would have an adverse effect on BMS' rights under the LEO License Agreement, (ii) would have an adverse effect on the scope or enforceability of the Patents or Technical Information as they pertain to the


                                     - 14 -
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manufacture, use or sale of Licensed Products, (iii) would require that BMS or any BMS indemnitee admit to any liability or wrongdoing, or (iv) would restrict BMS' research and business activities in any way or require BMS to grant any right or benefit or provide any compensation or damages to any Third Party. BMS shall reasonably cooperate with LEO and will make available to LEO all pertinent information Controlled by BMS.

8.    TERM AND TERMINATION

      8.1 TERM. This Agreement shall commence upon the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent of all parties hereto, shall continue until December 31, 2007 except as expressly stated in this Agreement.

      8.2 TERMINATION BY BMS OR LEO. BMS or LEO shall have the right to terminate this Agreement prior to December 31, 2007, at its sole discretion, upon delivery of written notice to the other party, upon the occurrence of any of the following:

            8.2.1 the Option Agreement having been terminated pursuant to the terms thereof; or

            8.2.2 Galen having given written notice to all parties hereto that it irrevocably waives and relinquishes any and all rights to exercise the Option.

      8.3 NO OTHER TERMINATION. No party hereto may terminate this Agreement, whether with or without cause, other than as set forth in Sections 8.1 and 8.2.

      8.4 OBLIGATIONS ACCRUED PRIOR TO TERMINATION. A Party shall not be relieved of any obligation that accrued prior to the effective date of the termination of this Agreement.

      8.5 SURVIVAL. The following provisions shall survive termination of this Agreement under Sections 8.1 or 8.2: Articles 6, 7 and 9, and Sections 2.3, 2.5, 2.6, 2.7, 3.6, 3.7, 5.2, 5.3, 5.4, and 8.4, as well as any other provisions which by their nature are intended to survive termination.

9.    GENERAL

      9.1 PROVISIONS CONTRARY TO LAW. In performing this Agreement, the Parties shall comply with all applicable Laws. Wherever there is any conflict between any provision of this Agreement and any applicable Law, the Law shall prevail, but in such event the affected provision of this Agreement shall be limited or eliminated only to the extent necessary, and the remainder of this Agreement shall remain in full force and effect. In the event the terms of this Agreement are materially altered as a result of the foregoing or in the event that an unexpected incident renders performance of this Agreement physically or legally impossible, the Parties shall renegotiate in good faith an appropriate amendment to this Agreement to resolve any inequities.

      9.2 NOTICES. Any notice required or permitted to be given by this Agreement shall be


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in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail addressed as set forth below unless changed by notice so given:

         If to LEO:

         LEO Pharma A/S
         Industriparken 55
         DK-2750 Ballerup
         DENMARK
         Attention: The President and Chief Executive Officer

                  If to BMS:

         Bristol-Myers Squibb Pharmaceutical Group
         Route 206 at Province Line Road
         Princeton, New Jersey 08453-4000
         Attention: Senior Vice President for Business Development

With separate copies to its (x) Vice President and Senior Counsel, Worldwide Licensing and Business Development, at the same address and (y) Vice President for Alliance Management, at the same address.

         If to Galen, to:

         Galen Holdings PLC
         100 Enterprise Drive
         Rockaway, NJ 07866
         Attention:  President and Chief Executive Officer

with a separate copy to its General Counsel at the same address

Any such notice shall be deemed delivered on the date received.

      9.3 FORCE MAJEURE. No Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any Governmental or Regulatory Authority; provided, that the affected Party promptly notifies the other Parties and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.


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      9.4 USE OF NAMES. BMS shall have no responsibility or liability for the selection, registration and maintenance of all trademarks which LEO employs in connection with its activities conducted pursuant to this Agreement, if any, and LEO shall own and control such trademarks. Nothing in this Agreement shall be construed as a grant to LEO or Galen of rights, by license or otherwise, to the use of any trademarks, service marks, logos owned by BMS or the name of BMS for any purpose. No Party shall use the name or marks or logos of another Party for any purpose without the prior written consent of such other Party.

      9.5 ASSIGNMENT. No Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Parties, except that this Agreement and the licenses and rights herein granted shall be binding upon, and shall inure to the benefit of successors of the Parties hereto, or to any assignee of all of the goodwill and entire business and assets of a Party hereto relating to its pharmaceuticals business, and any other attempted assignment in violation of the foregoing shall be null and void; provided, however, that each Party may, without the other Parties' consent, assign all of its rights and obligations hereunder, to an Affiliate of such Party, provided, that such Affiliate or assignee or successor in interest agrees in writing to be bound by the terms of this Agreement, and provided, further, that the assignor shall be responsible for the performance of its Affiliate assignee(s) hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties' successors and assigns.

      9.6 WAIVERS AND MODIFICATIONS. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

      9.7 CHOICE OF LAW AND JURISDICTION.

            9.7.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE OTHER THAN SECTIONS 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

            9.7.2 CONSENT TO JURISDICTION. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons,


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      notice or document by registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.7.2. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            9.7.3 WAIVER OF JURY TRIAL. Each Party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

            9.7.4 ATTORNEY FEES. A Party in breach of this Agreement shall indemnify and hold harmless the other Parties for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other Party may be entitled.

      9.8 PUBLICITY. Except as required by Law, including, without limitation, that of the U.S Securities and Exchange Commission, the National Association of Securities Dealers, the U.K. Listing Authority or any national stock exchange, and except as expressly provided herein, no Party shall make any public announcement concerning this Agreement without the prior written consent of the other Parties (not to be unreasonably withheld). In the event of a public disclosure required by Law, including without limitation, any required disclosure in any securities offering document, the Party making such announcement shall at least five business days prior to such disclosure provide the other Parties with a copy of the proposed text of the disclosure, and any such other Party shall be entitled to have its reasonable comments incorporated prior to such announcement, provided that provision of proposed text and incorporation of comments referenced above is consistent with the disclosing Party's legal or regulatory obligations.

      9.9 ENTIRE AGREEMENT. This Agreement, the LEO License Agreement, the LEO Supply Agreement (where herein referenced), the Copromotion Agreement, the Option Agreement and the Asset Purchase Agreement, together constitute the entire agreement between the Parties as to the subject matter of this Agreement, and supersede all prior negotiations, representations, agreements and understandings regarding the same. This Agreement shall not be strictly construed against either Party hereto.

      9.10 COUNTERPARTS. This Agreement may be executed in counterparts with the same effect as if the Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.


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      9.11 RELATIONSHIP OF THE PARTIES. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BMS, Galen and LEO as partners, agents or joint venturers. No Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Parties or to bind the other Parties to any contract, agreement or undertaking with any Third Party.

      9.12 HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]


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                                                                  EXECUTION COPY

      IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date set forth above.

LEO PHARMA A/S                                    BRISTOL-MYERS SQUIBB COMPANY

By:                                               By:
   -----------------------------                     ---------------------------

Name:                                             Name:
     ---------------------------                       -------------------------

Title:                                            Title:
      --------------------------                        ------------------------


GALEN (CHEMICALS) LIMITED

By:
   ----------------------------

Name:
     --------------------------

Title:
      -------------------------


                                     - 20 -
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                                                                      APPENDIX A

                ROYALTY RATE ON CHANGE OF CONTROL OPTION EXERCISE
                        (Excerpted from Option Agreement)

      The royalty rate for purposes of Section 3.1 of this Agreement upon a Change of Control shall depend on the actual Closing Date and shall be determined as follows:

            (a) if any Closing pursuant to such Change in Control occurs prior to January 1, 2004, the royalty rate shall be 20%;

            (b) if any Closing pursuant to such Change in Control occurs on or after January 1, 2004 and prior to January 1, 2005, the royalty rate shall be:

                        20% - (10% x M/12)

            where M equals the number of full calendar months that have elapsed since January 1, 2004 until the Closing Date. For example, if the Closing occurs on April 1, 2004, the royalty rate would be 17.5%.

            (c) if any Closing pursuant to such Change in Control occurs on or after January 1, 2005 and on or prior to December 31, 2005, then the royalty rate shall be:

                        10% - (5% x M/12)

            where M equals the number of full calendar months that have elapsed since January 1, 2005 until the Closing Date. For example, if the Closing occurs on April 1, 2005, the royalty rate would be 8.75%).

            (d) if any Closing pursuant to such Change in Control occurs on or after January 1, 2006 and on or prior to December 31, 2007, then the royalty rate shall be 5%.

      For purposes of this Appendix, the term "CHANGE IN CONTROL" means any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange, or otherwise) which, directly or indirectly, (i) transfers over 50% of the assets of BMS to any Person (defined as an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental or Regulatory Authority, or any other form of legal entity not specifically listed herein) other than an Affiliate of BMS, or (ii) results in any Person and/or any of its Affiliates (other than an Affiliate of BMS) becoming the beneficial owner, directly or indirectly, of fifty percent (50%) or more of those securities of BMS entitled to vote for the election of directors of BMS.

                                   AGREEMENT

                                    between

                      LEO PHARMACEUTICAL PRODUCTS LTD. A/S

                (LOVENS KEMISKE FABRIK PRODUKTIONSAKTIESELSKAB)

                                      and

                            E.R. SQUIBB & SONS INC.

                                    CONTENTS

                                                                            Page
                                                                            ----
Art.      I    DEFINITIONS                                                    2
Art.     II    RIGHTS                                                         4
Art.    III    PAYMENTS                                                       4
Art.     IV    SUPPLY OF LICENSED PRODUCTS                                    7
Art.      V    MINIMUMS                                                       9
Art.     VI    WORK BY SQUIBB AND LEO                                        11
Art.    VII    ADVERTISING AND PROMOTIONAL MATERIALS                         14
Art.   VIII    ACCOUNTING AND ROYALTY PAYMENT                                14
Art.     IX    PATENT PROTECTION AND VALIDITY                                16
Art.      X    THIRD PARTIES PATENT CLAIMS                                   17
Art.     XI    CONFIDENTIALITY                                               19
Art.    XII    HEALTH REGISTRATION                                           20
Art.   XIII    DURATION OF LICENSE                                           21
Art.    XIV    DEVELOPMENTS                                                  23
Art.     XV    TRADE MARK                                                    24
Art.    XVI    RESPONSIBILITIES OF PARTIES                                   25
Art.   XVII    ASSIGNABILITY                                                 27
Art.  XVIII    AMENDMENT OF AGREEMENT                                        28
Art.    XIX    STATUS OF PRIOR AGREEMENTS                                    28
Art.     XX    FORCE MAJEURE                                                 28
Art.    XXI    GOVERNING LAW                                                 28
Art.   XXII    NOTICES                                                       29
Appendix  1    PATENTS
Appendix  2    COMPOUND
Appendix  3    SUPPLY
Appendix  4    DEVELOPMENT PLAN

                                   AGREEMENT
                                   ---------

                                    between

LEO PHARMACEUTICAL PRODUCTS LTD. A/S (LOVENS KEMISKE FABRIK
PRODUKTIONSAKTIESELSKAB), Industriparken 5, DK-2750 Ballerup, Denmark (hereinafter referred to as "LEO")

                                      and

E.R. SQUIBB & SONS INC., Princeton, New Jersey 08543-4000, United States of America (hereinafter referred to as "SQUIBB").


                                   ---------


WHEREAS, LEO and its Affiliates have made developments in the field of certain vitamin D analogues and own or control patent applications pertaining thereto; and


WHEREAS, SQUIBB has development and marketing expertise within the dermatological field; and


WHEREAS, SQUIBB and LEO are interested in collaborating in development and marketing of MC 903 in the United States of America;

NOW THEREFORE, the parties hereby agree as follows:

I - DEFINITIONS

A. "Patents" shall mean the patent application owned and controlled by LEO and listed in Appendix 1 hereto, together with any divisions, continuations, and continuations-in-part, thereof and all patents issuing thereon, including reissues, patents of addition and any registration or confirmation patents which, in the absence of a license, would be infringed by the manufacture, use or sale of Licensed Product(s) as defined below.

B. "Compound" shall mean the vitamin D analogue MC 903 of the structure shown in Appendix 2.

C. "Licensed Product(s)" shall mean pharmaceutical compositions and dosage units containing Compound which can be used within the dermatological field.

D.   "Cost Price" shall mean the following items:
     Variable costs (including labour, raw material etc.);
     Capacity costs (including overhead for production, wages, etc.);

     Indirect costs amounting to forty-five percent (45%) of the sum of the other two items. (It shall expressly be understood that indirect costs do not include expenses in connection with LEO's research or marketing).

E. "Net Sales" of Licensed Product(s) shall mean the ad-justed gross invoice price less five percent (5%) of said adjusted gross invoice price, the adjusted gross invoice price being the gross invoice price billed less credits or allowances, if any, actually granted on account of price adjustments, rejection or return of Licensed Product(s) previously sold, and less duties and taxes, other than income taxes, paid in connection with the sale of the Licensed Product(s).

F. "Affiliate" shall mean, with respect to a given company, any company which owns or controls at least fifty-one per cent (51%) of the voting stock of such given company, or any other company at least fifty-one per cent (51%) of whose voting stock is owned by or controlled by such owning or controlling company or by the given company.

G. "Technical Information" shall mean all information in the possession of LEO regarding preclinical, chemical-pharmaceutical and clinical data or other scientific information, or secret know-how about Compound and Licensed Product(s), or uses for the Licensed Product(s) as well as all information and secret know-how in the possession of LEO regarding the manufacture or packaging of Licensed Product(s).

H. "Territory" shall mean the United States of America, its territories and possessions.

II - RIGHTS

LEO hereby grants SQUIBB, and SQUIBB accepts from LEO, subject to the terms, conditions and provisions of this Agreement, the following:

     An exclusive, non-transferable license, with the right to sublicense SQUIBB's Affiliates, under Patents and Technical Information owned by, or licensed to, LEO for the use and sale of Licensed Product(s) in the Territory.

LEO retains the right to co-promote or co-market the Licensed Product(s) in the Territory through a company in which LEO owns at least fifty-one percent (51%) of the voting stock, provided, however, that such right shall not be exercisable by LEO until five years from the date of the first marketing approval is obtained by SQUIBB for the marketing of a Licensed Product from the FDA (Food and Drug Administration).

If LEO wants to exercise this right, LEO shall inform SQUIBB six (6) months in advance of its intentions. Thereafter the parties shall discuss the most suitable way to accomplish this co-promotion, or co-marketing with due consideration to the interests of both parties.


III - PAYMENTS

A. Within 30 (thirty) days from the full execution date of this Agreement, SQUIBB shall pay to LEO in Ballerup a down payment of $1,000,000 (one million United States Dollars). Not later than 30 (thirty) days after SQUIBB's submission of a New Drug Application (NDA) to the FDA covering the treatment of psoriasis with a Licensed Product in the form of an ointment, a second installment of $1,000,000 (one million United States Dollars) shall be paid to LEO. Not later than 30 (thirty) days after SQUIBB's submission of an NDA to the FDA covering the treatment of psoriasis with a Licensed Product in the form of a cream, a third installment of $500,000 (five hundred thousand United States Dollars) shall be paid to LEO. Not later than 30 (thirty) days after having obtained final FDA approval for the marketing of a Licensed Product in the form of an ointment, a fourth installment of $1,000,000 (one million United States Dollars) shall be paid to LEO. Not later than 30 (thirty) days after having obtained final FDA approval for the marketing of a Licensed Product in the form of a cream, a fifth installment of $500,000 (five hundred thousand United States Dollars) shall be paid to LEO. Not later than 30 (thirty) days after SQUIBB's submission of an NDA to the FDA seeking an indication for continued use of a Licensed Product following the apparent resolution of psoriatic lesion(s) (long-term treatment) a sixth installment of $500,000
(five hundred thousand United States Dollars) shall be paid to LEO. However, payment of this sixth installment shall not be later than June 30, 1994. 30 (thirty) days after having obtained final

     FDA approval for the marketing of a Licensed Product having a claim for long-term treatment, but not later than December 31, 1995, a seventh installment of $500,000 (five hundred thousand United States Dollars) shall be paid to LEO.

     It is to be understood that no part of the down payments paid to LEO hereunder shall be refunded to SQUIB for any reason whatsoever.

B. SQUIBB shall pay to LEO a royalty calculates on the Net Sales of Licensed Product(s) sold by SQUIBB or its Affiliates in the Territory in consideration of the patent licenses and licensing rights granted by LEO to SQUIBB in Article II, and of the Technical Information furnished to SQUIBB by LEO. The royalty rate will be: 6% (six percent) on annual Net Sales up to $5,000,000 (five million United States Dollars); 8% (eight percent) on annual Net Sales in excess of $5,000,000 (five million United States Dollars) up to $15,000,000 (fifteen million United States Dollars); and 10% (ten percent) on annual Net Sales in excess of $15,000,000 (fifteen million United States Dollars); but if no valid Patent exists, SQUIBB shall continue to pay royalties at 50% (fifty percent) of the foregoing rates but for no longer than 15 (fifteen) years from the date of SQUIBB's first commercial sale of a Licensed Product in the Territory.

IV - SUPPLY OF LICENSED PRODUCTS

A. In order to ensure the quality of the Licensed Product(s) to be sold by SQUIBB, SQUIBB shall purchase from LEO, and LEO shall supply to SQUIBB, according to supply conditions as laid down in Appendix 3 to this Agreement, either from LEO or from such other sources as LEO shall authorize by prior notice in writing to SQUIBB, SQUIBB's total requirements of the Licensed Products(s) for use and sale for the period of 15 (fifteen) years from first marketing on the following conditions and terms.

B. The bulk price from LEO shall be 23% (twenty-three percent) of SQUIBB's Net Sales price for Licensed Products(s) calculated on the basis of the weighted average of SQUIBB's ex-factory prices for all specialty forms which shall appear from the royalty statements. However if such average price exceeds $15 per 30 gram tube the bulk supply price for purposes of this Section IV B shall remain at $15. This $15 price, based on 1989 prices, will be adjusted for inflation once a year on the basis of the official Consumer Price Index of the US Department of Labor. The bulk price shall not be less than LEO's Cost Price no matter whether the Cost Price exceeds the above 23% of SQUIBB's ex-factory price. LEO guarantees, however, that as long as the weighted average of SQUIBB's ex-factory prices for all specialty forms exceeds $120 per kilogram of Licenses Product(s) containing

     50 micrograms per gram of MC 903, the bulk price from LEO will be 23% of said ex-factory prices. The figure $120/kg of Licensed Product(s) is based on 1989 prices and will be adjusted for inflation once a year on the basis of the official Danish Consumer Price Index.

     Since the accurate value of SQUIBB's Net Sales price for Licensed Product(s) will not be known at the time of purchase of Licensed Product(s) and the precise price therefore cannot be determined, SQUIBB shall be invoiced on the basis of estimated net receipt from sales, and the invoiced amount will then be adjusted when the actual sales figures are available.

C. LEO agrees that the filling and packaging of Licensed Product(s) to be used in the Territory shall be performed by LEO at $0.35/30 gram tube based on 1989 prices and the price will be adjusted for inflation once a year on the basis of the official Danish Consumer Price Index.

D. Should LEO for any reason be unable to supply Licensed Product(s) for more than 45 (forty-five) days in accordance with Appendix 3 hereto, then SQUIBB shall be entitled to purchase the Compound from LEO and to formulate Licensed Product(s), for as long as this situation exists, at a reduced price reflecting the cost of formulation.

      If, and for as long as LEO should for any reason be unable to supply the Compound, SQUIBB shall be entitled to manufacture, or have manufactured, the Compound and to formulate Licensed Product(s) under the royalty payable under the Article III A. In such cases LEO will provide SQUIBB with the know-how and assistance required by SQUIBB for formulation and/or manufacture, as the case may be.

E. For purposes of sampling, LEO will supply SQUIBB with Licensed Product(s) in amounts to be agreed upon. LEO will supply samples in 3 gram tubes at Cost price, however not more than $0.4/tube. This maximum price is based on 1989 prices and will be adjusted for inflation once a year on the basis of the official Danish Consumer Price Index.

      In case SQUIBB can document that they can produce or have produced said samples at a significantly lower price than $0.4/tube then LEO agrees to supply bulk Licensed Product(s) at a price of $25/kg. This price is based on 1989 prices and will be adjusted for inflation once a year on the basis of the official Danish Consumer Price Index.

V - MINIMUMS

A. For the third full calendar year of marketing of a Licensed Product by SQUIBB in the Territory a minimum payment of $2,500,000 (two and a half million United States Dollars) will be paid by SQUIBB to LEO for the period from January 1 to December 31 of the third full calendar year of marketing of a Licensed Product in the Territory of SQUIBB. For the fourth full calendar year of marketing of a Licensed Product of SQUIBB in the Territory a minimum payment of $3,000,000 (three million United States Dollars) will be paid by SQUIBB to LEO for the period from January 1 to December 31 of said fourth full calendar year of marketing of a Licensed Product by SQUIBB in the Territory and for each subsequent calendar year as long as SQUIBB is the only company selling Licensed Product(s) in the Territory a minimum payment of $3,500,000 (three and one half million United States Dollars) will be paid by SQUIBB to LEO for each twelve month period from January 1, to December 31, during which this Agreement is in effect.

B. Payments, for the purposes of this Article V, shall consist of the royalty computed under Article III B for each full calendar year and the value of bulk material ordered by SQUIBB before October 1 plus the amount, if any, needed to reach the minimum for each respective full calendar year. Actual remittance of fund with respect to the amounts due for any calendar year shall occur within ninety (90) days of the end of such year.

     SQUIBB may elect to cease making the minimum payments due under Article V A upon two (2) years prior written notice to LEO. This two (2) year notice may not be given by SQUIBB to LEO until the end of the third full year of marketing of the Licensed Product(s) by SQUIBB. Upon receiving this notice LEO shall have the right to license another party either on an exclusive or non-exclusive basis to market the Licensed Product(s) in the Territory. SQUIBB will cooperate fully with any additional licensee in assisting them in obtaining an approved NDA for the marketing of Licensed Product(s). In order to enable SQUIBB to render this assistance, LEO, upon receiving the above notice shall notify SQUIBB within six (6) months of its future plans for marketing the Licensed Product(s) in the Territory.

C. If the Licensed Product(s) become(s) approved in the Territory for any major dermatological indication other than psoriasis, or if serious limitations in the use of Licensed Product(s) for psoriasis become apparent, then the size of the minimum payment shall be adjusted.

VI - WORK BY SQUIBB AND LEO

A. Promptly after the effective date of this Agreement LEO shall furnish SQUIBB with all Technical Information presently in LEO's possession which it is free to dis-close. Unless acquired from others on terms which prohibit such disclosure, LEO shall keep SQUIBB informed during the term of this Agreement of all technical data, development and improvements within LEO's Technical Information.

B. As soon as possible LEO will provide SQUIBB with a copy of its complete EEC registration dossier for MC 903 ointment. As SQUIBB intends to introduce the ointment and cream formulations at the same time, LEO will use all reasonable efforts to complete its development of an MC 903 cream and to make available to SQUIBB all the necessary Technical Information for an IND submission.

C. SQUIBB will perform and pay for such preclinical and clinical studies for obtaining FDA approval of Licensed Product(s) which may be necessary in addition to the dossier mentioned under VI B.

     Should carcinogenicity studies be necessary for FDA approval, then LEO agrees to pay 50% (fifty percent) of the documented expenses to such studies provided that LEO and/or LEO's other licensees make use thereof for registration purposes.

     If SQUIBB and LEO decide to collaborate on the development of documentation supporting long-term treatment with MC 903, and if the health authorities in order to approve this indication will require carcinogenicity studies.

          then LEO will share the documented cost of these with 50% (fifty percent).

D. The development of Licensed Product(s) will take place according to a development plan agreed upon by the parties and being part of this Agreement as Appendix 4. It is understood by both parties that this development plan is subject to any changes required by the FDA for the development of the Licensed Product(s).

E. In order to enable SQUIBB to conduct such development work, LEO will provide SQUIBB free of charge with reasonable quantities of Compound and Licensed Product(s).

F. Until NDA approval has been obtained SQUIBB will regularly and at least every three (3) months report to LEO the progress of the development work.

G. LEO is entitled to participate in all important meetings with the FDA provided that such participation does not result in any significant delay.

H. SQUIBB will devote significant dermatological sales force time to the promotion of the Licensed Product(s) during the first two years of marketing. Sales force time during this period will be equivalent to the full time support of at least thirty-five (35) sales representatives.

VII - ADVERTISING AND PROMOTIONAL MATERIALS

SQUIBB shall bear all of the cost and expense of advertising and promoting the Licensed Product(s) in the Territory. LEO and SQUIBB will discuss any relevant issues regarding the promotion of the Licensed Product(s) in the Territory. SQUIBB's advertising and promotional materials shall be in accordance with the claims approved by the FDA.

VIII - ACCOUNTING AND ROYALTY PAYMENT

A. SQUIBB shall render to LEO within ninety (90) days after the end of each calendar half year, a detailed accounting for such period both as to quantities and amount of its sales as subject to royalty payments due for such period.

B. SQUIBB agrees to keep accurate records in sufficient detail to enable the royalties payable hereunder to be determined, and upon LEO's request, shall permit an independent, certified public accountant selected by LEO (except one to whom SQUIBB has some reasonable objection) to have access during ordinary business hours to SQUIBB's records (a) to determine the correctness of any half year report and/or payments made under this Agreement or (b) to obtain information as to the royalty payable for any such period in case of SQUIBB's failure to report or pay pursuant to this Agreement. This right of review shall terminate three (3) years after LEO's receipt of SQUIBB's half year account. Said accountant shall not disclose to LEO any information other than information relating to the accuracy of the reports and payments made under this Agreement and in no event the quantities and prices to individual customers are to be disclosed to LEO.

C. Royalties shall be computed upon Net Sales of Licensed Product(s) within the Territory and shall be remitted in United States Dollars via bank transfer to LEO's bank account: reg. no. 4000 1015966 in Copenhagen Handelsbank, Holmes Kanal 2, KD-1060, CPH-K.

D. If laws or regulations require withholding of taxes imposed upon LEO on account of royalties accruing under this Agreement, such taxes will deducted by SQUIBB from such remittable royalty and will be paid by SQUIBB to the proper taxing authority. Proof of payment shall be secured and sent to LEO as evidence of such payment.

E. No royalty shall be payable to LEO hereunder in respect of the sale, transfer or disposal among SQUIBB and its Affiliates of the Licensed Product(s). In such case, the royalty shall become due on the sales by SQUIBB or its Affiliates to any third parties other than its Affiliates.

F. In no cases shall the sums received by LEO as royalties for sale of Licensed Product(s) be returned to SQUIBB unless found to be in error.


IX - PATENT PROTECTION AND VALIDITY

A.   LEO agrees to prosecute and maintain the Patents within the Territory.

B. LEO agrees within reasonable limits to protect from infringement of the Patents and SQUIBB shall notify LEO of any such infringement. When a third party, in SQUIBB's opinion, infringes the Patents and the infringement constitutes a substantial unlicensed competition, SQUIBB shall provide LEO with any available evidence of the infringement. LEO shall use all reasonable measures, whether by action, suit, proceeding or otherwise to prevent such infringement. All costs and expenses of such action, suit or other proceeding unless collected from the third party against whom the same is brought, shall be borne by LEO. SQUIBB shall, at LEO's request, cooperate with LEO in all respects including, but not limited to, making available to LEO or its legal representative, all relevant papers, records, information, samples, specimen, and the like. SQUIBB shall use its influence to make any of its employees testify when requested by LEO. Any recovery obtained by LEO as the result of such proceeding, by settlement or otherwise, shall after deduc-tion of cost and expenses involved in such a proceeding be shared by SQUIBB and LEO in the ratio of two (2) to SQUIBB and one(1) to LEO.

C. If LEO refuses to institute an infringement suit that SQUIBB feels is reasonably required, SQUIBB shall have the right to institute such suit at its own expense in the name of LEO or SQUIBB or both. In such event, LEO shall cooperate fully with SQUIBB, at SQUIBB's expense. Any recovery obtained by SQUIBB as the result of such proceeding, by settlement or otherwise, shall be the property of SQUIBB. Should SQUIBB as the result of any such infringement action be forced to grant, or with LEO's acceptance grant, a sublicense to the infringing party, SQUIBB shall pay to LEO the royalties actually received from such sublicensees, or the amount called for in Article III B hereunder, whichever is less. LEO shall use its influence to make any of its employees testify when requested by SQUIBB.

X - THIRD PARTIES PATENT CLAIMS
-------------------------------
A. If a suit is filed by any third party against SQUIBB as defendant alleging that SQUIBB's operation under the licensed Patents and/or the Technical Information constitutes an infringement of the patent rights of the said third party, LEO, upon SQUIBB's request, shall use its best efforts to make available to SQUIBB any relevant records, papers, expert information, samples, formulae and the like, and shall cooperate in such defense with SQUIBB as may be reasonably requested by it.

     In case of such litigation or threat thereof, SQUIBB shall notify LEO promptly. Should SQUIBB decide not to take up the defense, LEO may at its entire discretion take up the defense itself, but is under no obligation to do so. If and when LEO takes up a defense SQUIBB shall, upon LEO's request, assist LEO to the best of its ability with legal and technical advice and assistance, evidence, and documentation. Notwithstanding the above, SQUIBB reserves the right to settle any suit brought by a third party against SQUIBB without having LEO defending said suit. 50% (fifty percent) of the royalty payments necessitated by this settlement may be deducted from SQUIBB's obligation under Article III B, provided that this deduction does not reduce the royalty payments in Article III B by more than 50%. However SQUIBB shall consult with LEO in case such settlement may involve other payments.

C. This Agreement is deemed to continue in full force, including SQUIBB's obligation to pay full royalty during a pending patent litigation instituted by third party due to SQUIBB's working under LEO's licensed Patent right and/or Technical Information granted hereunder. However, for as long as a litigation is pending SQUIBB shall escrow the royalty due in a bank acceptable to LEO. If SQUIBB is ultimately held liable to any third party who brings suit, then SQUIBB can deduct any payments made to said third party in the form of damages or royalty payments from the above escrow account and then from its obligation under Article III B.

XI - CONFIDENTIALITY

A. Any technical Information conveyed by LEO to SQUIBB under this Agreement shall be considered confidential regardless of designation, and shall, to the extent not published or otherwise properly in the public domain, or not furnished to SQUIBB on a non-confidential basis by a third party having the lawful right to do so, not be disclosed by SQUIBB except to duly authorized governmental agencies where necessary in order to obtain approval to market Licensed Product(s).

B. SQUIBB may have its officers, employees and outside investigators acquainted with the said Technical Information within the limit of necessity for use of Licensed Product(s) imposing upon them the same secrecy obligations as SQUIBB owes hereunder.

XII - HEALTH REGISTRATION
-------------------------

A. With the aim of obtaining the fastest possible FDA approval the regulatory affairs department of SQUIBB and LEO shall collaborate on filing of an NDA. SQUIBB shall bear all regulatory expenses related to SQUIBB's submissions of an NDA with the FDA.

B. By termination of this Agreement prior to the contractual period as provided for in Article XIII A, or if LEO exercises its right under Article XII, SQUIBB shall permit LEO or a designee of LEO to have access to SQUIBB's submission to the FDA and cooperate fully in assisting LEO in obtaining an NDA approval. LEO or its designee shall have the right to use, free of charge, any of the material found in SQUIBB's submission to the FDA in any manner LEO deems appropriate. SQUIBB agrees to provide LEO within reasonable limits with available additional information about Licensed Product(s) which LEO or its designee reasonably needs for taking over the FDA submission. In case a marketing license has been granted by the FDA, such license shall be transferred to LEO free of charge.

     The provisions above shall, however, not be applicable to LEO in the event the termination is caused by defaults or breaches by LEO of any of the provisions of this Agreement, and such defaults or breaches having been claimed by SQUIBB with reference to Articles XIII C and XIII D.

XIII - DURATION OF LICENSE

A. This Agreement shall become effective on the date of execution hereof by the parties hereto and shall continue in full force and effect as provided herein unless modified or terminated in accordance with any of the provisions hereof, until the expiration of the last to expire Patent under this Agreement or until the end of a fifteen (15) years period commencing on the date of SQUIBB's first commercial sale of a Licensed Product in the Territory, whichever period is longer, but full royalty shall be paid as provided for under Article III only during the life of the Patents.

B. In the event that SQUIBB has not obtained FDA approval of a Licensed Product on or before five (5) years after the effective date of this Agreement, and if SQUIBB cannon give LEO reasonable evidence that it has been diligent in seeking such approval or upon SQUIBB's voluntary discontinuance of marketing of Licensed Product(s) for a period of more than twelve (12) consecutive months, LEO shall have the right upon sixty
     (60) days' notice to SQUIBB to change the license granted under this Agreement to a non-exclusive license.

C. In the event that SQUIBB and LEO agree that further development and commercialization of Licensed Product(s) no longer are sound due to therapeutic or economic reasons, then either party can with six (6) months prior notice terminate this Agreement. In the event the parties cannot agree then SQUIBB can with another six (6) months notice terminate this Agreement. In case of termination SQUIBB will fully cooperate with LEO in finalizing ongoing studies, but SQUIBB shall not be obligated to make any further payments to LEO that are or become due pursuant to Articles III, IV and V on or after the effective date of the termination.

D. In the event that one of the parties hereto materially defaults or breaches any of the provisions of this Agreement, the other party shall have the right to cancel the license herein granted upon sixty (60) days' written notice, provided, however, that if the party in default within the sixty days' period referred to, remedies the said default or breach, the license herein granted shall continue in full force and effect.

E. This Agreement shall automatically terminate if the license and right herein granted shall terminate pursuant to Article XIII A.

F.   In the event of termination of this Agreement under the provisions of
     Article XIII A, XIII C or XIII D hereof, SQUIBB shall not be relieved of the duty and obligation to pay in full, royalties accrued and unpaid at the ef-fective date of such termination. In such event, the confidentiality obligations of Articles XI A, XI B and XIV A shall continue.


XIV - DEVELOPMENTS

A. SQUIBB agrees to place at the disposal of LEO all developments and experience initiated or acquired by SQUIBB with respect to the manufacture and use of Licensed Product(s) and grants to LEO and its Affiliates the right to use such developments and experience, free of charge, in the manufacture or use of Licensed Product(s), as far as SQUIBB is free to do so. SQUIBB also grants to LEO and its Affiliates a non-exclusive, royalty-free license under patents relating to such inventions made by SQUIBB during the term of this Agreement that cover Compound and Licensed Product(s), their use, their production and/or intermediates used in their production. The confidentiality and secrecy provisions of Articles XI A and XI B shall be applied by LEO to information conveyed to LEO under this
     Article XIV. SQUIBB will consider the terms under which such developments and improvements might be offered to LEO's other licensees.

B. Similarly LEO will without additional payment put at SQUIBB's disposal all developments and improvements with respect to Licensed Product(s) in the Territory to the extent that they are initiated by LEO. Developments and improvements generated by LEO's other licensees will be offered to SQUIBB on terms to be negotiated if LEO is free to do so.

C. The right granted under Article XIV A to make use of SQUIBB's developments and experience, and the non-exclusive royalty-free license under patents covering such developments, shall not terminate with the termination of this Agreement, and on expiry or termination of this Agreement SQUIBB shall at LEO's request and free of charge make available to LEO all such experience and information then in its possession to the extent they have not reached LEO on the day of termination in the form of written descriptions including detailed reports. The provision above, shall, however, not be applicable to LEO in the event that the termination is caused by defaults or breaches by LEO of any of the provisions of this Agreement, and such defaults or breaches have been claimed by SQUIBB with reference to Article XIII D.

XV - TRADE MARK

A. SQUIBB shall be entitled to sell Licensed Product(s) under SQUIBB's own trade mark(s), it being understood that LEO shall be informed of the trade mark(s) to be used by SQUIBB.

B. All packaging material shall indicate Licensed Products from Leo Pharmaceutical Products Ltd., including, whenever practical, the LEO logo and the Assyrian Lion. The packaging and promotional material shall be sent to LEO for its review and comment but final approval will be solely the responsibility of SQUIBB.

C. Upon expiration of this Agreement under Article XIII A, SQUIBB shall have a fully paid up license to market the Licensed Product(s) in the Territory without any further obligation or payment.

XVI - RESPONSIBILITIES OF PARTIES

A. Both LEO and SQUIBB shall observe all applicable laws and regulations in effect in fulfilling their obligations under this Agreement.

B. Both LEO and SQUIBB shall be responsible for their respective commissions and omissions under this Agreement and shall indemnify each other accordingly against all costs and expenses related to third party claims. The development risks (relating to risks inherent in the development of the Compound and/or Licensed Product(s)) shall be borne by LEO to the extent that LEO is held legally liable for such development risks.

C. In any cash under the preceding paragraph (B), where SQUIBB or LEO is to indemnify the other, the control of the defense of any action for/or on any such expense, claim, demand or cause of action and of negotiations for settlement and compromise thereof, shall repose with the party who according to (B) above seems to be the responsible party, except that nothing in this paragraph shall be construed to relieve either party hereto of the obligation to give the other all reasonable cooperation, assistance and authority necessary to permit full and complete defense of any action; provided, however, that no party will settle any of such claims without consent of the other party; however, such consent shall not be unreasonably withheld. Both parties shall, if desired, be allowed to participate, at their own expense, directly or through a representative e.g. their product liability insurers, in any action.

D. SQUIBB and LEO shall each promptly inform the other of any information pertaining to potential risks of Compound and/or Licensed Product(s), especially any severe adverse reactions, side effects and drug interactions. In the event LEO shall, because of severe adverse reactions, side effects or drug interactions, deem it necessary to terminate the sale of any or all Licensed Products by LEO in the Territory, LEO shall notify SQUIBB prior to taking any such action and both parties shall try to mutually agree on the necessary steps to be taken. In the event the parties do not arrive at such mutual agreement then both LEO and SQUIBB shall be entitled to terminate the sales of any or all Licensed Products to the extent which they deem necessary. If SQUIBB continues to sell the Licensed Product(s) after LEO has terminated the sale of Licensed Product(s) after LEO has terminated the sale of Licensed Product(s) in the Territory due to the events described in this Article XVI D, then SQUIBB shall have full and sole liability and bear all indemnification under Article XVI B and XVI C.

E. Any supply agreement which LEO and SQUIBB may enter into shall incorporate by reference or be deemed to have incorporated by reference all the terms and conditions of this Article XVI.

XVII - ASSIGNABILITY

This Agreement and the licenses and rights herein granted shall be binding upon, and shall inure to the benefit of successors of the parties hereto, or to any assignee of all of the good will and entire business and assets of a party hereto relating to pharmaceuticals, but shall not otherwise be assignable without the prior written consent of the other party.

XVIII - AMENDMENT OF AGREEMENT

In the event that an unexpected incident renders performance of this Agreement physically or legally impossible, including incompatibility with U.S. laws, both parties agree to negotiate an appropriate amendment to the Agreement. The Agreement shall not be changed or modified orally.

XIX - STATUS OF PRIOR AGREEMENTS

This Agreement constitutes the entire Agreement between the parties hereto with respect to the within subject matter and supersedes all previous agreements, whether written or oral.

XX - FORCE MAJEURE

Neither party shall be responsible for a failure or delay in performance of any of its obligations hereunder due to force majeure such as war, insurrection, strikes, lock-outs, acts of God, governmental action or any other contingency beyond its control.

XXI - GOVERNING LAW

This Agreement shall be governed by the laws of the party being sued, in all respects of validity, construction and performance thereof. In the event SQUIBB is the party being sued, this shall mean the laws of the State of New Jersey, United States of America, and the appropriate forum for such suit shall be in the State of New Jersey. In the event LEO is the party being sued, this shall mean the laws of the Kingdom of Denmark and the appropriate forum shall be the Maritime and the Commercial Court in Copenhagen.

XXII - NOTICES

Any notice hereunder shall be deemed to be sufficiently given if sent by registered mail, or by international telex:

      In the case of LEO to:
                              Leo Pharmaceutical Products Ltd.
                              Att.: The Managing Director
                              Industriparken 55
                              DK-2750 Ballerup
                              Denmark

                              Telex:   35147    leo dk


      In the case of SQUIBB to:
                              E.R. SQUIBB & SONS INC.
                              Att.: The President
                              P.O. Box 4000
                              Princeton, N.J. 08543-4000
                              USA

                              Telex:   843334   squibb prin

or to such other address as the addressee shall have last furnished in writing to the addressor.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate by their authorized officers as of the date below written.

LEO PHARMACEUTICAL PRODUCTS LTD.
A/S (LOVENS KEMISKE FABRIK
PRODUKTIONSAKTIESELSKAB)                E.R. SQUIBB & SONS INC.

By: /s/ [ILLEGIBLE]                     By: /s/ [ILLEGIBLE]
    ----------------------------            ---------------------------------

Title: /s/ [ILLEGIBLE]                  Title: /s/ [ILLEGIBLE]
       -------------------------               ------------------------------

Date: 28-9-1989                         Date: 28-9-1989
      --------------------------              -------------------------------

                                   APPENDIX 1

                                   "PATENTS"






                   U.S. Application Serial Number 07/034,391

                                   Filing Date 03/18/87

                                   APPENDIX 2
                                   "Compound"



Structural formula of MC 903:


                           [STRUCTURAL FORMULA GRAPHIC]





MC 903 is a colourless, crystalline vitamin D analogue with the formula C2?H??O3 (molecular weight 412.62).

                                   APPENDIX 3
                                     Supply


In accordance with discussions between SQUIBB and LEO the parties have agreed as follows:



1. SQUIBB shall purchase from LEO (or an Affiliate of LEO) and LEO shall sell to SQUIBB, according to Article IV, Licensed Products for use in the Territory on the following conditions and terms:


2. For the first two (2) years of marketing SQUIBB shall maintain at least three (3) months' inventory of the Licensed Products. SQUIBB shall inform LEO at monthly intervals of the amount of inventory on hand. Three (3) months' inventory shall be determined at any particular time by multiplying by three (3) the average of SQUIBB's monthly sales and samples of the Licensed Products during the preceding six (6) months in which deliveries of the Licensed Products were made by LEO.

                                                              APPENDIX 3. Page 2


3. Not less than three (3) months before commencement of the period SQUIBB shall provide to LEO a rolling delivery schedule for the supply to it of the Licensed Products covering a period of twelve (12) months. Orders specified in the delivery schedule will be confirmed by SQUIBB with a minimum of sixty (60) days' notice prior to dispatch from LEO. Should a particular purchase order call for delivery of amounts of the Licensed Products in excess of the amounts specified in a delivery schedule for a particular month, that portion of the excess which LEO cannot deliver as requested by such purchase order shall be automatically added to and should be delivered in the succeeding month. However, LEO will endeavor to do its utmost to execute the requested delivery.

       Where any individual item of packaging is to be changed, a minimum of four (4) months' notice prior to dispatch following receipt of camera ready artwork will be required.

4. SQUIBB shall remit payment within forty-five (45) days after receipt of each shipment which is sent to SQUIBB.

                                                              APPENDIX 3, Page 3

5. All shipments will be sent to a facility of SQUIBB or to such other place as SQUIBB shall designate, and will be in accordance with the specifications for shipping and packing included with each purchase order. SQUIBB shall pay freight on all such shipments. Delivery will be made to a common carrier as SQUIBB shall direct or to any special carrier which SQUIBB shall designate, and all risk of loss, delay or damage in transit shall be borne by SQUIBB. LEO shall pay all import duties. Acceptance of any consignment shall be made in writing to LEO within forty-five (45) days from receipt. Quality determinations on Licensed Products shall be made strictly in accordance with the specifications mutually agreed upon. For special supply of Licensed Products on which a sterility test is in particular necessary or is required by the FDA, the parties shall discuss and mutually agree in writing on such sterility test to be used by both parties.

                                   APPENDIX 4

                                DEVELOPMENT PLAN

                                                         ELAPSED TIME
                                      YEAR 1                 YEAR 2           YEAR 3
                                   |____________________|_______________|_________________|

Rewrite data                       |______|
to U.S. IND format                 0      4

Manuf. of
clinical supplies                  |______|
at LEO                             0      4

Prepare Physician's                |______|
Brochure                           0      4

Develop labels and
blinding codes for                 |______|
clinical trial                     0      4

1372 form                                 |
                                          4

Pre-I.N.D.                         |______|       (can occur at any point prior
                                          4        to I.N.D. submission)

30 day I.N.D. hold                        |___|
                                          4   5

Clinical trials                               |_________|
Phase III study                               5         13

CRF
study                                                   |___|
clean-up                                                13  14

Data                                                        |___|
analysis                                                    14  15

NDA write-up                                                |___________|
and assembly                                                14          20

Submission and Review                                                   |__________________ --
                                                                        20            36-48

                    [LEO PHARMACEUTICAL PRODUCTS LETTERHEAD]

OUR REF.                      YOUR REF.



                                                              September 28, 1989


E.R. SQUIBB & SONS INC.
Princeton, N.J. 08543-4000
U.S.A.


Gentlemen:

Whereas SQUIBB and LEO have entered into an agreement of even date related to MC 903 ("the License Agreement") and LEO are doing extensive research within the vitamin D field with the aim of synthesizing new vitamin D analogues of potential usefulness in the treatment of dermatologic disorders, LEO hereby grant SQUIBB an option to take a license to new vitamin D analogues for systemic and/or topical dermatologic use resulting from the above mentioned research as far as these are covered by patent(s) or patent application(s) filed after August 2, 1985 and before January 1, 1992, however, the option to vitamin D analogues for systemic use will be subject to the condition that it legally and otherwise will be possible to separate dermatologic use from other indications such as cancer and autoimmune diseases.

LEO PHARMACEUTICAL PRODUCTS                                               Page 2
  LOVENS KEMISKE FABRIK                                       September 28, 1989
      [LETTERHEAD]


If LEO after completion of Phase I trials identify one more vitamin D analogues as candidates for further development as agent(s) for treatment of dermatologic disorders LEO will notify SQUIBB and provide the results of their preliminary testing.

SQUIBB will then have a 6-month period to decide whether or not they want to exercise the option and enter into a license agreement.

The terms of such a license agreement shall be negotiated between the parties.


                               Very truly yours,

                      LEO PHARMACEUTICAL PRODUCTS LTD. A/S
                (LOVENS KEMISKE FABRIK PRODUKTIONSAKTIESELSKAB)

                          [W.O. GODTFREDSEN SIGNATURE]
                                W.O. Godtfredsen
                 Director of Research and Development, Dr. Sc.

                             [LEO LOGO LETTERHEAD]

                          LEO PHARMACEUTICAL PRODUCTS
  LEO PHARMACEUTICAL PRODUCTS TRADING LTD. - LEO PHARMACEUTICAL PRODUCTS LTD.
REG. NO. 23.122          PLACE OF REGISTRATION COPENHAGEN        REG. NO. 33.288

                55, INDUSTRIPARKEN - DK-2750 BALLERUP - DENMARK
          TELEPHONE: +45 44 92 38 00 - TELEGRAMS: HORMONLEO.COPEHAGEN
                - TELEX: 35147 LEO DK - TELEFAX: +45 44 94 15 16


OUR REF.                 YOUR REF.



                                                              September 28, 1989

E.R. SQUIBB & SONS INC.
Princeton, N.J. 08543-4000
U.S.A.



Gentlemen:

SQUIBB and LEO have entered into an agreement of even date related to MC 903 ("the License Agreement") and it is foreseen that the parties may find it appropriate as follow-up products to introduce in the Territory combination product(s) containing MC 903 plus one or more other active ingredients.

In such events the parties shall meet and discuss the commercial terms for the combination product(s) in question and the principle shall be that LEO's part of the revenue from the sale of such combination product(s) shall be similar to LEO's revenue obtained under the License Agreement from sales in the Territory of Licensed Products containing the same amount of MC 903.


                               Very truly yours,

                      LEO PHARMACEUTICAL PRODUCTS LTD. A/S
                (LOVENS KEMISKE FABRIK PRODUKTIONSAKTIESELSKAB)

                             [/S/ W.O. GODTFREDSEN]
                                W.O. Godtfredsen
                 Director of Research and Development, Dr. Sc.

                                 [LEO LOGO LETTERHEAD]

                      LEO PHARMACEUTICAL PRODUCTS LTD. A/S
                (LOVENS KEMISKE FABRIK PRODUKTIONSAKTIESELSKAB)
                           REG.NO.32. 852 COPENHAGEN
                55, INDUSTRIPARKEN - DK-2750 BALLERUP - DENMARK
  TELEPHONE: +45 44 92 38 00 - TELEX: 35147 LEO DK - TELEFAX: +45 44 94 15 16



JM/hs/2.16/A152

                                                                    July 7, 1992

BY FAX AND REGISTERED AIRMAIL

Julius A. Vida, Ph.D., MBA
Vice President Licensing
Bristol-Myers Squibb Company
Pharmaceutical Group
Business Development and Planning
P.O. Box 4000 Princeton,
New Jersey 08543-4000
U.S.A.



Dear Julius,

Attached I return, for B-MS's file, the one copy of the revised MC-903 signed on behalf of Leo by Dr. Poul Rasmussen.

Best regards,

Sincerely,

LEO PHARMACEUTICALS PRODUCTS

[/S/ JAN MULLER]

Jan Muller



cc:  A. Bodnar
     Z. Horovitz
     R. McRae
     J. Marsh
     H. Sussmann


Encl.

                                   AMENDMENT

This Amendment, effective as of the day last below written, by and between LEO PHARMACEUTICAL PRODUCTS LTD. A/S (LOVENS KEMISKE FABRIK
PRODUKTIONSAKTIESELSKAB) of DK-2750 Ballerup, Denmark (hereinafter referred to as "LEO") and E.R. SQUIBB & SONS INC, Princeton, New Jersey 08543-4000, United States of America (hereinafter referred to as "SQUIBB");


                                   WITNESSETH

WHEREAS LEO and SQUIBB have entered into a License Agreement on the vitamin D analogue MC-903 as of September 28, 1989 (hereinafter referred to as "the License Agreement"); and

WHEREAS BRISTOL-MYERS SQUIBB COMPANY has acquired SQUIBB through a merger; and

WHEREAS the parties desire to amend the License Agreement to reflect the changes in SQUIBB's ownership and to accomplish certain other objectives.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties, LEO and SQUIBB agree to amend the License Agreement as follows:

1. The parties to the License Agreement are LEO PHARMACEUTICAL PRODUCTS LTD. A/S (LOVENS KEMISKE FABRIK PRODUKTIONSAKTIESELSKAB) of DK-2750 Ballerup, Denmark (hereinafter referred to as "LEO") and BRISTOL-MYERS SQUIBB COMPANY of 345 Park Avenue New York, NY 10154-0037, U.S.A. (hereinafter referred to as "BRISTOL-MYERS SQUIBB"); and all references to SQUIBB in the Agreement shall be changed to BRISTOL-MYERS SQUIBB.

2. In view of the already existing delay in the development of Licensed Products according to the development plan in Appendix 4 to the License Agreement, the parties agree to replace said Appendix 4 with the attached new development plan which is thus to be considered part of the License Agreement as Appendix 4.

3.   Paragraph III A is amended to read as follows:
          Within 30 (thirty) days from the full execution date of this Agreement, BRISTOL-MYERS SQUIBB shall pay to LEO in Ballerup a down payment of $1,000,000 (one million United States Dollars) [Paid 1989]. Not later than 30 (thirty) days after BRISTOL-MYERS SQUIBB's submission of a New Drug Application (NDA) to the FDA covering the treatment of psoriasis with a Licensed Product in the form of an ointment, a second installment of $1,000,000 (one million United States Dollars) shall be paid to LEO. Not later than 30 (thirty) days after BRISTOL-MYERS SQUIBB's submission of an NDA to the FDA covering treatment of psoriasis with a Licensed Product in the form of a cream, a third installment of $500,000 (five hundred thousand United States Dollars) shall be paid to LEO. Not later than 30 (thirty) days after having obtained final FDA approval for the marketing of a Licensed Product in the form of an ointment, a fourth installment of $1,000,000 (one million United States Dollars) shall be paid to LEO. Not later than 30 (thirty) days after having obtained final FDA approval for the marketing of a Licensed Product in the form of a cream, a fifth installment of $500,000 (five hundred thousand United States Dollars) shall be paid to LEO. Not later than 30 (thirty) days after BRISTOL-MYERS SQUIBB's submission of an NDA to the FDA seeking an indication for continued use of a

          Licensed Product following the apparent resolution of psoriatic lesion(s)(long-term treatment) a sixth installment of $500,000 (five hundred thousand United States Dollars) shall be paid to LEO. Not later than 30 (thirty) days after having obtained final FDA approval for the marketing of a Licensed Product having a claim for long-term treatment, a seventh installment of $500,000 (five hundred thousand United States Dollars) shall be paid to LEO.

          It is to be understood that no part of the down payments paid to Leo hereunder shall be refunded to BRISTOL-MYERS SQUIBB for any reason whatsoever.

4.   Paragraph VI F is amended to read as follows:

          Until approval of an NDA (New Drug Application) has been obtained, BRISTOL-MYERS SQUIBB will regularly and at least every three (3) months report to LEO, in writing, the progress of the development work. BRISTOL-MYERS SQUIBB representatives will also be available to meet semi-annually with representatives of LEO in the United States for the purpose of reporting progress in the development of Licensed Products.

5. In consideration of the new development plan in Appendix 4, Paragraph XIII B is amended to read as follows:

          In the event that BRISTOL-MYERS SQUIBB has not submitted an application for FDA approval of a Licensed Product in accordance with the developmental plan in Appendix 4, and if BRISTOL-MYERS SQUIBB cannot give LEO reasonable evidence that it has been diligent in adhering to such development plan, or upon BRISTOL-MYERS SQUIBB's voluntary discontinuance of marketing of Licensed Products for a period of more than twelve (12) consecutive months, LEO shall have the right upon sixty (60) days' notice to BRISTOL-MYERS SQUIBB to change the conditions granted under this Agreement to a non-exclusive license.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed in duplicate by their authorized officers.

LEO PHARMACEUTICAL PRODUCTS LTD.
A/S (LOVENS KEMISKE FABRIK
PRODUKTIONSAKTIESELSKAB)                     BRISTOL-MYERS SQUIBB COMPANY

By: /s/ Poul Rasmussen                       By: /s/ Julius A. Vida
    ---------------------------------            ------------------------------
        Poul Rasmussen                               Julius A. Vida

Title:                                       Title:
       ------------------------------               ---------------------------
       Director R&D                                 Vice President, Licensing

Date:                                        Date:
      -------------------------------               ---------------------------
      July 6, 1992                                  July 1, 1992

                                [Decision Path]
                                     [1993]

                  [CALCIPOTRIENE CREAM DECISION PATH GRAPHIC]

                   [CALCIPOTRIENE GEL DECISION PATH GRAPHIC]

                   BMS-181161 CALCIPOTRIENE (OINT.) GRAPHIC]

                   [BMS-181161 CALCIPOTRIENE (OINT.) GRAPHIC]

                     SECOND AMENDMENT OF LICENSE AGREEMENT

                              MC-903/CALCIPOTRIENE

     Agreement made as of the 8th day of April, 1993 by and between LEO PHARMACEUTICAL PRODUCTS, LTD. A/S (LOVENS KEMISKE FABRIK PRODUKTIONSAKTIESELSKAB), a corporation duly organized and validly existing under the laws of Denmark having an address at Industriparken 55, DK-2750 Ballerup, Denmark ("LEO"), and BRISTOL-MYERS SQUIBB COMPANY a corporation duly organized and validly existing under the laws of the State of Delaware, having an address at 345 Park Avenue, New York, N.Y. 10154-0037 ("BRISTOL-MYERS SQUIBB").

WHEREAS the parties have entered a License Agreement dated September 28, 1989, as amended July 6, 1992, in respect of the Compound and Licensed Product(s); and

WHEREAS the parties agree that it is in their mutual best interest to amend said Agreement in accordance with the terms and conditions set forth below.

NOW THEREFORE in consideration of the premises and mutual promises, the parties agree as follows:

1. Article I, Paragraph E, is amended to delete the words "less five percent (5%) of said adjusted gross invoice price" from the definition.

2. Article II of the Agreement is amended to delete that portion of Article II beginning with the words "LEO retains the right..." and ending with the words "...interests of both parties". Article II is further amended by the addition of the following:

               BRISTOL-MYERS SQUIBB agrees to promote Licensed Product and conduct Phase IV research with Licensed Product in accordance with Schedules A (Sales Force Promotion) and B (Calcipotriene Research) attached hereto.

3. Article III, Paragraph B, is amended to delete that portion of the second sentence beginning with the words "The royalty rate..." and ending with the words "(fifteen million United State Dollars);". Article III, Paragraph B, is further amended by the addition of the following in place of the deleted portion:
               The royalty rate will be 10% (ten percent) of Net Sales;

4. Article IV, Paragraph B, is amended to delete the first three sentences of that Paragraph. Article IV, Paragraph B, is further amended by the addition of the following in place of the deleted sentences:

               The Bulk Price from LEO shall be the lesser of i) 23% of the weighted average of BRISTOL-MYERS SQUIBB's Net Sales

     Price of Licensed Product or ii) the total of (a) 23% of the "inflation adjusted capped selling price" (as defined in the Supply Agreement) plus
     (b) 23% of one-half the difference between such "inflation adjusted capped selling price" and the weighted average of BRISTOL-MYERS SQUIBB's Net Sales Price of Licensed Product. The "inflation adjusted capped selling price" in 1989 is U.S. $15 per 30 gram tube, U.S. $30 per 60 gram tube and U.S. $50 per 100 gram tube. The "inflation adjusted capped selling price" shall be adjusted once each year effective January 1, in an amount equal to the increase in the United States Consumer Price Index published by the U.S. Department of Labor for the twelve month period ending the prior October 31.

5. Article IV, Paragraph E, is deleted and the following Paragraph E is added in its place:

     E. For purposes of sampling, LEO will supply BRISTOL-MYERS SQUIBB with Licensed Product(s) in quanities to be agreed upon. LEO will supply samples at the lesser of the Cost Price or "Maximum Sample Price". The parties shall mutually agree on the ideal size or sizes of Licensed Product(s) for distribution as free samples. A 3 gram sample is the planned sample size on the Effective Date of this Agreement. LEO's Cost Price for the 3 gram sample in 1993 is $0.35. The "Maximum Sample Price" in 1993 is

               $0.35/3 gram sample. The "Maximum Sample Price" is adjusted for inflation once each year effective January 1, in an amount equal to the increase in the official Danish Consumer Price Index for the twelve month period ending the prior October 31.

6. Article VI, Paragraph E is amended by deletion of the words "such development work" and by their replacement with the words "development work and other preclinical and clinical research whether prior to or after FDA approval."

7.   Article VI, Paragraph H, is deleted.

8. Article XII, Paragraph B, is amended by the deletion of the words "or if LEO exercises its rights under Article II,".

9.   Article XV is amended by the addition of the following:

          D. LEO agrees to assign to BRISTOL-MYERS SQUIBB all of its right, title and interest in and to the United States trademark DOVONEX. BRISTOL-MYERS SQUIBB agrees not to use such trademark outside the Territory.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers.

LEO PHARMACEUTICAL PRODUCTS LTD.                   BRISTOL-MYERS SQUIBB COMPANY
A/S (LOVENS KEMISKE PABRIK
PRODUKTIONSAKTIESELSKAB)



By:                                       By: /s/ Jeffrey B. Marsh
   -----------------------------              ---------------------------------
                                              Jeffrey Marsh


Title:                                    Title: President
       -------------------------                 Westwood-Squibb
                                                 Pharmaceuticals Inc.


Date:                                     Date:  4/8/93
   -----------------------------              ---------------------------------

                                   EXHIBIT D

                    VITAMIN D ANALOGUE MC 903/CALCIPOTRIENE

                            PRODUCT SUPPLY AGREEMENT

     Agreement made as of the 8th day of April, 1993 (the Effective Date) by and between LEO PHARMACEUTICAL PRODUCTS, LTD. A/S (LOVENS KEMISKE FABRIK PRODUKTIONSAKTIESELSKAB), a corporation duly organized and validly existing under the laws of Denmark having an address at Industriparken 55, DK-2750 Ballerup, Denmark (hereinafter referred to as "LEO"), and BRISTOL-MYERS SQUIBB COMPANY a corporation duly organized and validly existing under the laws of the State of Delaware, having an address at 345 Park Avenue, New York, N.Y. 10154-0037 ("BRISTOL-MYERS SQUIBB").


                              W I T N E S S E T H

     WHEREAS, the parties have executed an Agreement on September 28, 1989, amended July 6, 1992, further amended on the date of this Agreement, in respect of the Vitamin D analogue MC 903/calcipotrine (Compound) and pharmaceutical compositions and dosage units containing Compound which can be used in the dermatological field (Licensed Product(s)); and

     WHEREAS, LEO is engaged in the manufacture and sale of Compound and Licensed Product(s) and has agreed to supply same to BRISTOL-MYERS SQUIBB under terms and conditions generally outlined in the above-mentioned Agreement of September 28, 1989.

     NOW THEREFORE, for and in consideration of the premises and mutual promises, the parties agree as follows:


                             ARTICLE I DEFINITIONS

     This Product Supply Agreement will incorporate by reference all definitions set out in the License Agreement dated September 28, 1989. In addition, the following definitions shall apply to this Product Supply Agreement.


     A. Bulk Price shall mean the lesser of i) 23% of the weighted average of BRISTOL-MYERS SQUIBB's Net Sales Price of Licensed Product or ii) the total of
(a) 23% of the "inflation adjusted capped selling price" plus (b) 23% of one-half the difference between such "inflation adjusted capped selling price" and the weighted average of BRISTOL-MYERS SQUIBB's Net Sales Price of Licensed Product.


     The "inflation adjusted capped selling price", based on 1989 prices, is set at U.S.$15/30 gram tube, U.S.$30/60 gram tube and U.S.$50/100 gram tube for all speciality forms. The "inflation adjusted capped selling price" is to be adjusted once each year effective January 1, in an amount equal to the increase in the United States Consumer Price Index published by the U.S. Department of Labor for the twelve month period ending the prior October 31.

     The Bulk Price shall be calculated as provided in this paragraph so long as the weighted average of the BRISTOL MYERS SQUIBB Net Sales Price for Licensed Product (containing 50 micrograms per gram of MC 903/calcipotriene) exceeds the inflation adjusted equivalent of (1989) U.S. $120/kilogram of Licensed Product. The figure U.S. $120/kilogram is to be adjusted once each year effective January 1, in an amount equal to the increase in the official Danish Consumer Price Index for the twelve month period ending the prior October 31. In the event the weighted average of the BRISTOL-MYERS SQUIBB Net Sales Price for all sizes of Licensed Product shall fall below the inflation adjusted equivalent of (1989) U.S. $120/kilogram, and, if in such event, Leo's documented Cost Price shall exceed the calculated Bulk Price then, and only then, shall the Bulk Price for Licensed Product be equal to Leo's Cost Price.

     B. "Filling and Packaging Fee" shall mean an inflation adjusted fee added for each tube filled with bulk Licensed Product, packaged and sold by LEO to BRISTOL-MYERS SQUIBB for commercial sale. The Filling and Packaging Fee is to be adjusted once each year effective January 1, in an amount equal to the increase in the Danish Consumer Price Index for the twelve month period ending the prior October 31. In 1993 the Filling and Packaging Fee in U.S. $0.37/30 gram tube, $0.46/60 gram tube and $0.61/100 gram tube.

     C. "Packaging Materials" shall mean all tubes, cartons, package inserts and shipping cartons necessary for use with Licensed Product. Packaging Materials shall be provided at LEO's net out-of-pocket cost. BRISTOL-MYERS SQUIBB reserves the right to supply such Packaging Materials directly at its sole cost. In 1993, LEO's net out-of-pocket cost for Packaging Materials is $0.28/30 gram package, $0.33/60 gram package and $0.42/ 100 gram package.

                             ARTICLE II - QUANTITY

   During the term of this Agreement, upon receipt of BRISTOL-MYERS SQUIBB's purchase orders, LEO will sell and BRISTOL-MYERS SQUIBB will purchase 100% (one hundred percent) of BRISTOL-MYERS SQUIBB's total requirements of Licensed Product(s) for distribution in the Territory unless circumstances contemplated by this Product Supply Agreement or the Agreement of September 8, 1989 dictate otherwise.

           ARTICLE III PRICE FOR LICENSED PRODUCT INTENDED FOR RESALE

   The price for each unit of Licensed Product intended for resale shall be comprised of the Bulk Price plus the Packaging and Filling Fee plus the cost of Packaging materials (unless supplied by BRISTOL-MYERS SQUIBB).

            ARTICLE IV PRICE FOR LICENSED PRODUCT INTENDED FOR FREE
                                  DISTRIBUTION

      A. For purposes of sampling, LEO will supply BRISTOL-MYERS SQUIBB with Licensed Product(s) in quantities to be agreed upon. LEO will supply samples at the lesser of Cost Price or "Maximum Sample Price".

      B. The parties shall mutually agree on the ideal size or sizes of Licensed Product(s) for distribution as free samples. A 3 gram sample is the planned sample size on the Effective Date of this Agreement.

      C. LEO's Cost Price for the 3 gram sample in 1993 is $0.35.

      D. The "Maximum Sample Price" in 1993 is $0.35/ 3 gram sample. The "Maximum Sample Price" is adjusted for inflation once each year effective January 1, in an amount equal to the increase in the official Danish Consumer Price Index for the twelve month period ending prior October 31.

                                ARTICLE V ORDERS

      A. The parties agree to correspond and/or meet as soon as possible and regularly thereafter, at mutually convenient times and places, to discuss BRISTOL-MYERS SQUIBB's requirements under

     Article II, and the mechanisms that can be established to assure that those requirements are timely met. This is especially important in the start up period, and also with reference to Article VI, Paragraph E.

          B. Three (3) months before the beginning of each quarter BRISTOL-MYERS SQUIBB shall place a firm order in writing to LEO for that quarter, and indicate to LEO, BRISTOL-MYERS SQUIBB's estimated requirements for each of the following 3 quarters and the subsequent 12 months. LEO will supply in a timely manner the quantities adequate to meet BRISTOL-MYERS SQUIBB's orders up to the estimated amounts for the relevant period. Should a particular purchase order call for delivery of Licensed Product in excess of the amounts specified in a delivery schedule for a particular month, that portion of the excess which LEO cannot deliver as requested by such purchase order shall be automatically added to and should be delivered in the succeeding month. However, LEO will endeavor to do its utmost to execute the requested delivery.

          C. For the first two (2) years of marketing BRISTOL-MYERS SQUIBB shall maintain at least three (3) months' inventory of the Licensed Products.

                              ARTICLE VI DELIVERY

          A. All shipments shall be shipped to a facility of BRISTOL-MYERS SQUIBB or to such other place as BRISTOL-MYERS SQUIBB shall designate, and will be in accordance with the delivery instructions and with the Specifications for shipping and packing included with each purchase order. BRISTOL-MYERS SQUIBB shall pay freight on all such shipments. Delivery will be made by LEO to a common carrier as BRISTOL-MYERS SQUIBB shall direct or to any special carrier which BRISTOL-MYERS SQUIBB shall designate, and all risk of loss, delay or damage in transit shall be borne by BRISTOL-MYERS SQUIBB.

     B. LEO shall pay all import duties. BRISTOL-MYERS SQUIBB shall pay customs broker fees.

     C. Licensed Product sold to BRISTOL-MYERS SQUIBB by LEO shall meet the Specifications set forth in Exhibit A attached hereto. LEO shall provide a Certificate of Analysis for every lot of Licensed Product confirming that such Licensed Product has met the Specifications. The Specifications shall be mutually agreed upon and may be changed from time to time upon mutual agreement of the parties except that if any change to the Specifications is mandated by the U.S. Food and Drug Administration (FDA), such change will be deemed acceptable by LEO. However, BRISTOL-MYERS SQUIBB in conjunction with LEO shall determine the feasibility of negotiating such changes with the FDA and/or an appropriate amendment to this Product Supply Agreement.

     D. BRISTOL-MYERS SQUIBB shall examine Licensed Product within 45 (forty-five) days of receipt and shall advise Leo in writing whether Licensed Product meets or does not meet the Specifications. If Licensed Product does not meet the Specifications LEO will credit the purchase price to the account of BRISTOL-MYERS SQUIBB. LEO will decide, at its own expense, the fate of the Licensed Product in question. Any such rejected Licensed Product shall be replaced by Leo as promptly as possible. If LEO does not agree to the rejection of a Licensed Product the parties will seek the opinion of an independent, and to both parties acceptable, laboratory whose opinion shall be final and binding. The expenses for such expert opinion shall be borne by the party shown to be wrong, or, if the expert cannot place the fault noticed and complained about, then the parties shall share equally the expenses connected with the expert.

         E. Leo shall use its best efforts to implement any change in the Specifications as promptly as possible. Any change in Specifications for the Packaging Materials shall be implemented not less than four months after receipt by LEO of camera ready artwork. BRISTOL-MYERS SQUIBB shall hold LEO harmless for any Packaging Material which LEO has bought as a result of BRISTOL-MYERS SQUIBB's forecasting in accordance with this Product Supply Agreement provided, however, that Bristol-Myers Squibb's indemnity liability under this Paragraph shall not exceed the cost of six months of any Packaging Material from the date of initial notification of the packaging change.

      F. If any change in Specifications is requested by LEO, and is agreed to by BRISTOL-MYERS SQUIBB, it is mutually agreed that if such change requires prior approval by FDA, such change will not be implemented in respect of Licensed Products sold to BRISTOL-MYERS SQUIBB until such change has been so approved.

                               ARTICLE VII PAYMENT

      A. A LEO invoice shall accompany each shipment of Licensed Product. Because the precise Net Sales Price for Licensed Product will not be known at the time of shipment by LEO, the LEO invoice shall reflect the estimated Net Sales Price based upon the most recent information available to LEO.

      B. BRISTOL-MYERS SQUIBB shall pay the invoiced amount for Licensed Product in U.S. dollars within 45 (forty-five) days after receipt at the facility specified in the delivery instructions.

      C. Adjustments to correct the invoiced amount shall be made promptly following receipt of information on the actual Net Sales Priced realized on the resale of Licensed Product.

                        ARTICLE VIII QUALITY ASSURANCES

      A. Leo warrants that Licensed Product sold to BRISTOL-MYERS SQUIBB is of pharmaceutical grade and quality suitable for human use and that it meets the Specifications attached hereto as such Specifications may be revised from time to time as provided herein and that such Licensed Product conforms to any further affirmations of fact as may be made on or in any other documentation associated or related to such Licensed Product.

      B. In the event BRISTOL-MYERS SQUIBB determines that any Licensed Product already in interstate commerce in the Territory presents a risk or injury or gross deception or is otherwise defective and that recall of such Licensed Product is appropriate, BRISTOL-MYERS SQUIBB shall conduct such recall in accordance with FDA guidelines. LEO shall fully cooperate with BRISTOL-MYERS SQUIBB in the investigation of the cause of the recall. If the parties agree that the cause of the recall was the fault of LEO, LEO shall reimburse the full BRISTOL-MYERS SQUIBB cost and expense associated with such recall provided however, that Leo's liability under this provision shall not extend to consequential damages associated with such need.

      C. Leo agrees to permit representatives of BRISTOL-MYERS SQUIBB to visit and inspect, at reasonable times to be mutually agreed upon, the LEO facilities (and all appropriate and relevant documentation) at which Licensed Product and Compound are produced and packaged, to confirm LEO's conformity with the Specifications and with any applicable regulations of FDA. In the event such representatives conclude that any non-conformity with such Specifications or regulations is continuing, the parties shall use their respective best efforts to resolve the issue as quickly as possible.

              ARTICLE IX LEO INABILITY TO SUPPLY LICENSED PRODUCT

      Should LEO for any reason be unable to supply Licensed Product for more than 45 (forty-five) days beyond the agreed delivery date in a firm purchase order, then BRISTOL-MYERS SQUIBB shall be entitled to purchase Compound from LEO and to formulate Licensed Product(s) for as long as the inability to supply shall continue to exist. The price for Compound shall reflect not only the cost avoided by LEO in producing Licensed Product(s) but shall also take into account the BRISTOL-MYERS SQUIBB cost to produce Licensed Product(s) from such Compound in a packaged form for resale comparable to the form(s) received from LEO. The intent of this provision is that the BRISTOL-MYERS SQUIBB price for Compound together with the full BRISTOL-MYERS SQUIBB cost associated with converting such Compound to Licensed Product shall be no more than the then current price paid by BRISTOL-MYERS SQUIBB to LEO for Licensed Product.

      In the event LEO shall be obligated to supply Compound to BRISTOL-MYERS SQUIBB, the provisions of this Product Supply Agreement, insofar as they are applicable, shall apply to sale and deliveries of such Compound.

      If, and for as long as Leo should for any reason be unable to supply Compound, BRISTOL-MYERS SQUIBB shall be entitled to manufacture or have manufactured, the Compound and to formulate Licensed Products under the royalty payable pursuant to Article III of the Agreement dated September 28, 1989 and amended on the date of this Agreement. In such cases LEO will provide BRISTOL-MYERS SQUIBB with the Know-How and assistance required by BRISTOL-MYERS SQUIBB for formulation and/or manufacture, as the case may be.

                            ARTICLE X FORCE MAJEURE

      LEO's and/or BRISTOL-MYERS SQUIBB's failure to fulfill any obligations hereunder when due, shall be excused by strikes, riots, war, invasion, acts of God, fire, explosion, floods, delay of carrier, shortages or failures in the supply of material, acts of government agencies or instrumentalities, judicial action, labor trouble, and other contingencies beyond the control of the party to be excused. In the event force majeure prevents LEO from supplying Licensed Product or Compound the provisions of Article IX of this Product Supply Agreement shall apply.

                                ARTICLE XI NOTICE



Whenever provision is made herein for the giving of notice by one party to the other, such notice shall be deemed to have been effectively given by mailing the same properly addressed, postage prepaid, to the party to be notified at its address set forth herein:

For LEO:

Managing Director

LEO Pharmaceutical Products Ltd.

Industriparken 55

DK 2750 Ballerup

Denmark

For BRISTOL-MYERS SQUIBB:

President

Westwood-Squib Pharmaceuticals, Inc.

100 Forest Avenue

Buffalo, N.Y. 14213, U.S.A


                                ARTICLE XII TERM

This Product Supply Agreement shall be effective upon signing and shall effective upon signing and shall continue in effect for a period of 15 (fifteen) years from the date of first commercial sale of Licensed Product. Not less than 18 (eighteen) months prior to the scheduled expiration of this Supply Agreement the parties shall meet to determine whether there is mutual interest in renewing this Supply Agreement irrespective of the expiration of the License Agreement. If the parties mutually agree to renew this Supply Agreement the parties shall negotiate in good faith the terms and conditions of any such renewal.


                       ARTICLE XIII TERMINATION FOR CAUSE


      This Product Supply Agreement may also be terminated by a party in the event the other party shall default in any of its obligations hereunder, or in the event such other party becomes insolvent in a legal or equitable sense, or a petition of bankruptcy is filed by or against such other party. If a party shall default in any of its obligations, it shall have 90 (ninety) days from the date of default notice to cure such default.

      If this Agreement is terminated as a result of LEO's breach, bankruptcy or insolvency, LEO shall provide BRISTOL-MYERS SQUIBB with information, Know-How and assistance sufficient to fully enable BRISTOL-MYERS SQUIBB to manufacture Licensed Products and/or Compound.


                       ARTICLE XIV RIGHTS ON TERMINATION


      Any termination of this Agreement as provided herein shall not relieve either party of any obligation arising hereunder prior to such termination.


                     ARTICLE XV STATUS OF PRIOR AGREEMENTS


      The provisions of this Product Supply Agreement shall prevail over any inconsistent statements or provisions contained in any documents passing between BRISTOL-MYERS SQUIBB and LEO including but not limited to any purchase order, acknowledgement, confirmation or notice, provided however, that in the event of inconsistency with the Agreement dated September 28, 1989, as amended, the provisions of said Agreement and amendments shall prevail over this Product Supply Agreement.


                              ARTICLE XVI LIABILITY


      A. The provisions of Article XVI of the Agreement dated September 28, 1989 are incorporated by reference into this Product Supply Agreement.

      B. Except as specified in Paragraph C below, and in Article VIII B, BRISTOL-MYERS SQUIBB will indemnify and hold LEO harmless against any and all liability, damage, loss, cost, or expense arising out of BRISTOL-MYERS SQUIBB's promotion, distribution sale and use of Licensed Products and Compound sold by LEO to BRISTOL-MYERS SQUIBB hereunder, provided, however, that upon the filing of any such claim or suit, LEO will immediately notify BRISTOL-MYERS SQUIBB thereof and, at BRISTOL-MYERS SQUIBB's cost, permit BRISTOL-MYERS SQUIBB's attorneys to handle and control such claims or suits.

      c. LEO will indemnify and hold BRISTOL-MYERS SQUIBB harmless against any and all liability, damage, loss, cost, or expense arising out of third party suits based upon LEO's negligence in the manufacture of Licensed Products and Compound sold to BRISTOL-MYERS SQUIBB or based upon LEO's failure to conform to the Quality Assurances specified in Article VIII, provided, however, that upon the filing of any such claim or suit BRISTOL-MYERS SQUIBB will immediately notify LEO thereof, and at LEO's cost permit LEO's insurers/attorneys to handle and control such claims or suits.

                           ARTICLE XVII GOVERNING LAW

      The present Agreement shall be governed by the laws of the party being sued, in all respects of validity, construction and performance thereof. In the event BRISTOL-MYERS SQUIBB is the party being sued, this shall mean the laws of the State of New Jersey, United States of America and the appropriate forum for such suit shall be in the State of New Jersey. In the event LEO is the party being sued, this shall mean the laws of the Kingdom of Denmark and the appropriate forum shall be the Maritime and the

Commercial Court in Copenhagen.

                           ARTICLE XVIII ASSIGNMENTS

      The parties acknowledge that WESTWOOD-SQUIBB PHARMACEUTICALS, Inc., a wholly owned subsidiary of BRISTOL-MYERS SQUIBB COMPANY shall be responsible for the sale and marketing of Licensed Product in the Territory. No additional Agreement shall be necessary between LEO and WESTWOOD-SQUIBB PHARMACEUTICALS, INC.

      This Product Supply Agreement and the rights herein granted shall be binding upon, and shall inure to the benefit of, successors of the parties hereto, or to any assignee of all of the good will and entire business and assets of a party hereto relating to pharmaceuticals, but shall not otherwise be assignable without the prior written consent of the other party.

                               ARTICLE XIX WAIVER

      The failure of either party hereto at any time to require performance by the other party of any provision of this Product Supply Agreement shall not affect the right of such aggrieved party to require future performance of that provision, and any waiver by either party of any breach of any provision of this Product Supply Agreement must be in writing to be effective and shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

      In Witness Whereof, the parties hereto have caused this Agreement to be duly executed in duplicate by their authorized officers.

LEO PHARMACEUTICAL PRODUCTS, LTD. BRISTOL-MYERS SQUIBB COMPANY
A/S (LOVENS KEMISKE FABRIK
(PRODUCKTIONSAKTIESELSKAB)


By:                                       By: /s/ Jeffrey B Marsh
   ------------------------                   -----------------------
                                                  Jeffrey B Marsh
---------------------------                   -----------------------

Title                                     Title PRES; WESTWOOD-SQUIB

Date:                                     Date:      4/8/93
     ----------------------                     ----------------------

                                   Schedule A


                     Sales Force Promotion of Calcipotriene

Westwood-Squibb Pharmaceuticals. Inc. on behalf of Bristol-Myers Squibb will provide the following minimum levels of Sales Force promotion of calcipotriene during the following periods:


First 12 months of promotion:                    95,400 Details

First 12 months of promotion:                   127,900 Details

Years 3-5: 63% of total Westwood-Squibb Sales Force details to dermatologists and primary care physicians

                                   SCHEDULE B

                             CALCIPOTRIENE RESEARCH

PSORIASIS LONG TERM: A one year safety study, open labeled use.

PSORIASIS QD: A once a day vehicle controlled efficacy study versus BID for 8 weeks.

PSORIASIS COMPATIBILITY: A double-blind parallel group. Calcipotriene plus HALOG WESTCORT OR HYTONE to show compatibility.

CALCIPOTRIENE + ULTRAPOTENT STEROID: A double-blind parallel study. Calcipotriene BID versus Ultrapotent in AM calcipotriene PM versus Ultrapotent BID for 2 weeks.

HIGH DOSE USAGE: A safety study to determine effect of 30g calcipotriene per day on bone metabolism parameters.

SKIN THINNING EVALUATION: Calcipotriene versus vehicle and calcipotriene versus a steroid to assess skin thinning potential.

MODE OF ACTION: Dr. Voorhees study to assess receptor binding activity.

SKIN EFFECTS: To evaluate the effect of calcipotriene on the histology of the skin.

CALCIPOTRIENE VS. LIDEX: A double-blind parallel BID study of calcipotriene versus LIDEX for six weeks.